UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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DOLBY LABORATORIES, INC.

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Dolby Laboratories, Inc.

100 Potrero Avenue

San Francisco, California 94103

(415) 558-0200

December 23, 2014

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of Dolby Laboratories, Inc. to be held on Tuesday, February 3, 2015, at 10:30 a.m. Pacific Standard Time at our principal executive offices located at 100 Potrero Avenue, San Francisco, California 94103. We are making available the accompanying Notice of Annual Meeting, Proxy Statement and form of proxy card or voting instruction form to you on or about December 23, 2014.

We are pleased to furnish proxy materials to stockholders primarily over the internet. We believe that this process expedites stockholders’ receipt of proxy materials, lowers the costs of our Annual Meeting, and conserves natural resources. On or about December 23, 2014, we mailed our stockholders a notice that includes instructions on how to access our Proxy Statement and 2014 Annual Report and how to vote online. The notice also includes instructions on how you can receive a paper copy of your Annual Meeting materials, including the Notice of Annual Meeting, Proxy Statement and proxy card or voting instruction form. If you elected to receive your Annual Meeting materials by mail, the Notice of Annual Meeting, Proxy Statement and proxy card or voting instruction form were enclosed. If you elected to receive your Annual Meeting materials via e-mail, the e-mail contains voting instructions and links to the 2014 Annual Report and the Proxy Statement, both of which are available at http://investor.dolby.com/annuals-proxies.cfm.

Details regarding admission to, and the business to be conducted at, the Annual Meeting are described in the accompanying Notice of Annual Meeting and Proxy Statement. A copy of our 2014 Annual Report is included with the Proxy Statement for those stockholders who are receiving paper copies of the proxy materials.

Your vote is important. Regardless of whether you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote over the internet, by telephone or by mailing a proxy card or voting instruction form. Please review the instructions on the proxy card or voting instruction form regarding each of these voting options. Voting will ensure your representation at the Annual Meeting regardless of whether you attend in person.

Thank you for your ongoing support of Dolby Laboratories, Inc.

Sincerely yours,

Kevin Yeaman

President and Chief Executive Officer

Dolby Laboratories, Inc.

Notice of Annual Meeting of Stockholders

to be held on February 3, 2015

To the Stockholders of Dolby Laboratories, Inc.:

The Annual Meeting of Stockholders of Dolby Laboratories, Inc., a Delaware corporation, will be held at our principal executive offices located at 100 Potrero Avenue, San Francisco, California 94103 on Tuesday, February 3, 2015, at 10:30 a.m. Pacific Standard Time, for the following purposes:

1.	To elect nine directors to serve until the 2016 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To vote upon a proposal to amend and restate our 2005 Stock Plan to reserve an additional 9 million shares of our Class A Common Stock for issuance thereunder and make certain other changes as described in the Proxy Statement accompanying this Notice;

3.	To hold an advisory vote to approve the compensation of our Named Executive Officers as described in the Proxy Statement accompanying this Notice;

4.	To ratify the appointment of KPMG LLP as Dolby’s independent registered public accounting firm for the fiscal year ending September 25, 2015; and

5.	To transact such other business as may properly come before the Annual Meeting and any postponement, adjournment or continuation of the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. We are not aware of any other business to come before the Annual Meeting.

Only stockholders of record as of the close of business on December 10, 2014 and their proxies are entitled to notice of and to vote at the Annual Meeting and any postponement, adjournment or continuation thereof.

All stockholders are invited to attend the Annual Meeting in person. Any stockholder attending the Annual Meeting may vote in person even if the stockholder returned a proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a “legal proxy” issued in your name from the record holder giving you the right to vote the shares. You will need to bring proof of ownership to enter the Annual Meeting.

By Order of the Board of Directors

Andy Sherman

Secretary

December 23, 2014

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE ENCOURAGE YOU TO READ THE PROXY STATEMENT ACCOMPANYING THIS NOTICE AND SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. YOU MAY SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS FOR THE ANNUAL MEETING BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD OR VOTING INSTRUCTION FORM IN THE PRE-ADDRESSED ENVELOPE PROVIDED, OR, IN MOST CASES, BY USING THE TELEPHONE OR THE INTERNET. FOR SPECIFIC INSTRUCTIONS ON HOW TO VOTE YOUR SHARES, PLEASE REFER TO THE SECTION ENTITLED “ADDITIONAL MEETING MATTERS” IN THE PROXY STATEMENT ACCOMPANYING THIS NOTICE AND THE INSTRUCTIONS ON THE PROXY CARD OR VOTING INSTRUCTION FORM. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN A “LEGAL PROXY” ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

PROXY STATEMENT SUMMARY

This summary highlights certain information contained elsewhere in this Proxy Statement. You should read the entire Proxy Statement carefully before voting as this summary does not contain all of the information that you should consider.

2015 Annual Meeting of Stockholders

Date and Time:	Tuesday, February 3, 2015 at 10:30 a.m. Pacific Standard Time
Place:	Dolby’s principal executive offices, 100 Potrero Avenue, San Francisco, California 94103
Record Date:	December 10, 2014

Proposals to Be Voted on at Annual Meeting

Proposal	Board Recommendation	Page Number for Additional Information
1. Election of Directors	FOR	7
2. Amendment and Restatement of our 2005 Stock Plan	FOR	62
3. Advisory Vote to Approve the Compensation of our Named Executive Officers	FOR	73
4. Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	75

Director Nominees and Director Changes

The nominees for election to the Board of Directors (the “Board”) at the 2015 Annual Meeting of Stockholders are listed below. The ages indicated are as of the record date for the meeting.

Simon Segars is standing for election to the Board for the first time. Sanford Robertson will not stand for reelection upon the expiration of his current term, which ends on the date of the 2015 Annual Meeting of Stockholders.

					Committee Memberships
Name	Age	Director Since	Principal Occupation	Indep.	AC	CC	NGC	SP	TSC
Kevin Yeaman	48	2009	President and CEO	No
Peter Gotcher	55	2003	Chairman of the Board	No
Micheline Chau	61	2013	Director	Yes
David Dolby	37	2011	Director and Board Consultant	No
Nicholas Donatiello, Jr.	54	2009	President and CEO, Odyssey Ventures, Inc.	Yes
Bill Jasper	67	2003	Director	Yes
Simon Segars	47	N/A	CEO, ARM Holdings plc	Yes
Roger Siboni	60	2004	Director	Yes
Avadis Tevanian, Jr.	53	2009	Managing Director, Elevation Partners	Yes

AC = Audit Committee, CC = Compensation Committee, NGC = Nominating and Governance Committee, SP = Stock Plan Committee, TSC = Technology Strategy Committee

= Chairman                     = Member

Company Financial and Operational Highlights for Fiscal 2014

Key Financial Highlights

Our key financial highlights for fiscal 2014 compared to fiscal 2013 were as follows:

	Fiscal 2014	Fiscal 2013	Change
Total Revenue	$960.2 million	$909.7 million	5.6%
Net Income	$206.1 million	$189.3 million	8.9%
Diluted Earnings Per Share	$1.99	$1.84	8.2%
Non-GAAP Net Income*	$267.4 million	$250.1 million	6.9%
Non-GAAP Diluted Earnings Per Share*	$2.58	$2.43	6.2%
Stock Price (High and Low)	$47.29 /$33.94	$37.01 /$28.66	N/A
Stock Price Per Share as of Fiscal Year-End	$41.26	$34.39	20.0%

*	A reconciliation of our GAAP to non-GAAP financial results is set forth in Appendix A to this Proxy Statement.

Quarterly Dividend Program, Increase in Size of Stock Repurchase Program and Total Stockholder Return

Shortly following fiscal 2014, we announced a quarterly cash dividend program, and made the first payment of $0.10 per share under the program on November 20, 2014 to all stockholders of record as of the close of business on November 3, 2014. We also announced an increase of $200 million in the size of our stock repurchase program, bringing the amount then available for future repurchases of our Class A Common Stock to approximately $260 million. Since fiscal 2010, we have returned more than $1.2 billion of cash to stockholders through stock repurchases, our December 2012 special dividend, and the first installment of our quarterly dividend.

On an absolute basis, the market price of our Class A Common Stock for the last three fiscal years has grown by 50.4%, from $27.44 per share at the end of fiscal 2011 to $41.26 per share at the end of fiscal 2014. In addition, assuming the reinvestment of our December 2012 special dividend of $4.00 per share into shares of our Class A Common Stock, an initial investment of $100 at the end of fiscal 2011 would have grown to $164.94 at fiscal year-end 2014, representing a total stockholder return of 64.9% for that three-year period.

Key Business Highlights

In fiscal 2014, we continued to make progress on our business initiatives, including:

•

In our Broadcast market, which has been our most consistent growth driver in recent fiscal quarters, revenue increased 28% year-over-year, with our television attach rate growing to the mid-70s and over 30 new television operators including Dolby Digital Plus in their set-top boxes.

•

In our Mobile market, we continued to promote the adoption of our technologies in smartphones and tablets across various mobile ecosystems. We have partnered with Amazon to enhance the audio experience in their full line of Kindle Fire tablets, the Fire TV and Fire Phone. Dolby technologies are also featured across the full line of Microsoft Surface tablets, on a growing number of Lenovo smartphones and tablets in the Android ecosystem, and in Nokia’s Lumia 830, 930, 1520 and Icon products.

•	In our Cinema market, we continued to make progress on deployment of Dolby Atmos, our object-oriented audio platform that produces multidimensional sound that flows all around you. As of the end of fiscal 2014, we had over 750 Dolby Atmos-enabled screens installed or committed to be installed, and over 200 Dolby Atmos movie titles released or announced for release. Moreover, 14 of the 15 highest grossing movie titles in 2014 were in Dolby Atmos.

In addition, shortly after fiscal 2014, we completed the acquisition of Doremi Labs, which will advance our mission to improve the cinema experience, enable new forms of storytelling, and accelerate the delivery and deployment of innovative solutions to exhibitors.

Growth Initiatives

In fiscal 2014, we continued to execute against our long-term strategic initiatives, announcing or bringing several new offerings to market, including:

•

Dolby Voice, our audio conferencing solution with outstanding fidelity, spatial perception, and background noise suppression that enables virtual meetings to sound and feel more like in-person meetings. We also launched a Dolby Voice mobile application to extend the in-person experience to mobile devices, and announced the Dolby Voice conference phone, which became available in the first quarter of fiscal 2015.

•

Dolby Vision, our latest imaging technology, which offers more realistic distinctions in color, brighter highlights, and improved shadow details. This technology focuses on the image quality each pixel represents and is not dependent on the number of pixels.

•

Dolby Atmos for the home, which is based on our immersive, object-based sound technology originally developed for the cinema environment, and which recently was named Grand Award Winner in the entertainment category by Popular Science magazine in its yearly review of Best of What’s New. In fiscal 2014, several manufacturers announced Dolby Atmos-compatible AV receivers and pre-processors as well as speaker add-on modules, and a home theater-in-a-box offering. In addition, we have partnered with major studios to release feature titles via streaming services and Blu-ray Disc. We are also focused on extending this technology to the mobile market, and the recent announcement of the next-generation Fire HDX 8.9 tablet marks the first mobile device to deliver the Dolby Atmos sound experience.

Named Executive Officers

Our named executive officers (our “NEOs”) for fiscal 2014 were:

•	Kevin Yeaman, our President and Chief Executive Officer;

•	Lewis Chew, our Executive Vice President and Chief Financial Officer;

•	Michael Rockwell, our Executive Vice President, Advanced Technology Group;

•	Michael Bergeron, our Senior Vice President, Worldwide Sales and Field Operations; and

•	Robert Borchers, our Senior Vice President and Chief Marketing Officer.

Principal Elements of Executive Compensation and Fiscal 2014 Executive Compensation Highlights

Element of Compensation	Fiscal 2014 Highlights

Base Salary Comprised 10.4% and 11.8% of the target total direct compensation opportunity of our Chief Executive Officer, and our other NEOs as a group, in fiscal 2014, respectively.	• NEO base salaries increased by 3% in calendar year 2014, except in the case of Mr. Bergeron. • Mr. Bergeron’s base salary increased by 4%.

Annual Incentive Compensation (Cash)

Comprised 10.4% and 7.9% of the target total direct compensation opportunity of our Chief Executive Officer, and our other NEOs as a group, in fiscal 2014, respectively.

•   NEO annual incentive compensation targets—stated as a percentage of base salary for calendar year 2014—were maintained at fiscal 2013 levels (100% for our Chief Executive Officer, 75% for Mr. Bergeron and 65% for our other NEOs).

•   Annual incentive compensation payments for our NEOs were based on a “Company Multiplier” keyed to our achievement of a combination of revenue and non-GAAP operating income targets.

•   We achieved revenue of $960.2 million against a threshold requirement of $828 million and non-GAAP operating income of $356.1 million against a target of $318 million, resulting in a Company Multiplier and bonus payouts of 124% of our NEOs’ respective fiscal 2014 annual incentive compensation targets.

A reconciliation of our GAAP to non-GAAP financial results is set forth in Appendix A to this Proxy Statement.

Long-Term Incentive Compensation (Stock Options and Restricted Stock Unit Awards) Comprised 79.2% and 80.3% of the target total direct compensation opportunity of our Chief Executive

•   Based on grant date fair value, stock options accounted for approximately 60% and restricted stock unit awards accounted for approximately 40% of the long-term incentive compensation awarded to our NEOs.

Element of Compensation	Fiscal 2014 Highlights
Officer, and our other NEOs as a group, in fiscal 2014, respectively.	• In recognition of his significant contributions to Dolby, Mr. Rockwell received a special stock option grant to purchase 100,000 shares of our Class A Common Stock.

In addition, in fiscal 2014, Mr. Borchers accepted an offer to join us as our Senior Vice President and Chief Marketing Officer, at a base salary of $400,000. In connection with his appointment, Mr. Borchers was awarded a stock option to purchase 171,425 shares of our Class A Common Stock and a restricted stock unit award covering 34,275 shares of our Class A Common Stock. Mr. Borchers also was awarded a one-time special inducement award consisting of a stock option to purchase 47,625 shares of our Class A Common Stock and a restricted stock unit award covering 14,275 shares of our Class A Common Stock. In addition, Mr. Borchers’ annual incentive compensation target was set at 65% of his base salary, prorated for a partial year of service in fiscal 2014.

Advisory Vote on the Compensation of our Named Executive Officers

We are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our NEOs as described in this Proxy Statement. At our 2014 Annual Meeting of Stockholders, approximately 95% of the voting power of the shares present and entitled to vote voted in favor of the compensation of our NEOs. For fiscal 2014, there were no material changes to our executive compensation program. The Compensation Committee believes that our executive compensation policies and practices have resulted in an executive compensation program that is aligned with stockholder interests and benefits us in the long-term.

Dolby Laboratories, Inc.

100 Potrero Avenue

San Francisco, California 94103

(415) 558-0200

PROXY STATEMENT

The Board of Directors (the “Board”) of Dolby Laboratories, Inc., a Delaware corporation, is soliciting proxies to be used at the Annual Meeting of Stockholders to be held at our principal executive offices located at 100 Potrero Avenue, San Francisco, California 94103 on Tuesday, February 3, 2015 at 10:30 a.m. Pacific Standard Time and any postponement, adjournment or continuation thereof (the “Annual Meeting”). This Proxy Statement and the accompanying notice and form of proxy are first being made available to stockholders on or about December 23, 2014.

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the internet. On or about December 23, 2014, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our Proxy Statement and our 2014 Annual Report. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your voting instructions to be able to vote through the internet or by telephone. Other stockholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote via the internet, or have been mailed paper copies of our proxy materials and a proxy card or voting instruction form.

Internet distribution of our proxy materials helps to expedite receipt by stockholders, lowers the cost of the Annual Meeting and conserves natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our Board currently consists of nine members. Our Bylaws permit our Board to establish by resolution the authorized number of directors, and nine directors are currently authorized. Sanford Robertson will not stand for reelection at the Annual Meeting, but will continue to serve as a member of the Board until the expiration of his current term ending on the date of the Annual Meeting. We acknowledge with gratitude Mr. Robertson’s years of service on the Board and his invaluable contributions to the company.

The Board proposes the election of nine directors, each to serve until the next Annual Meeting of Stockholders or until his or her successor is duly elected and qualified. All incumbent directors, except for Mr. Robertson, are nominees for re-election to the Board. Simon Segars is standing for election to the Board for the first time. All of the nominees have been recommended for nomination by the Nominating and Governance Committee and all of them, except Mr. Segars, are currently serving as directors. All nominees, except Mr. Segars, were elected by the stockholders at last year’s annual meeting. Your proxy cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

In exercising its responsibility for evaluating the composition of the Board, the Nominating and Governance Committee discussed potential director candidates throughout fiscal 2014. The Nominating and Governance Committee extensively considered the candidacy of Mr. Segars, who was recommended by a third-party search firm that assisted the committee in identifying and evaluating candidates. Following an extensive interview and evaluation process, in November 2014, the Nominating and Governance Committee recommended the nomination of Mr. Segars to the Board, and the Board nominated him for election at the Annual Meeting.

Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event that we do not currently anticipate, proxies will be voted for any nominee designated by the Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees named below.

Information Regarding the Director Nominees

Names of the nominees and certain biographical information about them as of December 10, 2014, the record date for the Annual Meeting, are set forth below:

Name	Age	Position with the Company	Director Since
Kevin Yeaman(1)	48	President, Chief Executive Officer and Director	2009
Peter Gotcher	55	Chairman of the Board of Directors	2003
Micheline Chau(2)	61	Director	2013
David Dolby(3)	37	Director	2011
Nicholas Donatiello, Jr.(1)(3)(4)(5)	54	Director	2009
Bill Jasper	67	Director	2003
Simon Segars	47	Director	N/A
Roger Siboni(2)(5)	60	Director	2004
Avadis Tevanian, Jr.(3)(4)(5)	53	Director	2009

(1)	Member of the Stock Plan Committee
(2)	Member of the Audit Committee
(3)	Member of Technology Strategy Committee
(4)	Member of the Nominating and Governance Committee
(5)	Member of the Compensation Committee

Kevin Yeaman became our President and Chief Executive Officer in March 2009 and has been a member of the Board since he assumed the role of Chief Executive Officer. He joined Dolby as Chief Financial Officer and Vice President in October 2005, was appointed Senior Vice President in November 2006 and Executive Vice President in July 2007. Prior to joining Dolby, he worked for seven years at E.piphany, Inc., a publicly traded enterprise software company, most recently as the Chief Financial Officer from August 1999 to October 2005. Previously, Mr. Yeaman also served as Worldwide Vice President of Field Finance Operations for Informix Software, Inc., a provider of relational database software, from February 1998 to August 1998. From September 1988 to February 1998, Mr. Yeaman served in Silicon Valley and London in various positions at KPMG LLP, an accounting firm, serving most recently as a senior manager. Mr. Yeaman holds a B.S. degree in commerce from Santa Clara University.

As Dolby’s Chief Executive Officer and former Chief Financial Officer, Mr. Yeaman has extensive experience in Dolby’s markets and brings to the Board a deep understanding of Dolby, its finances, operations and strategy.

Peter Gotcher has served as a director since June 2003 and as Chairman of the Board of Directors since March 2011. Mr. Gotcher served as Executive Chairman of the Board of Directors from March 2009 until March 2011. Mr. Gotcher is an independent investor. Mr. Gotcher was a venture partner with Redpoint Ventures, a private investment firm, from September 1999 to January 2003. Prior to joining Redpoint Ventures, Mr. Gotcher was a venture partner with Institutional Venture Partners, a private investment firm, from 1997 to September 1999. Prior to joining Institutional Venture Partners, Mr. Gotcher founded and served as the President, Chief Executive Officer and Chairman of the Board of Digidesign from 1984 to 1995. Digidesign was acquired by Avid Technology, a media software company, in 1995 and Mr. Gotcher served as the General Manager of Digidesign and Executive Vice President of Avid Technology from January 1995 to May 1996. Mr. Gotcher serves on the boards of directors of Pandora Media, Inc. and GoPro, Inc. Mr. Gotcher also serves on the boards of directors of several private companies. Mr. Gotcher holds a B.A. degree in English literature from the University of California at Berkeley.

As the founder, former Chief Executive Officer and Chairman of Digidesign and a former venture capitalist, Mr. Gotcher has a broad understanding of the operational, financial and strategic issues facing public companies. In addition, his service on other boards and committees, including as a member of the Compensation and Nominating and Corporate Governance Committees of Pandora Media, Inc., a member of the Audit Committee of GoPro, Inc., and his extensive experience in Dolby’s markets, provide valuable perspective for the Board and give him significant operating experience, as well as financial, accounting and corporate governance experience.

Micheline Chau has served as a director since February 2013. Ms. Chau served as President and Chief Operating Officer of Lucasfilm Ltd., a film and entertainment company, from April 2003 to September 2012. Prior to assuming her role as President and Chief Operating Officer, Ms. Chau served as Lucasfilm’s Chief Financial Officer, from 1991 to March 2003. Before that, Ms. Chau was Chief Financial/Administrative Officer for Bell Atlantic Healthcare Systems and held other executive-level positions within various industries, including retail, restaurant, venture capital and financial services. Ms. Chau is a member of the board of directors of Las Vegas Sands Corp., a developer, owner and operator of integrated resorts in Asia and the United States, and serves on Las Vegas Sands’ Compensation and Compliance Committees. Ms. Chau also sat on the board of directors of Red Hat, Inc., an open source enterprise software provider, from November 2008 to August 2012, and also served as a member of Red Hat’s Compensation and Nominating and Corporate Governance Committees. In addition, Ms. Chau currently sits on the boards of directors of several private and non-profit entities, including as Chairman of the California Healthcare Foundation. Ms. Chau holds an undergraduate degree in English and Asian Studies from Wellesley College and an M.B.A. from Stanford University.

As the former President, Chief Operating Officer and Chief Financial Officer of Lucasfilm, Ms. Chau brings to our Board senior leadership and significant operating experience, as well as financial and entertainment industry expertise. In addition, as a member of the Compensation and Compliance Committees of Las Vegas

Sands and a former member of the Compensation and Nominating and Corporate Governance Committees of Red Hat, Ms. Chau brings to the Board corporate governance experience.

David Dolby has served as a director and as a consultant to the Board on technology strategy matters since February 2011. Mr. Dolby is founder and currently serves as a Managing Director of Dolby Family Ventures, an early stage venture firm not affiliated with Dolby Laboratories, launched in June 2014 to invest in companies and technologies that can have significant social impact. Previously, Mr. Dolby served as Manager, Strategic Partnerships of Dolby Laboratories from May 2008 until February 2011. In this role, Mr. Dolby was responsible for managing the company’s strategic partnerships and technology standards for internet media encoding, delivery and playback. He represented the company in technical and business working groups at a variety of international standards groups, including Universal Serial Bus, Digital Living Network Alliance, Digital Entertainment Content Ecosystem Ultraviolet, and Blu-ray Disc Association. Mr. Dolby has attended industry events with the company for a significant number of years, including Audio Engineering Society, National Association of Broadcasters, International Consumer Electronics Show, ShoWest, Cine Expo International, IFA, and Custom Electronic Design and Installation Association. From 2006 to 2008, Mr. Dolby was a self-employed entrepreneur and investor. Mr. Dolby attended Stanford Business School between 2004 and 2006. During that time, Mr. Dolby served as product manager at Kaleidescape, Inc., a Silicon Valley technology firm focused on high-performance music and movie server systems. From 2003 to 2006, he owned and operated Charter Flight LLC, a private aircraft leasing business. In addition, during 2004, Mr. Dolby was an investment banking analyst focused on technology at Perseus Group (now GCA Savvian). From 2000 to 2002, Mr. Dolby was an employee of NetVMG, a company developing route control software for optimizing multi-homed IP network routing. Before joining NetVMG, Mr. Dolby worked for engineering firms Bechtel and Poe & Associates. Mr. Dolby serves on the board of directors of Cogstate Limited, a cognitive assessment and training company focused on the development and commercialization of computerized tests of cognition. Mr. Dolby serves on Cogstate’s Audit and Compliance Committee and Remuneration and Nomination Committee. Mr. Dolby received a B.S.E. in Civil Engineering from Duke University and an M.B.A. from Stanford University.

Mr. Dolby brings experience to the Board in home theater system technology and software technology productization, and offers a long-term perspective on the growth of the company and its commitment to excellence in audio and video.

Nicholas Donatiello, Jr. has served as a director since February 2009. Mr. Donatiello has been the President and Chief Executive Officer of Odyssey Ventures, Inc. since September 1993. Prior to founding Odyssey, he was Press Secretary and Campaign Manager for U.S. Senator Bill Bradley and a consultant at McKinsey & Company. Mr. Donatiello is a director of three of the American Funds managed by Capital Research and Management. He also serves on the boards of directors of a number of private companies and since January 2010, as a member of the board of directors for the Schwab Charitable Fund. Mr. Donatiello is also a Lecturer in Accounting at the Stanford Graduate School of Business. Mr. Donatiello served on the board of Gemstar-TV Guide International from July 2000 to May 2008. In addition, Mr. Donatiello served as director of Classmates Media Corporation, a wholly owned subsidiary of United Online, from 2007 to 2010 and as Chairman of the Board of Northern California Public Broadcasting, Inc. from 2006 through 2008. Mr. Donatiello holds a B.S.E. degree in engineering from Princeton University and an M.B.A. degree from Stanford University.

As the founder, President and Chief Executive Officer of Odyssey Ventures, Inc., a strategy consulting and market research firm focused on understanding consumers, media and technology, Mr. Donatiello has extensive experience in the marketing elements of Dolby’s markets. In addition, through his work at McKinsey & Company and his service on the boards of a variety of private and public companies, Mr. Donatiello has a broad understanding of the operational, financial and strategic issues facing companies.

Bill Jasper has served as a director since June 2003. Mr. Jasper joined Dolby in February 1979 as Chief Financial Officer and retired as President and Chief Executive Officer in March 2009. Mr. Jasper served in a variety of positions prior to becoming President in May 1983, including as our Vice President, Finance and

Administration and as our Executive Vice President. Mr. Jasper is an at-large member of the Academy of Motion Picture Arts and Sciences. Mr. Jasper holds a B.S. degree in industrial engineering from Stanford University and an M.B.A. from the University of California at Berkeley.

With his 30 years of experience as an executive officer of Dolby, Mr. Jasper has extensive experience in Dolby’s markets and brings to the Board a deep understanding not only of the role of the Board, but also of the company and its operations.

Simon Segars is standing for election by our stockholders for the first time. From 1991 through the present, Mr. Segars has worked for ARM Holdings plc, a designer and provider of microprocessors, software development tools and related technologies. Mr. Segars has served as ARM’s Chief Executive Officer since July 2013 and as a member of its board of directors since 2005. He served as President of ARM in 2013 before being promoted to Chief Executive Officer. Mr. Segars held the position of Executive Vice President and General Manager, Physical IP Division, from 2007 to 2012. Prior senior roles at ARM include Executive Vice President, Engineering; Executive Vice President, Worldwide Sales; and Executive Vice President, Business Development. Mr. Segars worked on many of the early ARM CPU products and led the development of the ARM7 and ARM9 Thumb® families. He holds a number of patents in the field of embedded CPU architectures. Mr. Segars received his Bachelors in Electronic Engineering from the University of Sussex, and obtained a Masters of Computer Science from the University of Manchester. In addition to serving on ARM’s board of directors, Mr. Segars currently serves on the boards of directors of the Electronic Design Automation Consortium and the Global Semiconductor Alliance.

As a trained and former engineer, Mr. Segars has extensive experience in the technological elements of Dolby’s business operations. In addition, with his significant experience as an executive officer of ARM, and his service on the boards of both public and private companies, Mr. Segars brings to the Board a valuable understanding of the operational and strategic issues facing companies.

Roger Siboni has served as a director since July 2004. Mr. Siboni served as the Chairman of the Board of E.piphany, Inc., a provider of customer interaction software, from December 1999 until E.piphany, Inc. was acquired by SSA Global Technologies, Inc. in September 2005. Mr. Siboni also served as President and Chief Executive Officer of E.piphany from August 1998 to July 2003. From July 1996 to August 1998, Mr. Siboni was Deputy Chairman and Chief Operating Officer of KPMG Peat Marwick LLP, a member firm of KPMG International, an accounting and consulting firm. From July 1993 to June 1996, Mr. Siboni was Managing Partner of KPMG Peat Marwick LLP’s information, communication and entertainment practice. Mr. Siboni also serves on the board of directors of Cadence Design Systems, Marketo, Inc. and a number of private companies. Previously, Mr. Siboni served on the board of FileNet Corporation, from December 1998 until it was acquired by IBM in October 2006; the board of infoGROUP Inc., from January 2009 until it was acquired by CCMP Capital Advisors in July 2010; the board of ArcSight, Inc., from June 2009 until it was acquired by Hewlett-Packard Company in October 2010; and the board of Classmates Media Corporation, a wholly owned subsidiary of United Online, from 2007 to 2010. Mr. Siboni holds a B.S. degree in business administration from the University of California at Berkeley.

As a former Chairman of the Board and Chief Executive Officer of E.piphany, Inc., a former Chief Operating Officer and Managing Partner of the information, communication and entertainment practice at KPMG LLP and a director of a number of companies, including as a member of the Audit, Finance and Corporate Governance and Nominating Committees of Cadence Design Systems, and as a member of the Audit and Nominating and Governance Committees of Marketo, Inc., Mr. Siboni has significant operating experience, as well as financial, accounting and corporate governance experience.

Avadis Tevanian, Jr. has served as a director since February 2009. Dr. Tevanian has served as a Managing Director of Elevation Partners, a private equity firm, since joining the firm in January 2010. Dr. Tevanian served as the Software Chief Technology Officer of Apple Inc. from 2003 to 2006. As Software CTO, Dr. Tevanian focused on setting the company-wide software technology direction for Apple. Prior to his tenure as Software CTO, Dr. Tevanian was Senior Vice President of Software at Apple, a role he took on when Apple acquired NeXT, Inc. in 1997. As Senior Vice President of Software, Dr. Tevanian led the software engineering team responsible for the creation of Mac OS X and worked as part of Apple’s executive team. Before joining Apple, he was Vice President of Engineering at NeXT, Inc. and was responsible for managing NeXT’s engineering department. Dr. Tevanian started his professional career at Carnegie Mellon University, where he was a principal designer and engineer of the Mach operating system upon which Nextstep, and now OS X and iOS, are based. Dr. Tevanian is a former board member of Tellme Networks, Inc., an internet telecom company acquired by Microsoft. He holds a B.A. degree in mathematics from the University of Rochester and M.S. and Ph.D. degrees in computer science from Carnegie Mellon University.

With more than 20 years of operational and software expertise, including as Apple’s Chief Software Technology Officer, Dr. Tevanian brings to the Board extensive experience in consumer technology businesses and a deep understanding of the operational and strategic issues facing companies.

There are no family relationships among any of our directors and executive officers.

See “Corporate Governance Matters” and “Compensation of Directors” for additional information regarding the Board.

The Board of Directors recommends a vote “FOR” the election of each of the nominees set forth above.

CORPORATE GOVERNANCE MATTERS

Board Meetings and Committees

The Board held five meetings during fiscal 2014. Each of our directors attended at least 75% of the aggregate number of meetings held by the Board and the committees on which he or she served during fiscal 2014.

The standing committees of our Board consist of an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and a Stock Plan Committee, each of which has the composition and responsibilities described below. Our Board also has convened an ad hoc Technology Strategy Committee, which has the composition and responsibilities described below. Our Board may in the future convene additional ad hoc committees of the Board as it deems necessary or advisable.

Each of the committees of the Board described below acts pursuant to a written charter approved by the Board, which charters are available on the Corporate Governance section of the Investors page of our website at http://investor.dolby.com/corporate-governance.cfm.

The non-employee members of the Board also meet in executive session without management present on a regular basis. In addition, the independent members of the Board meet in executive session on a regular basis. The chairmen of the Audit, Compensation, and Nominating and Governance Committees rotate as Presiding Director of these executive sessions on an annual basis. The chairman of the Nominating and Governance Committee is the Presiding Director until January 2015, when the chairman of the Audit Committee will act as the Presiding Director until January 2016, at which time the chairman of the Compensation Committee will act as the Presiding Director until January 2017.

Audit Committee

The current members of the Audit Committee are Micheline Chau, Sanford Robertson, and Roger Siboni, each of whom is a non-employee member of our Board. Mr. Siboni is the chairman of the Audit Committee. The Audit Committee held twelve meetings during fiscal 2014. Our Board has determined that each member of the Audit Committee meets the requirements for independence under the current requirements of the New York Stock Exchange (the “NYSE”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”). The Board also has determined that each of Ms. Chau and Messrs. Robertson and Siboni meet the requirements for financial literacy under the applicable rules and regulations of the NYSE and SEC, and are “audit committee financial experts” as defined in SEC rules.

The Audit Committee has established a telephone and internet whistleblower hotline for the anonymous submission of suspected violations, including accounting, internal controls or auditing matters, harassment, fraud and policy violations.

The Audit Committee is responsible for, among other things:

•	Monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	Selecting and hiring our independent auditors, and approving the audit and permissible non-audit services to be performed by them;

•	Evaluating the qualifications, performance and independence of our independent auditors;

•	Evaluating the performance of our internal audit function;

•	Reviewing the adequacy and effectiveness of our control policies and procedures;

•

Acting as our Qualified Legal Compliance Committee to review any report made known to the committee by attorneys employed or retained by Dolby or its subsidiaries of a material violation of U.S. federal or state securities or similar laws;

•	Reviewing, approving or ratifying related person transactions;

•	Attending to risk management matters; and

•	Preparing the Audit Committee report that the SEC requires in our annual report on Form 10-K and in this Proxy Statement.

Compensation Committee

The current members of the Compensation Committee are Nicholas Donatiello, Jr., Roger Siboni and Avadis Tevanian, Jr., each of whom is a non-employee member of our Board. Mr. Donatiello is the chairman of the Compensation Committee. The Compensation Committee held eight meetings during fiscal 2014. Our Board has determined that each member of the Compensation Committee meets the requirements for independence under the current requirements of the NYSE and SEC rules and regulations. The Compensation Committee is responsible for, among other things:

•

Reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s compensation and evaluating our Chief Executive Officer’s performance in light of those goals and objectives;

•

Reviewing and approving the following elements of compensation for our Chief Executive Officer and other executive officers: annual base salary; annual incentive compensation, including the specific performance goals and amounts; long-term incentive compensation; employment agreements; severance arrangements and change in control provisions; and any other significant benefits, compensation or arrangements that are not available to employees generally;

•	Administering Dolby’s broad-based equity incentive plans, including granting equity awards under such plans;

•	Evaluating and approving compensation plans, policies and programs for our Chief Executive Officer and other executive officers;

•	Attending to compensation-related risk management matters;

•	Retaining and assessing the independence of any Compensation Committee advisors; and

•	Preparing the Compensation Committee report that the SEC requires in our annual report on Form 10-K and in this Proxy Statement.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Nicholas Donatiello, Jr., Sanford Robertson and Avadis Tevanian, Jr., each of whom is a non-employee member of our Board. Mr. Robertson is the chairman of the Nominating and Governance Committee. The Nominating and Governance Committee held seven meetings during fiscal 2014. Our Board has determined that each member of the Nominating and Governance Committee meets the requirements for independence under the current requirements of the NYSE and SEC rules and regulations. The Nominating and Governance Committee is responsible for, among other things:

•	Assisting the Board in identifying and recommending director nominees;

•	Developing and recommending corporate governance principles;

•	Overseeing the evaluation of the Board, Board committees and individual directors;

•	Recommending Board committee assignments;

•	Making an annual report to the Board on succession planning;

•	Attending to Board- and corporate governance-related risk management matters; and

•	Reviewing and making recommendations to the Board regarding director compensation.

Stock Plan Committee

The current members of the Stock Plan Committee are Nicholas Donatiello, Jr. and Kevin Yeaman. In fiscal 2014, the Stock Plan Committee held one meeting and granted equity awards by written consent on twelve occasions. The Stock Plan Committee has the authority to grant stock options, stock appreciation rights and restricted stock unit awards to newly hired employees and consultants who will not be executive officers or directors of Dolby on the date of grant, and to make performance, promotion or retention grants of equity awards to employees and consultants who are not executive officers or directors of Dolby on the date of grant. Equity awards granted by the Stock Plan Committee are subject to the terms and conditions of the Equity Policy described in the Compensation Discussion and Analysis below.

Technology Strategy Committee

The current members of the Technology Strategy Committee are David Dolby, Nicholas Donatiello, Jr. and Avadis Tevanian, Jr. Mr. Tevanian is the chairman of the Technology Strategy Committee. The Technology Strategy Committee held two meetings during fiscal 2014. The Technology Strategy Committee is responsible for exploring the opportunities and issues associated with Dolby’s technology strategies and intellectual property.

Board’s Role in Risk Oversight

Our Board is responsible for overseeing Dolby’s risk management structure. Management is responsible for establishing our business and operational strategies, identifying and assessing the related risks and implementing appropriate risk management practices on a day-to-day basis. Our Board reviews our business and operational strategies and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the company. The Board meets with management at least quarterly to review, advise and direct management with respect to strategic business risks, operational risks, legal risks and risks related to Dolby’s acquisition strategies, among others. The Board also delegates oversight to Board committees to oversee selected elements of risk.

The Audit Committee oversees financial risk exposures, including monitoring our financial condition and investments, the integrity of our financial statements, accounting matters, internal controls over financial reporting, the independence of Dolby’s independent registered public accounting firm, KPMG, and guidelines and policies with respect to risk assessment and risk management. The Audit Committee receives periodic internal controls and related assessments from Dolby’s finance department and an annual attestation report on internal control over financial reporting from KPMG. The Audit Committee oversees Dolby’s annual enterprise business risk assessment, which is conducted by our Internal Audit Department. The annual enterprise business risk assessment reviews the primary risks facing the company and Dolby’s associated risk mitigation measures. In addition, the Audit Committee discusses other risk assessment and risk management policies of the company periodically with management.

The Compensation Committee oversees the design of executive compensation structures that create incentives that encourage behaviors and decisions consistent with our business strategy, including a review of an annual risk assessment with respect to our compensation programs and policies.

The Nominating and Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership, structure and compensation, succession planning for our directors and executive officers and corporate governance policies.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board does not have a policy regarding the separation of the offices of the Chairman of the Board and Chief Executive Officer and that the Board is free to choose the Chairman of the Board in any way that it deems best for the company at any given point in time. The Board believes that these issues should be considered as part of the Board’s broader succession planning process.

The Board has determined that having two different individuals serve in the roles of Chairman of the Board and Chief Executive Officer is in the best interest of the company’s stockholders at this time. Mr. Yeaman currently serves as our Chief Executive Officer and Mr. Gotcher currently serves as our Chairman of the Board. The Chief Executive Officer is responsible for the strategic direction, day-to-day leadership, and performance of the company, while the Chairman of the Board provides overall leadership to the Board. The Chairman also works with the Chief Executive Officer and General Counsel to prepare Board meeting agendas and chairs meetings of the Board. The leadership structure allows the Chief Executive Officer to focus on his operational responsibilities, while keeping a measure of independence between the oversight function of our Board and those operating decisions. The Board believes that this leadership structure provides an appropriate allocation of roles and responsibilities at this time.

Board Independence

The Board has determined that Ms. Chau and Messrs. Donatiello, Jasper, Robertson, Segars, Siboni and Dr. Tevanian do not have any material relationship with Dolby and are independent within the meaning of the standards established by the NYSE. In making that determination, the Board considered all relevant facts and circumstances known to us, including the director’s commercial, accounting, legal, banking, consulting, charitable and familial relationships.

•

With respect to Mr. Jasper, the Board specifically considered that Mr. Jasper retired as President and Chief Executive Officer of Dolby in March 2009 and has not held a management position with the company for more than five years.

•

With respect to Mr. Robertson, the Board specifically considered that Mr. Robertson is a co-founder and Partner Emeritus of Francisco Partners (“Francisco”). In December 2010, an affiliate of Francisco acquired the Grass Valley Broadcast business of the Grass Valley Group (“Grass Valley”) from Technicolor S.A. Dolby licenses technologies to a Grass Valley subsidiary that was acquired by Francisco. The Board has concluded that our relationship with the subsidiary acquired by Francisco was not a material relationship that would impede the exercise of independent judgment by Mr. Robertson. In addition, in March 2014, Francisco sold Grass Valley to a third party unrelated to Dolby.

Succession Planning

As reflected in our Corporate Governance Guidelines, one of the key responsibilities of our Board is to work with the Nominating and Governance Committee on succession planning for our Chief Executive Officer. As part of this process, the Board works with the Nominating and Governance Committee to identify potential successors to our Chief Executive Officer and the committee makes an annual report to the Board. The Board also has adopted an emergency succession plan in the event of the death, disability, incapacity or unanticipated departure or leave of our Chief Executive Officer.

Policy for Director Recommendations

It is the policy of the Nominating and Governance Committee to consider recommendations for candidates to the Board from stockholders holding at least 250,000 shares of our Common Stock continuously for at least 12 months prior to the date of the submission of the recommendation.

A stockholder that wishes to recommend a candidate for election to the Board should send the recommendation by letter to Dolby Laboratories, Inc., 100 Potrero Avenue, San Francisco, California 94103-4813, Attn: General Counsel. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and Dolby and evidence of the recommending stockholder’s ownership of Dolby Common Stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership, addressing issues of character, integrity, judgment, diversity of experience, diversity of perspective, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and personal references.

The committee will use the following procedures to identify and evaluate any individual recommended or offered for nomination to the Board:

•	The committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the committee from other sources;

•

In its evaluation of director candidates, including the members of the Board eligible for re-election, the committee will consider the following: (i) the current size and composition of the Board and the needs of the Board and the respective committees of the Board; (ii) without assigning any particular weighting or priority to any of these factors, such factors as character, integrity, judgment, diversity of experience, diversity of perspective, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments; and (iii) other factors that the committee may consider appropriate;

•

The committee requires the following minimum qualifications, which are the desired qualifications and characteristics for Board membership, to be satisfied by any nominee for a position on the Board: (i) the highest personal and professional ethics and integrity; (ii) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment; (iii) skills that are complementary to those of the existing Board; (iv) the ability to assist and support management and make significant contributions to Dolby’s success; and (v) an understanding of the fiduciary responsibilities that are required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities;

•

If the committee determines that an additional or replacement director is required, the committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board or management; and

•	The committee may propose to the Board a candidate recommended or offered for nomination by a stockholder as a nominee for election to the Board.

We do not maintain a separate policy regarding the diversity of the Board, but during the director nomination process the Nominating and Governance Committee considers diversity of experience and diversity of perspective.

For stockholders who wish to nominate a candidate for election to the Board (as opposed to only recommending a candidate for consideration by the Nominating and Governance Committee as described above), see the procedures discussed in “Additional Meeting Matters” below.

Policies and Procedures for Communications to Non-Employee or Independent Directors

In cases where stockholders or interested parties wish to communicate directly with our non-employee or independent directors, messages may be sent to our General Counsel, at generalcounsel@dolby.com, or to Dolby Laboratories, Inc., 100 Potrero Avenue, San Francisco, California 94103-4813, Attn: General Counsel. Our

General Counsel monitors these communications and will provide a summary of all received messages to the Board at each regularly scheduled meeting of the Board, or if appropriate, solely to the non-employee or independent directors at each regularly scheduled executive session of non-employee or independent directors. Where the nature of a communication warrants, our General Counsel may obtain the more immediate attention of the appropriate committee of the Board, of non-employee or independent directors, of independent advisors or of Dolby management, as our General Counsel considers appropriate. Our General Counsel may decide in the exercise of his judgment whether a response to any stockholder or interested party communication is necessary.

Attendance at Annual Meeting of Stockholders

We encourage our directors to attend our Annual Meetings of Stockholders and all of the members of the Board attended the 2014 Annual Meeting.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics, which is applicable to all of our directors and our employees, including our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. The Code of Business Conduct and Ethics is available on the Corporate Governance section of the Investors page of our website at http://investor.dolby.com/corporate-governance.cfm. We will post any amendments or waivers to the Code of Business Conduct and Ethics that are required to be disclosed by the rules of the SEC or NYSE on this website.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that contain the general framework for the governance of the company. Among other things, our Corporate Governance Guidelines address:

•	The role of the Board;

•	The size and composition of the Board and its committees;

•	New director orientation and continuing education;

•	Board and committee authority to retain independent advisors;

•	Board meetings and process;

•	Board self-evaluation;

•	Evaluation of our Chief Executive Officer and succession planning;

•	Corporate business principles and policies applicable to the Board; and

•	Communications by Board members with outside constituencies.

The Nominating and Governance Committee will periodically review the guidelines and report any recommended changes to the Board. The Corporate Governance Guidelines are available on the Corporate Governance section of the Investors page of our website at http://investor.dolby.com/corporate-governance.cfm.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Nicholas Donatiello, Jr., Roger Siboni and Avadis Tevanian, Jr. None of our executive officers has served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Exchange Act Rule 10b5-1 Trading Plans

As of November 20, 2014, eight of our executive officers and directors had Exchange Act Rule 10b5-1 trading plans. The plans extend through various dates, the latest of which is November 15, 2015, and were adopted during “open windows” as permitted by our insider trading policy. As of November 20, 2014, a remaining total of approximately 152,983 shares of our Common Stock could be sold under these executive officers’ and directors’ Exchange Act Rule 10b5-1 trading plans. In addition, in fiscal 2014, Dagmar Dolby, as Trustee of various Dolby family trusts, and Dolby Holdings II LLC, a limited liability company controlled by the Dolby family, adopted Exchange Act Rule 10b5-1 trading plans which, as of November 20, 2014, had a remaining total of 3,754,541 shares which could be sold, and which extend through August 9, 2015.

Executive officers and directors may amend or enter into new Exchange Act Rule 10b5-1 trading plans during “open windows” in the future assuming that they are not aware of any material non-public information concerning Dolby at the time. Trades pursuant to amendments and new Exchange Act Rule 10b5-1 trading plans may not be made until the date of the opening of the next quarterly trading window following the date of such amendment or trading plan. Sale transactions by our executive officers and directors under Exchange Act Rule 10b5-1 trading plans will be disclosed publicly through filings with the SEC as required. Exchange Act Rule 10b5-1 trading plan terms do not generally restrict executive officers or directors from making trades outside of the trading plans, provided that any such trades occur during “open windows” and are otherwise subject to our insider trading policy requirements.

We do not undertake any obligation to report Exchange Act Rule 10b5-1 trading plans that may be adopted by any of our officers and directors in the future, or to report any modifications or terminations of any publicly announced plan, except to the extent required by law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our Common Stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of either our Class A Common Stock or Class B Common Stock; (ii) each of our directors and director nominee; (iii) each of our NEOs; and (iv) all of our directors, director nominee, and executive officers as a group. The information provided in the table is as of November 20, 2014, and is based on our records, information filed with the SEC and information furnished by the respective individuals or entities, as the case may be.

Applicable percentage ownership is based on 50,951,894 shares of our Class A Common Stock and 51,244,262 shares of our Class B Common Stock outstanding as of November 20, 2014. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding: (i) shares of Common Stock subject to stock options held by that person that were currently exercisable or exercisable within 60 days of November 20, 2014; and (ii) shares of Common Stock subject to restricted stock unit awards held by that person that were subject to vest within 60 days of November 20, 2014.

Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o Dolby Laboratories, Inc., 100 Potrero Avenue, San Francisco, California 94103.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information available or furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws.

	Shares Beneficially Owned				% Total Voting Power(1)
	Class A Common Stock		Class B Common Stock
Name of Beneficial Owner	Shares	%	Shares	%
5% Stockholders:
Ray Dolby Trust under the Dolby Family Trust Instrument dated May 7, 1999(2)	—	—	2,400,000	4.7	4.3
Ray Dolby 2002 Trust A, dated April 19, 2002(3)	—	—	951,753	1.9	1.7
Ray Dolby 2002 Trust B, dated April 19, 2002(4)	—	—	1,352,507	2.6	2.4
Ray Dolby 2011 Trust A, dated December 14, 2011(5)	—	—	3,761,442	7.3	6.7
Ray Dolby 2011 Trust B, dated December 14, 2011(6)	—	—	3,764,376	7.3	6.7
Dolby Holdings II LLC(7)	—	—	2,500,000	4.9	4.4
Marital Trust under the Dolby Family Trust Instrument dated May 7, 1999(8)	—	—	22,888,660	44.7	40.6
Dagmar Dolby 2014 Trust AA, dated March 5, 2014(9)	—	—	2,000,000	3.9	3.5
Dagmar Dolby 2014 Trust BB, dated March 5, 2014(10)	—	—	2,000,000	3.9	3.5
Dagmar Dolby Trust under the Dolby Family Trust Instrument dated May 7, 1999(11)	—	—	9,488,578	18.5	16.8
Dolby Family Administrative Trust under the Dolby Family Trust Instrument dated May 7, 1999(12)	100	*	—	—	*
Ray and Dagmar Dolby Family Fund(13)	1,322,700	2.6	—	—	*
Dagmar Dolby(14)	1,322,800	2.6	51,107,316	99.7	90.9
Thomas E. Dolby(15)	—	—	7,963,195	15.5	14.1
Baillie Gifford & Co(16)	6,841,939	13.4	—	—	1.2
Clearbridge Investments, LLC(17)	6,498,829	12.8	—	—	1.2
Capital World Investors(18)	6,084,621	11.9	—	—	1.1
RS Investment Management Co. LLC(19)	3,346,902	6.6	—	—	*
The Vanguard Group(20)	2,554,507	5.0	—	—	*

	Shares Beneficially Owned				% Total Voting Power(1)
	Class A Common Stock		Class B Common Stock
Name of Beneficial Owner	Shares	%	Shares	%
Directors, Director Nominee and Named Executive Officers:
Kevin Yeaman(21)	699,625	1.4	—	—	*
Lewis Chew(22)	222,658	*	—	—	*
Michael Rockwell(23)	312,824	*	—	—	*
Michael Bergeron(24)	156,797	*	—	—	*
Robert Borchers(25)	67,497	*	—	—	*
Micheline Chau	9,310	*	—	—	*
David Dolby(26)	34,457	*	43,144,121	84.2	76.6
Nicholas Donatiello, Jr.(27)	13,923	*	—	—	*
Peter Gotcher(28)	100,670	*	—	—	*
Bill Jasper(29)	108,527	*	10,000	*	*
Sanford Robertson(30)	3,706	*	—	—	*
Simon Segars	—	—	—	—	—
Roger Siboni(31)	19,489	*	—	—	*
Avadis Tevanian, Jr.(32)	26,923	*	—	—	*
All executive officers, directors, and director nominee as a group (15 persons)(33)	1,918,368	3.6	43,154,121	84.2	76.9

*	Less than one percent.
(1)	Percentage total voting power represents voting power with respect to all shares of our Class A Common Stock and Class B Common Stock, as a single class. Each holder of Class B Common Stock is entitled to ten votes per share of Class B Common Stock and each holder of Class A Common Stock is entitled to one vote per share of Class A Common Stock on all matters submitted to our stockholders for a vote. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law. The Class B Common Stock is convertible at any time by the holder into shares of Class A Common Stock on a one-for-one share basis.
(2)	Consists of 2,400,000 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Ray Dolby Trust under the Dolby Family Trust Instrument dated May 7, 1999 (the “Ray Dolby Trust”). David Dolby, Dagmar Dolby’s son, is the Special Trustee of the Ray Dolby Trust. Dagmar Dolby has sole dispositive power over the shares held of record by the Ray Dolby Trust, and Dagmar Dolby and David Dolby have shared voting power over the shares held of record by the Ray Dolby Trust, with voting decisions requiring the unanimous vote of the Trustee and the Special Trustee. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.
(3)	Consists of 951,753 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Ray Dolby 2002 Trust A, dated April 19, 2002 (the “Ray Dolby 2002 Trust A”). Thomas E. Dolby, Dagmar Dolby’s son, is the Special Trustee of the Ray Dolby 2002 Trust A. Dagmar Dolby has sole dispositive power over the shares held of record by the Ray Dolby 2002 Trust A, and Thomas E. Dolby has sole power to direct the voting of the shares held of record by the Ray Dolby 2002 Trust A. Dagmar Dolby and Thomas E. Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.
(4)	Consists of 1,352,507 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Ray Dolby 2002 Trust B, dated April 19, 2002 (the “Ray Dolby 2002 Trust B”). David Dolby, Dagmar Dolby’s son, is the Special Trustee of the Ray Dolby 2002 Trust B. Dagmar Dolby has sole dispositive power over the shares held of record by the Ray Dolby 2002 Trust B, and David Dolby has sole power to direct the voting of the shares held of record by the Ray Dolby 2002 Trust B. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.
(5)	Consists of 3,761,442 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Ray Dolby 2011 Trust A, dated December 14, 2011 (the “Ray Dolby 2011 Trust A”). Thomas E. Dolby, Dagmar Dolby’s son, is the Special Trustee of the Ray Dolby 2011 Trust A. Dagmar Dolby has sole dispositive power over the shares held of record by the Ray Dolby 2011 Trust A, and Thomas E. Dolby has sole power to direct the voting of the shares held of record by the Ray Dolby 2011 Trust A. Dagmar Dolby and Thomas E. Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.
(6)

Consists of 3,764,376 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Ray Dolby 2011 Trust B, dated December 14, 2011 (the “Ray Dolby 2011 Trust B”). David Dolby, Dagmar Dolby’s son, is the

Special Trustee of the Ray Dolby 2011 Trust B. Dagmar Dolby has sole dispositive power over the shares held of record by the Ray Dolby 2011 Trust B, and David Dolby has sole power to direct the voting of the shares held by the Ray Dolby 2011 Trust B. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.

(7)	Consists of 2,500,000 shares of Class B Common Stock held of record by Dolby Holdings II LLC (“Dolby Holdings”). Dagmar Dolby has sole dispositive power over the shares held of record by Dolby Holdings as the Manager of Dolby Holdings. Each of Thomas E. Dolby and David Dolby has sole power to direct the voting of 50% of the shares held of record by Dolby Holdings, as Special Managers of Dolby Holdings. Dagmar Dolby, Thomas E. Dolby, and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.
(8)	Consists of 22,888,660 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Marital Trust under the Dolby Family Trust Instrument dated May 7, 1999 (the “Marital Trust”). David Dolby, Dagmar Dolby’s son, is the Special Trustee of the Marital Trust. Dagmar Dolby has sole dispositive power over the shares held of record by the Marital Trust, and Dagmar Dolby and David Dolby have shared voting power over the shares held of record by the Marital Trust, with voting decisions requiring the unanimous vote of the Trustee and the Special Trustee. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.
(9)	Consists of 2,000,000 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Dagmar Dolby 2014 Trust AA, dated March 5, 2014 (the “Dagmar Dolby 2014 Trust AA”). Thomas E. Dolby, Dagmar Dolby’s son, is the Special Trustee of the Dagmar Dolby 2014 Trust AA. Dagmar Dolby has sole dispositive power over the shares held of record by the Dagmar Dolby 2014 Trust AA, and Thomas E. Dolby has sole power to direct the voting of the shares held of record by the Dagmar Dolby 2014 Trust AA. Dagmar Dolby and Thomas E. Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.
(10)	Consists of 2,000,000 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Dagmar Dolby 2014 Trust BB, dated March 5, 2014 (the “Dagmar Dolby 2014 Trust BB”). David Dolby, Dagmar Dolby’s son, is the Special Trustee of the Dagmar Dolby 2014 Trust BB. Dagmar Dolby has sole dispositive power over the shares held of record by the Dagmar Dolby 2014 Trust BB, and David Dolby has sole power to direct the voting of the shares held of record by the Dagmar Dolby 2014 Trust BB. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.
(11)	Consists of 9,488,578 shares of Class B Common Stock held of record by Dagmar Dolby, as Trustee of the Dagmar Dolby Trust under the Dolby Family Trust Instrument dated May 7, 1999 (the “Dagmar Dolby Trust”). David Dolby, Dagmar Dolby’s son, is the Special Trustee of the Dagmar Dolby Trust. Dagmar Dolby has sole dispositive power over the shares held of record by the Dagmar Dolby Trust, and Dagmar Dolby and David Dolby have shared voting power over the shares held of record by the Dagmar Dolby Trust, with voting decisions requiring the unanimous vote of the Trustee and the Special Trustee. Dagmar Dolby and David Dolby disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.
(12)	Consists of 100 shares of Class A Common Stock held of record by Dagmar Dolby, as Trustee of the Dolby Family Administrative Trust under the Dolby Family Trust Instrument dated May 7, 1999 (the “Dolby Family Administrative Trust”). Dagmar Dolby is the Trustee of, and has sole dispositive and voting power over the shares held of record by, the Dolby Family Administrative Trust. Dagmar Dolby disclaims beneficial ownership of these securities except to the extent of her pecuniary interest therein.
(13)	Consists of 1,322,700 shares of Class A Common Stock held of record by the Ray and Dagmar Dolby Family Fund (the “Dolby Family Fund”). Dagmar Dolby, as the President and sole director of the Dolby Family Fund, has sole dispositive and voting power over the shares held of record by the Dolby Family Fund. The Dolby Family Fund is a charitable organization, and Dagmar Dolby has no pecuniary interest in the shares held of record by the Dolby Family Fund.
(14)

Consists of the shares referenced in Notes 2 through 13. Dagmar Dolby is the Trustee of, and has sole dispositive power over the shares held of record by, each of the Ray Dolby Trust, the Ray Dolby 2002 Trust A, the Ray Dolby 2002 Trust B, the Ray Dolby 2011 Trust A, the Ray Dolby 2011 Trust B, the Marital Trust, the Dagmar Dolby 2014 Trust AA, the Dagmar Dolby 2014 Trust BB, the Dagmar Dolby Trust, and the Dolby Family Administrative Trust. Dagmar Dolby, as the President and sole director of the Dolby Family Fund, has sole dispositive and voting power over the shares held of record by the Dolby Family Fund. Dagmar Dolby, as the Trustee of the Dolby Family Administrative Trust, has sole power to direct the voting of the shares held of record by the Dolby Family Administrative Trust. Dagmar Dolby and David Dolby, Dagmar Dolby’s son and Special Trustee of each of the Ray Dolby Trust, the Marital Trust and the Dagmar Dolby Trust, have shared voting power over the shares held of record by each of the Ray Dolby Trust, the Marital Trust and the Dagmar Dolby Trust, with voting decisions requiring the unanimous vote of the Trustee and the Special Trustee. Thomas E. Dolby, Dagmar Dolby’s son, is the Special Trustee of, and has sole power to direct the voting of the shares held of record by, each of the Ray Dolby 2002 Trust A, the Ray Dolby 2011 Trust A and the

Dagmar Dolby 2014 Trust AA. David Dolby is the Special Trustee of, and has sole power to direct the voting of the shares held of record by, each of the Ray Dolby 2002 Trust B, the Ray Dolby 2011 Trust B and the Dagmar Dolby 2014 Trust BB. Dagmar Dolby has sole dispositive power over the shares held of record by Dolby Holdings as the Manager of Dolby Holdings. Each of Thomas E. Dolby and David Dolby has sole power to direct the voting of 50% of the shares held of record by Dolby Holdings, as Special Managers of Dolby Holdings. Dagmar Dolby disclaims beneficial ownership of these securities except to the extent of her pecuniary interest therein.

(15)	Consists of the shares referenced in Notes 3, 5 and 9, and 50% of the shares in Note 7. Dagmar Dolby, Thomas E. Dolby’s mother, is the Trustee of, and has sole dispositive power over the shares held of record by, each of the Ray Dolby 2002 Trust A, the Ray Dolby 2011 Trust A, and the Dagmar Dolby 2014 Trust AA. Thomas E. Dolby is the Special Trustee of, and has sole power to direct the voting of the shares held of record by, each of the Ray Dolby 2002 Trust A, the Ray Dolby 2011 Trust A, and the Dagmar Dolby 2014 Trust AA. Dagmar Dolby has sole dispositive power over the shares held of record by Dolby Holdings as the Manager of Dolby Holdings. Thomas E. Dolby has sole power to direct the voting of 50% of the 2,500,000 shares of Class B Common Stock held of record by Dolby Holdings, as a Special Manager of Dolby Holdings. Thomas E. Dolby disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
(16)	Based on a Schedule 13G/A filed with the SEC on January 10, 2014, wherein Baillie Gifford & Co (“Baillie”) reported beneficial ownership of 6,841,939 shares of Class A Common Stock. Baillie reported sole dispositive power as to all of the shares and sole voting power as to 5,700,717 of the shares. The address for Baillie is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, United Kingdom.
(17)

Based on a Schedule 13G/A filed with the SEC on February 14, 2014, wherein Clearbridge Investments, LLC (“Clearbridge”) reported beneficial ownership of 6,498,829 shares of Class A Common Stock. Clearbridge reported sole dispositive power as to all of the shares and sole voting power as to 6,305,212 of the shares. The address for Clearbridge is 620 8th Avenue, New York, New York 10018.

(18)	Based on a Schedule 13G/A filed with the SEC on February 13, 2014, wherein Capital World Investors (“Capital”) reported beneficial ownership of 6,084,621 shares of Class A Common Stock. Capital reported sole voting and dispositive power as to all of the shares. Capital disclaims beneficial ownership of these securities pursuant to Rule 13d-4 of the Securities Exchange Act of 1934. The address for Capital is 333 South Hope Street, Los Angeles, California 90071.
(19)	Based on a Schedule 13G filed with the SEC on February 14, 2014, wherein RS Investment Management Co. LLC (“RS Investment”) reported beneficial ownership of 3,346,902 shares of Class A Common Stock. RS Investment reported sole dispositive power as to all of the shares and sole voting power as to 3,210,582 of the shares. The address for RS Investment is One Bush Street, Suite 900, San Francisco, California 94104.
(20)	Based on a Schedule 13G filed with the SEC on February 12, 2014, wherein The Vanguard Group (“Vanguard”) reported beneficial ownership of 2,554,507 shares of Class A Common Stock. Vanguard reported sole dispositive power as to 2,528,775 of the shares, shared dispositive power as to 25,732 of the shares, and sole voting power as to 29,532 of the shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(21)	Shares held in the name of Kevin and Rachel Yeaman, Trustees of the Yeaman Family Trust dated May 14, 2009 (the “Yeaman Trust”). Includes stock options held in the name of the Yeaman Trust to purchase 576,992 shares of Class A Common Stock that are exercisable within 60 days of November 20, 2014. Includes 47,509 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days of November 20, 2014.
(22)	Includes stock options held by Mr. Chew to purchase 196,258 shares of Class A Common Stock that are exercisable within 60 days of November 20, 2014. Includes 10,624 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days of November 20, 2014.
(23)	Includes stock options held by Mr. Rockwell to purchase 273,320 shares of Class A Common Stock that are exercisable within 60 days of November 20, 2014. Includes 20,996 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days of November 20, 2014.
(24)	Includes stock options held by Mr. Bergeron to purchase 136,462 shares of Class A Common Stock that are exercisable within 60 days of November 20, 2014. Includes 9,889 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days of November 20, 2014.
(25)	Includes stock options held by Mr. Borchers to purchase 54,762 shares of Class A Common Stock that are exercisable within 60 days of November 20, 2014. Includes 12,136 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days of November 20, 2014.
(26)

Includes (i) stock options held by Mr. Dolby to purchase up to 3,512 shares of Class A Common Stock that are exercisable within 60 days of November 20, 2014, (ii) 43 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days of November 20, 2014, (iii) all of the shares referenced in Notes 2, 4, 6, 8, 10 and 11, and (iv) 50% of the shares referenced in Note 7. Dagmar Dolby, David Dolby’s mother, is the Trustee, and

David Dolby is the Special Trustee, of each of the Ray Dolby Trust, the Marital Trust and the Dagmar Dolby Trust. Dagmar Dolby has sole dispositive power over the shares held of record by each of the Ray Dolby Trust, the Marital Trust and the Dagmar Dolby Trust, and Dagmar Dolby and David Dolby have shared voting power over the shares held of record by each of the Ray Dolby Trust, the Marital Trust and the Dagmar Dolby Trust, with voting decisions requiring the unanimous vote of the Trustee and the Special Trustee. Dagmar Dolby is the Trustee of, and has sole dispositive power over the shares held of record by, each of the Ray Dolby 2002 Trust B, the Ray Dolby 2011 Trust B, and the Dagmar Dolby 2014 Trust BB. David Dolby is the Special Trustee of, and has sole power to direct the voting of the shares held of record by, each of the Ray Dolby 2002 Trust B, the Ray Dolby 2011 Trust B, and the Dagmar Dolby 2014 Trust BB. Dagmar Dolby has sole dispositive power over the shares held of record by Dolby Holdings as the Manager of Dolby Holdings. David Dolby has sole power to direct the voting of 50% of the 2,500,000 shares of Class B Common Stock held of record by Dolby Holdings, as a Special Manager of Dolby Holdings. David Dolby disclaims beneficial ownership of the securities referenced in clauses (iii) and (iv) except to the extent of his pecuniary interest therein.

(27)	Shares held in the name of Nicholas Donatiello, Jr. as Trustee of the Nicholas Donatiello, Jr. Trust u/a/d April 22, 2011.
(28)	Includes stock options held by Mr. Gotcher to purchase 57,459 shares of Class A Common Stock that are exercisable within 60 days of November 20, 2014.
(29)	Shares held in the name of N. William Jasper, Jr. as Trustee of the N. William Jasper, Jr. 2004 Trust. Includes stock options held by Mr. Jasper to purchase 83,527 shares of Class A Common Stock that are exercisable within 60 days of November 20, 2014.
(30)	Includes 1,235 shares of Class A Common Stock subject to restricted stock unit awards that vest within 60 days of November 20, 2014.
(31)	Includes stock options held by Mr. Siboni to purchase 19,489 shares of Class A Common Stock that are exercisable within 60 days of November 20, 2014.
(32)	Shares held in the name of Avadis Tevanian, Jr. and Nancy Tevanian Trust u/a/d 5/29/96.
(33)	Includes (i) stock options held by all executive officers and directors to purchase an aggregate of 1,524,025 shares of Class A Common Stock that are exercisable within 60 days of November 20, 2014 and (ii) 118,763 shares of Class A Common Stock subject to restricted stock unit awards held by all executive officers and directors that vest within 60 days of November 20, 2014.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

The Board has adopted a written Related Person Transactions Policy. Pursuant to this policy, any related person transaction proposed or entered into by Dolby must be reviewed, approved or ratified by the Audit Committee in accordance with the terms of the policy. A “related person transaction,” is a transaction between Dolby and a related person in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of the policy, a “related person” is any person who is or was an executive officer, director or nominee for director at any time since the beginning of the last fiscal year and their immediate family members, or a greater than 5% beneficial owner of any class of our voting securities at the time of the occurrence or existence of the transaction and their immediate family members.

Any related person transaction proposed or entered into by Dolby that does not fall into a specified exclusion under the policy must be reported to Dolby’s General Counsel, and the Audit Committee will review, approve or ratify such transactions in accordance with the terms of the policy. In the course of its review and approval or ratification of a related person transaction, the Audit Committee considers:

•	The approximate dollar value of the amount involved in the transaction;

•	The related person’s interest in the transaction and the approximate dollar value of such interest without regard to any profit or loss;

•	Whether the transaction was undertaken in the ordinary course of business of the company;

•	Whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to Dolby than terms that could have been reached with an unrelated third party;

•	The purpose of, and the potential benefits to Dolby of, the transaction; and

•	Any other information regarding the transaction or the related person in the context of the transaction that would be material to investors in light of the circumstances of the particular transaction.

In addition, the use of certain theatres of the company by the immediate family members of Ray Dolby, to the extent that it may constitute a related person transaction, is deemed to be pre-approved or ratified (as applicable) under the terms of the policy.

Since September 28, 2013, we have not been a party to any related person transactions, other than the transactions described below.

Real Estate Transactions

Lease for 100 Potrero Avenue

Since 1980, we have leased our principal executive offices located at 100 Potrero Avenue, San Francisco, California from the Dolby family. We also lease additional parking and warehouse space from the Dolby family in connection with our lease of 100 Potrero Avenue. In May 2014, we renegotiated the leases and extended their terms until October 31, 2024. The leases provide us an option to renew for two additional five year terms at a rate equal to the rent that the landlord could obtain for the applicable option term from a third party desiring to lease the premises for the option term, as determined by the landlord and agreed to by us. Our rent expense for these facilities was $1.8 million in fiscal 2014 and the estimated rent expense over the remaining life of the leases for these facilities is $62 million, assuming that we exercise our option to renew the leases for two additional five year terms beyond their October 31, 2024 expiration and assuming a rental rate equal to the rate applicable to the month in which the leases are to expire (October 2024) (the actual rental rate during the option terms is not known at this time and may be materially different from the rate used in our assumptions). The Dolby family retains the right to sublease approximately 1,099 square feet of office space in the premises with prior notice to us, at a rental rate equal to the then current base rent per square foot paid by us plus $14 per square foot per year (reflecting estimated costs payable by the us for the operation and maintenance of the premises, subject to an annual increase of 1.5% per year during each year of the sublease term). We are generally responsible for operating expenses, taxes, and the condition, operation, repair, maintenance, security and management of the premises. We have also agreed to indemnify and hold the Dolby family, as landlord, harmless from and against certain liabilities, damages, claims, costs, penalties and expenses arising from our conduct related to the premises.

Jointly Owned Real Estate Entities

As of the Record Date, the Ray Dolby Trust (together with Dolby Holdings, of which Dagmar Dolby is the sole Manager), the Dolby Family Trust Instrument dated May 7, 1999 (“Dolby Family Trust”) or Dolby Wootton Bassett, LLC (“DWB”), of which Dagmar Dolby as Trustee of the Dolby Family Trust is the sole member, owns a majority financial interest in five real estate entities that own or lease commercial real property to us. We own the remaining financial interests in these real estate entities. The following table sets forth, as of the Record Date, for each of the five real estate entities, the entity that owns the majority financial interest in the real estate entity, the percentage interest owned by the majority owner in such real estate entity and the location of the property. The leased property in San Francisco, California includes our administrative offices at 999 Brannan Street.

Real Estate Entity	Majority Owner	Majority Ownership Interest	Location of Property
Dolby Properties, LLC	Ray Dolby Trust (as to 13.5%) Dolby Holdings (as to 49%)	62.5%	San Francisco, California
Dolby Properties Burbank, LLC	Dolby Family Trust	51.0%	Burbank, California
Dolby Properties Brisbane, LLC	Dolby Family Trust	51.0%	Brisbane, California
Dolby Properties UK, LLC	Dolby Family Trust	51.0%	Wootton Bassett, England
Dolby Properties, LP	DWB	90.0%	Wootton Bassett, England

Our expense recorded for rents payable to such entities was $7.8 million in fiscal 2014 and the estimated rent expense over the remaining life of the various leases for these facilities is approximately $5 million, assuming the exercise of our two options to renew the 999 Brannan leases as described below.

In connection with our office space planning and pending completion of ongoing improvements to our 1275 Market Street building, we executed lease amendments with Dolby Properties, LLC in June 2013 to extend the term of our lease of office space at our administrative offices at 999 Brannan Street, San Francisco, from June 30, 2013 (as to approximately 106,760 square feet) and September 30, 2013 (as to approximately 15,167 square feet), to December 31, 2014. The lease amendments provide for a base rent of $50.00 per square foot per year (net of janitorial expenses), or approximately $9.0 million in the aggregate over the duration of the extended term. In addition, the lease amendments provide for two successive options to renew for three months each, or six months in the aggregate, through June 30, 2015, at a base rent of $50.00 per square foot per year (net of janitorial expenses), or approximately $3.0 million in the aggregate over the duration of the two optional renewal terms. In May 2014, we provided notice of our intention to exercise the first renewal option, and in September 2014, we provided notice of our intention to exercise the second renewal option, extending the current term of the leases through June 30, 2015.

In April 2014, Dolby Properties UK, LLC, a limited liability company jointly owned by the Dolby Family Trust and us as described above, completed the sale of the land and building located in Wootton Bassett, England, to an unaffiliated third party for approximately $3.3 million. 51% of the net proceeds from the sale of the property inured to the Dolby Family Trust and the remainder to us.

In December 2014, we executed a lease amendment with Dolby Properties Burbank, LLC to extend the term of our lease for our research and development, sales, services, and administrative facilities in Burbank from December 31, 2014 to February 28, 2015, at the current base rental rate of $40,500 per month. In addition, in December 2014, we also executed a lease amendment with Dolby Properties Brisbane, LLC to extend the term of our lease for our manufacturing facilities in Brisbane from December 31, 2014 to March 31, 2016, at the current base rental rate of $38,000 per month.

When we negotiate a lease agreement with the Dolby family or any of the jointly owned real estate entities, we engage real estate brokers to provide fair market rent and lease terms based on a summary of comparable properties located in the area of the subject property. The brokers are instructed that the transaction is intended to be completed on an “arm’s-length” basis. We believe that all of our leases were entered into on a reasonable fair market basis.

Academy Museum Donations

In June 2014, we agreed to donate cinema products and related services to the Museum of the Academy of Motion Picture Arts and Sciences (the “Academy Museum”) having a retail value of approximately $7 million, in exchange for promotional benefits over a 15 year period, including our exclusive appointment as the audio/video sponsor of the Academy Museum theaters, public recognition of our donation, access to Academy Museum space for events, invitations to certain events, board membership at the Academy Foundation, Academy Museum membership rights, and other benefits. Contemporaneously, the Dolby family agreed to donate $5 million in cash and/or marketable securities to the Academy Museum over time based on achievement of certain key project milestones, in exchange for certain naming rights, public recognition of the Dolby family’s donation, an installation at the Academy Museum dedicated to portraying Ray Dolby’s story, invitations to certain events, board membership at the Academy Foundation, Academy Museum membership rights, and other benefits.

Other Arrangements with the Dolby Family

In the past, we have allowed members of the Dolby family to use our office facilities for their personal purposes on a limited basis, and we expect this use to continue in the future. For example, members of the Dolby family are allowed to use our conference and screening rooms for personal purposes up to ten times per year. We estimate that the incremental cost to the company of such personal use by the family was less than $15,000 in fiscal 2014. In addition, in fiscal 2014 we paid the Dolby family $1,200 per month through August 2014 for the use by our employees of a condominium that the family owns in Alpine Meadows, California. Our Board has approved of these arrangements, and has approved the continuation of these arrangements in the future.

COMPENSATION DISCUSSION AND ANALYSIS

The discussion below is intended to:

•	Explain our executive compensation program and philosophy and assist you in evaluating the compensation of our NEOs; and

•	Review how the Compensation Committee of our Board of Directors (for purposes of this Compensation Discussion and Analysis, the “Committee”) made its executive compensation decisions for fiscal 2014.

Named Executive Officers

Our NEOs are the individuals whose compensation is set forth in the Summary Compensation Table and accompanying tables. For fiscal 2014, our NEOs were:

•	Kevin Yeaman, our President and Chief Executive Officer;

•	Lewis Chew, our Executive Vice President and Chief Financial Officer;

•	Michael Rockwell, our Executive Vice President, Advanced Technology Group;

•	Michael Bergeron, our Senior Vice President, Worldwide Sales and Field Operations; and

•	Robert Borchers, our Senior Vice President and Chief Marketing Officer.

Fiscal 2014 Financial and Operational Highlights

Key Financial Highlights

Our key financial highlights for fiscal 2014 compared to fiscal 2013 were as follows:

	Fiscal 2014	Fiscal 2013	Change
Total Revenue	$960.2 million	$909.7 million	5.6%
Net Income	$206.1 million	$189.3 million	8.9%
Diluted Earnings Per Share	$1.99	$1.84	8.2%
Non-GAAP Net Income*	$267.4 million	$250.1 million	6.9%
Non-GAAP Diluted Earnings Per Share*	$2.58	$2.43	6.2%
Stock Price (High and Low)	$47.29 / $33.94	$37.01 / $28.66	N/A
Stock Price Per Share as of Fiscal Year-End	$41.26	$34.39	20.0%

*	A reconciliation of our GAAP to non-GAAP financial results is set forth in Appendix A to this Proxy Statement.

Quarterly Dividend Program, Increase in Size of Stock Repurchase Program and Total Stockholder Return

Shortly after fiscal 2014, on October 23, 2014, we announced that our Board had approved a quarterly cash dividend program. The first payment under this program, of $0.10 per share, was paid on November 20, 2014 to all stockholders of record as of the close of business on November 3, 2014, in an aggregate amount of $10.2 million. No adjustments to outstanding equity awards were made in connection with our quarterly cash dividend program.

On October 23, 2014, we also announced that we had increased the size of our stock repurchase program by an additional $200 million, bringing the amount then available for future repurchases of our Class A Common

Stock to approximately $260 million. Since fiscal 2010, we have returned more than $1.2 billion of cash to stockholders through stock repurchases, our December 2012 special dividend, and the first installment of our recently-announced quarterly dividend.

The market price of our Class A Common Stock for the last three fiscal years has grown by 50.4%, from $27.44 per share at the end of fiscal 2011 to $41.26 per share at the end of fiscal 2014. In addition, assuming the reinvestment of our December 2012 special dividend of $4.00 per share into shares of our Class A Common Stock, an initial investment of $100 at the end of fiscal 2011 would have grown to $164.94 at fiscal year-end 2014, representing a 64.9% return on investment during that three-year period.

Key Business Highlights

In fiscal 2014, we also continued to make progress on our business initiatives, including:

Broadcast. In our Broadcast market, revenue increased 28% year-over-year, with our television attach rate growing to the mid-70s and over 30 new television operators including Dolby Digital Plus in their set-top boxes. Broadcast has been our most consistent growth driver in recent fiscal quarters. We work with operators and standard bodies around the world to adopt Dolby solutions. A big focus of our efforts continues to be the adoption of Dolby technologies in emerging markets, where the transition to digital broadcast is still in progress. During fiscal 2014, Dolby Digital Plus was confirmed in five new standards: India, Russia, United Arab Emirates, Kenya and, most recently, Nigeria. These five countries represent over 200 million households and further expand the addressable market for Dolby. In China and India, we also continue to see development of content ecosystems. Over two-thirds of high-definition channels in China are in Dolby, and we see an increase in local television programming. In fiscal 2014, 14 programs aired in Dolby 5.1, including “The Voice of China,” one of China’s most popular television shows. This compares to only four in the previous year.

Mobile. In our Mobile market, we continued to promote the adoption of our technologies in smartphones and tablets across various mobile ecosystems. We have partnered with Amazon to enhance the audio experience in their full line of Kindle Fire tablets, the Fire TV and Fire Phone. Dolby technologies are also featured across the full line of Microsoft Surface tablets, on a growing number of Lenovo smartphones and tablets in the Android ecosystem, and in Nokia’s Lumia 830, 930, 1520 and Icon products. In addition, with the release of our Dolby Audio Plug-in to developers in fiscal 2014, we see a growing number of applications using our technologies to enhance game play and the user experience.

Cinema. In our Cinema market, we continued to make progress on deployment of Dolby Atmos, our object-oriented audio platform that produces multidimensional sound that flows all around you. Since launching Dolby Atmos in 2012, we have steadily established this new offering by working closely with studios, content creators, post-production facilities and exhibitors. As of the end of fiscal 2014, we had over 750 Dolby Atmos-enabled screens installed or committed to be installed, and over 200 Dolby Atmos movie titles released or announced for release. Moreover, 14 of the 15 highest grossing movie titles in 2014 were in Dolby Atmos.

Shortly after fiscal 2014, we completed the acquisition of Doremi Labs. The transaction advances our mission to improve the cinema experience, enable new forms of storytelling, and accelerate the delivery and deployment of innovative solutions to exhibitors.

Growth Initiatives

As noted in our recent proxy statements, beginning in fiscal 2009, we embarked on a series of multi-year strategic initiatives to refocus our product development and marketing activities, invest in new initiatives, and diversify our revenue streams. In fiscal 2014, we continued to execute this strategy, announcing or bringing several new offerings to market, including:

•

Dolby Voice, our audio conferencing solution with outstanding fidelity, spatial perception, and background noise suppression that enables virtual meetings to sound and feel more like in-person meetings. Launched in global partnership with BT, a leading provider of audio and imaging conferencing systems, deployment of Dolby Voice continues with numerous companies in trial with the solution, and others in the implementation process. We recently launched a Dolby Voice mobile application to extend the in-person experience to mobile devices, and we announced the Dolby Voice conference phone, which became available in the first quarter of fiscal 2015. By offering a complete solution, we expect additional momentum behind ongoing deployment of the service.

•

Dolby Vision, our latest imaging technology, which offers more realistic distinctions in color, brighter highlights, and improved shadow details. The technology focuses on the image quality each pixel represents and is not dependent on the number of pixels. To date, the content community has expressed strong support for this innovation. We are working to build out the ecosystem for this solution, which includes enabling the post-production and color grading processes to create content in Dolby Vision.

•

Dolby Atmos for the home, which is based on our immersive, object-based sound technology originally developed for the cinema, and which recently was named Grand Award Winner in the entertainment category by Popular Science magazine in its yearly review of Best of What’s New. Using Dolby Atmos-enabled hardware to customize soundtracks over a speaker array, we can deliver full Dolby Atmos playback by using either Blu-ray Disc media or streaming content services. To this end, in fiscal 2014, several manufacturers announced Dolby Atmos-compatible AV receivers and pre-processors as well as speaker add-on modules, and a home theater-in-a-box offering. In addition, we have partnered with major studios to release feature titles via streaming services and Blu-ray Disc, and will continue to work with content developers and distributors to expand entertainment selections using the Dolby Atmos format. We are also focused on extending this technology to the mobile market, and the recent announcement of the next-generation Fire HDX 8.9 tablet marks the first mobile device to deliver the Dolby Atmos sound experience.

Thus, as reflected above, in fiscal 2014, we were able to deliver strong annual financial performance from our business while making progress in achieving our multi-year strategic initiatives, something that the Committee took into consideration in making its executive compensation determinations for fiscal 2014.

Reinforcing our Business Strategy through an Emphasis on Incentive Compensation

The principal elements of our executive compensation program are long-term incentive compensation (in the form of stock options and restricted stock unit awards), annual incentive compensation (typically consisting of a cash bonus opportunity), and base salary. These principal elements are further described below.

Our Board, through the Committee, which administers our executive compensation program, allocated a substantial portion of the target total direct compensation opportunity of our NEOs to incentive compensation in fiscal 2014, the vast majority of which consists of long-term incentive compensation. This emphasis on long-term incentive compensation in the target total direct compensation opportunity of our NEOs is reflected in the graphs below. The majority of this long-term incentive compensation is tied to vehicles the value of which is driven wholly by stock price performance, and the realization of any value from such awards is conditioned upon the satisfaction of multi-year vesting requirements. This design not only squarely aligns the interests of our NEOs with those of our stockholders, but also focuses their efforts on the successful execution of our multi-year business strategy.

*	In certain cases, annual incentive compensation may be paid out in the form of restricted stock unit awards, as described below.
**	The long-term incentive compensation percentage is based on the grant date fair value of the underlying equity awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC 718”) and does not represent the compensation actually realized or currently realizable by our NEOs from such awards.

The efficacy of the Committee’s decision to adopt this compensation structure is in part reflected by the amounts actually realized by our Chief Executive Officer from his long-term incentive compensation awards, as compared to the aggregate grant date fair value of those awards as reported in the Summary Compensation Table. These realized amounts were as follows for the three fiscal years ended 2014:

(1)

The information in the “Grant Date Fair Value” columns reflects the aggregate grant date fair values of stock options and restricted stock unit awards as reported in the Summary Compensation Table for the year of grant. In the case of stock options, this represents the value calculated under the Black-Scholes option valuation model and, in the case of all other awards, this represents their intrinsic value on the date of grant. The information in the “Grant Date Fair Value” column for fiscal 2012 includes the incremental fair value of $199,138, calculated in accordance with ASC 718, of the replacement restricted stock unit awards granted to Mr. Yeaman in connection with his participation in our 2012 stock option exchange program. In addition, the information in the “Grant Date Fair Value” column for fiscal 2013 includes the incremental fair value of $572,601, calculated in accordance with ASC 718, of the adjustment to stock options held by Mr. Yeaman in connection with our December 2012 special dividend.

(2)	Realized equity value represents the sum of the value realized on the vesting of restricted stock unit awards during the indicated fiscal year (including $81,872 and $269,692 in dividend equivalents paid to Mr. Yeaman in fiscal 2013 and 2014, respectively), based on the closing price of our Class A Common Stock on the date of vesting multiplied by the number of shares vested. Mr. Yeaman did not exercise any stock options in fiscal 2012, 2013 or 2014, and therefore did not realize any value on the exercise of stock options in any of those fiscal years.

In addition, as reflected in the Outstanding Equity Awards at 2014 Fiscal Year-End table, as of the end of fiscal 2014, our Chief Executive Officer had outstanding equity awards with unrealized appreciation of approximately $17 million, including $9.6 million for outstanding and unexercised stock options and $7.4 million for outstanding and unvested restricted stock unit awards, representing a substantial amount of compensation opportunity that directly aligns his interests with those of our stockholders.

Fiscal 2014 Executive Compensation Highlights

In fiscal 2014, the Committee took the following actions with respect to the compensation of our NEOs:

•

Base Salary. The Committee increased NEO base salaries by 3% for calendar year 2014, except in the case of Mr. Bergeron, whose base salary was increased by 4%. These increases were consistent with merit-based increases for our U.S. workforce, which were based on competitive merit increase survey data for technology companies. The Committee also approved an annual base salary of $400,000 for Mr. Borchers, who joined the company in January 2014.

•	Annual Incentive Compensation. With respect to our annual incentive compensation plan for executives, the 2014 Dolby Executive Annual Incentive Plan (the “2014 EDAIP”):

•

The Committee approved annual incentive compensation targets for our NEOs—stated as a percentage of base salary for calendar year 2014—at the same levels as in fiscal 2013 (100% for our Chief Executive Officer, 75% for Mr. Bergeron and 65% for our other NEOs). In the case of Mr. Borchers, the Committee approved an annual incentive compensation target of 65% of his calendar year 2014 base salary, prorated for a partial year of service.

•

The Committee approved annual incentive compensation payments for our NEOs at 124% of their annual incentive compensation targets, based on our strong performance and achievement of a combination of revenue and non-GAAP operating income targets under the 2014 EDAIP, as described below.

•	Long-Term Incentive Compensation.

•	The Committee approved ongoing equity awards for each NEO, as reflected in the Grants of Plan-Based Awards in Fiscal 2014 table in “Executive Compensation and Related Matters.”

•	In recognition of his significant contributions to Dolby, Mr. Rockwell received a special stock option grant to purchase 100,000 shares of our Class A Common Stock.

•

In connection with his appointment as our Senior Vice President and Chief Marketing Officer, Mr. Borchers received a stock option to purchase 171,425 shares of our Class A Common Stock and a restricted stock unit award covering 34,275 shares of our Class A Common Stock. Pursuant to his offer letter, Mr. Borchers also was awarded a one-time special inducement award consisting of a stock option to purchase 47,625 shares of our Class A Common Stock and a restricted stock unit award covering 14,275 shares of our Class A Common Stock.

Roles of the Compensation Committee, Management and Compensation Consultants

Role of the Compensation Committee

The Committee approves and administers the compensation program for our executive officers, including base salaries and annual and long-term incentive compensation plans. In discharging these duties, the Committee determines these elements of compensation for our Chief Executive Officer, and, with the input of our Chief Executive Officer, determines these elements for our other executive officers. In addition, the Committee administers the equity incentive plans for our broad-based employee base and reviews equity grant guidelines for these employees on an annual basis.

The Committee routinely meets throughout the fiscal year in the ordinary discharge of its duties, including to determine the compensation for our executive officers. In addition, in fiscal 2014, the Committee met to make determinations regarding a special stock option grant for Mr. Rockwell and Mr. Borchers’ new-hire compensation package. The Committee also regularly meets in executive session without management present.

Role of Management

Our Chief Executive Officer and members of our Human Resources, Legal and Finance Departments (collectively, “Management”) assist and support the Committee. At least annually, Management reviews our executive compensation philosophy with the Committee and, with Committee guidance and input, develops compensation proposals for Committee consideration. The Committee considers and approves any proposed changes to ensure that our compensation philosophy and programs remain aligned with our business objectives and support our efforts to attract and retain key talent in a competitive environment. In this regard, Management performs a market check of peer company executive compensation levels and practices (“Market Comparables”) and provides the Committee with executive compensation information, including: historical base salary and annual incentive compensation payouts; fiscal year-end levels of equity ownership; equity award holdings; unrealized value calculations of vested and unvested equity awards at various stock prices; grant date fair values of equity award holdings (as computed for financial reporting purposes); and other relevant information.

At least annually, our Chief Executive Officer, with input from our Senior Vice President, Human Resources and our Chairman of the Board, reviews with the Committee the performance of our other executive officers and recommends to the Committee base salary adjustments, annual incentive compensation targets, and long-term incentive compensation awards for each of these individuals. He also uses these individual performance assessments to make recommendations for annual incentive compensation payouts under the prior fiscal year’s annual incentive compensation plan. The Committee makes decisions with respect to our Chief Executive Officer’s compensation without him present and after considering input from our Chairman and other members of our Board.

Role of Compensation Consultants

The Committee engages independent advisors to assist it in carrying out its responsibilities. During fiscal 2014, the Committee engaged Compensia, Inc., a national compensation consulting firm, for the purpose of advising the Committee on executive officer compensation matters. Compensia also advised the Committee on certain matters related to our compensation programs for broad-based employees, including our equity utilization, participation and grant guidelines relative to market practices.

The Committee provided Compensia with instructions regarding the goals of our executive compensation program and the parameters of the competitive review of executive officer compensation packages that it was to conduct. In particular, the Committee instructed Compensia to analyze whether the compensation packages of our executive officers were consistent with our compensation philosophy and competitive relative to the Market

Comparables. The Committee further instructed Compensia to evaluate the following components to assist the Committee in establishing fiscal 2014 compensation:

•	Base salary;

•	Target and actual annual incentive compensation;

•	Target and actual total cash compensation (base salary and annual incentive compensation);

•	Long-term incentive compensation (equity awards);

•	Target and actual total direct compensation (base salary, annual incentive compensation and long-term incentive compensation); and

•	Beneficial ownership of our Common Stock.

Accordingly, Compensia performed a compensation comparison for each of our executive officers versus executives with similar positions within the Market Comparables and presented its report to the Committee. In November 2013, the Committee used the analysis in the course of its deliberations and determinations of executive compensation for fiscal 2014.

Compensia attends most meetings of the Committee and communicates with members of the Committee and Management outside the formal Committee meetings. During fiscal 2014, Compensia also performed services for us relating to director compensation, equity use, proxy statement support, and general Committee meeting support.

Based on a consideration of the factors set forth in the NYSE listing standards and the SEC’s rules and regulations, the Committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the Committee has raised any conflict of interest.

Use of Market Data for Competitive Positioning

The Committee uses Market Comparables and the pay practices of our direct compensation peer group only as a point of reference when setting compensation levels for each of our executive officers. The Committee does not benchmark compensation of our executive officers against Market Comparables or pay practices of our direct peer group.

To assist it in analyzing our executive compensation program for fiscal 2014, the Committee directed Compensia to review and recommend potential changes to our compensation peer group and, thereafter, compile and analyze the executive compensation data for the companies in the peer group. Compensia also compiled and analyzed executive compensation data in published industry-specific compensation surveys and prepared a report for the Committee on the competitive positioning of our executive compensation program.

As part of this process, the Committee instructed Compensia that, for a company to be considered as a potential peer group candidate, the company must operate in one of several designated industries (consumer electronics, technology IP licensing, entertainment technology, or software) and have a market capitalization within the range of approximately .25 times to four times our mid-calendar year market capitalization. Once an initial group of companies that met these industry and market capitalization thresholds had been identified, with Compensia’s input, the Committee evaluated them using the following selection criteria relative to the same criteria for Dolby:

•	Market capitalization as a multiple of revenue;

•	Market capitalization per employee;

•	Revenue;

•	Net income margin; and

•	Employee base.

The Committee evaluated potential new additions only if they met at least three of the five selection criteria above. In its evaluation, the Committee also considered whether the potential peer group candidates were direct competitors for executive talent, either because of their geographic proximity to us, prior recruitment history, or employment of individuals with unique skills or expertise that are comparable to the unique skills or expertise that are either required or desirable in our business.

Using these selection criteria, the Committee updated our direct peer group for fiscal 2014 from the peer group that was used in fiscal 2013. Our direct peer group in fiscal 2014 comprised the following 17 companies:

•	Akamai Technologies Inc.

•	ANSYS, Inc.

•	Cadence Design Systems, Inc.

•	Citrix Systems, Inc.

•	CommVault Systems, Inc.

•	Concur Technologies Inc.

•	DreamWorks Animation SKG, Inc.

•	Fortinet, Inc.

•	IMAX Corporation

•	Informatica Corporation

•	InterDigital, Inc.

•	NeuStar Inc.

•	Red Hat, Inc.

•	Rovi Corporation

•	Synopsys, Inc.

•	Verisign, Inc.

•	ValueClick, Inc.

As discussed above, while the Committee uses the Market Comparables as a point of reference when setting compensation levels for each of our executive officers, the Committee does not benchmark compensation of our executive officers against Market Comparables or pay practices of our direct peer group. Instead, the Committee uses the Market Comparables as a market check to identify situations where an executive officer’s compensation may be an outlier—substantially below the 50th percentile or substantially above the 75th percentile.

The Committee has carefully considered its direct peer group selection methodology and has consistently applied this methodology over time. However, given the unique nature of our business, selection of our peer group requires the Committee to use its judgment, in addition to the objective criteria contained in our peer group selection methodology. The Committee from time to time considers alternative peer group selection methodologies, and has determined that our current peer group selection methodology continues to be the most appropriate methodology for us.

Consideration of Advisory Vote to Approve Named Executive Officer Compensation

At our 2014 Annual Meeting of Stockholders, we conducted a non-binding, advisory vote of our stockholders to approve the compensation of our NEOs (a “Say-on-Pay” vote). At that meeting, approximately 95% of the voting power of the shares present and entitled to vote on the proposal voted to approve the compensation of our NEOs.

In fiscal 2014, in advance of our 2014 Annual Meeting of Stockholders, our senior management contacted several of our largest stockholders to solicit their views on various matters, including our executive compensation policies and practices. The Committee was briefed on the feedback received from these stockholders and considered this feedback, as well as the results of the 2014 Say-on-Pay vote, in considering our overall approach to executive compensation for fiscal 2015.

The Committee will continue to carefully consider the results of our Say-on-Pay votes and feedback from our stockholders in overseeing our executive compensation program.

Overview of Executive Compensation Program

Objectives

The objectives of our executive compensation program are to:

•	Provide a competitive compensation package that enables us to attract, motivate, and retain high-caliber talent;

•	Provide a total compensation package, aligned with the nature and dynamics of our business, which focuses management on achieving our annual and long-term corporate objectives and strategies;

•	Reward both individual and collective contributions to Dolby’s success consistent with our pay-for-performance orientation; and

•	Emphasize long-term value creation and further align the interests of management and stockholders through the use of equity-based awards.

Consistent with these objectives, our pay positioning strategy emphasizes the total direct compensation opportunity provided to our executive officers and places less weight on the discrete positioning of individual pay elements. In addition, when evaluating total direct compensation, the Committee considers, as a point of reference only, compensation trends reflected by the companies in our compensation peer group (identified above) and companies with which we compete for talent. Individual elements of compensation are designed to create incentives that are consistent with our business needs and strategic objectives.

Executive Compensation Policies

In discharging its responsibilities relating to executive compensation, the Committee, with the assistance of Compensia, monitors trends and developments in compensation practices and looks to enhance the effectiveness of our executive compensation program on an ongoing basis. As a result, our executive compensation program includes:

•

An effective pay-for-performance orientation, including the use of long-term incentive compensation, consisting of stock options and restricted stock unit awards, which represent the largest portion of each executive officer’s total compensation package;

•	A practice of not providing “golden parachute” excise tax gross-ups for our executive officers;

•

“Double-trigger” vesting acceleration arrangements in connection with a change in control of Dolby (that is, accelerated vesting that is triggered only upon certain terminations of employment following a change in control of Dolby) for equity awards granted to our executive officers, which are generally consistent with the arrangements provided to our broad-based employees as described below;

•

A practice of providing our executive officers with only limited perquisites or other personal benefits that are both customary in the industry in which we operate and in furtherance of accomplishing our business objectives;

•	The use of compensation survey data, as well as publicly-available data about the compensation practices of our peers, to inform the design of our executive compensation program; and

•

An annual risk assessment with respect to our compensation programs and policies, including the programs and policies for non-executive officer employees, as described in “Executive Compensation and Related Matters—Compensation Program Risk Assessment.”

Fiscal 2014 Compensation Determinations

The Committee considers a variety of factors when establishing the three principal elements of compensation for our executive officers. These factors include:

•	An evaluation of Dolby’s financial and operational performance, including progress against the elements of our multi-year business strategy;

•

An evaluation of the executive officer’s current scope of responsibility and contribution to Dolby’s success, including a review of the executive officer’s achievement of strategic business objectives;

•	An assessment of the executive officer’s potential to make future contributions to Dolby, including a review of the executive officer’s skills, experience, and past performance;

•	A review of retention considerations, including the current and potential value of unvested equity awards held by the executive officer;

•	A review of internal pay equity, including an analysis of how an executive officer’s target compensation compares to other executive officers;

•	A review of Market Comparables; and

•	The recommendation of our Chief Executive Officer with respect to his direct reports.

Our Chief Executive Officer applies a similar list of factors when formulating compensation recommendations for his direct reports (he does not participate in recommending or setting his own compensation). The Committee members and our Chief Executive Officer may weigh these factors differently depending on the compensation element.

Base Salary

The Committee makes base salary adjustments, if any, on a calendar year (as opposed to a fiscal year) basis. Consequently, the fiscal 2014 base salary information reported in the Summary Compensation Table reflects a blend of calendar year 2013 and calendar year 2014 base salaries.

In November 2013, following its review of our executive compensation program objectives for fiscal 2014, the Committee weighed the factors discussed above. As a result of this assessment, the Committee approved an increase of 3% in the base salary of each of our NEOs for calendar year 2014, except in the case of Mr. Bergeron, who received a salary increase of 4%. These base salary increases were consistent with merit-based increases for our U.S. workforce, which members of our Human Resources Department established based on competitive merit increase survey data for high-technology companies. In addition, in January 2014, the Committee approved an annual base salary of $400,000 for Mr. Borchers in connection with his appointment as our Senior Vice President and Chief Marketing Officer.

The annualized base salaries of our NEOs for calendar years 2013 and 2014 are set forth below:

Executive Officer	2013 Base Salary	2014 Base Salary	Change
Kevin Yeaman	$655,636	$675,305	3%
Lewis Chew	$448,050	$461,492	3%
Michael Rockwell	$424,852	$437,598	3%
Michael Bergeron	$385,000	$400,400	4%
Robert Borchers	N/A	$400,000	N/A

Annual Incentive Compensation

Our annual incentive compensation plan consists of performance-based compensation, which is typically paid in cash. Payouts under the plan are contingent on Dolby’s financial performance, which ensures that our executive officers are rewarded only to the extent that we achieve the financial objectives established under our annual operating plan. In certain cases, annual incentive compensation may be paid out in the form of restricted stock unit awards, as described below in “—Annual Incentive Compensation—Form of Payment.”

Fiscal 2014 Dolby Executive Annual Incentive Plan – Structure

The purpose of our 2014 EDAIP was to motivate our executive officers to achieve specified annual financial (revenue and non-GAAP operating income) targets and to maintain a high level of team and individual performance.

We calculated the potential payouts under the 2014 EDAIP for our executive officers using the following formula, the terms of which are described further below:

Chief Executive Officer:	Calendar Year-End 2014 Base Salary	X	Target Incentive Percentage	X	Company Multiplier	Subject to Downward Adjustment	=	Payout
Other Executive Officers:	Calendar Year- End 2014 Base Salary	X	Target Incentive Percentage	X	Company Multiplier	Subject to Upward or Downward Adjustment	=	Payout

Annual Incentive Compensation Targets

For fiscal 2014, after considering the factors discussed above, the Committee maintained the NEOs’ fiscal 2014 annual incentive compensation targets (stated as a percentage of base salary for calendar year 2014) at the same levels that were used for the fiscal 2013 annual incentive compensation plan. With respect to Mr. Borchers, the Committee approved an annual incentive compensation target of 65% of his calendar year 2014 base salary, prorated for a partial year of service.

Executive Officer	Target Percentage of Calendar Year 2014 Base Salary	Target Fiscal 2014 Annual Incentive Compensation
Kevin Yeaman	100%	$675,305
Lewis Chew	65%	$299,970
Michael Rockwell	65%	$284,439
Michael Bergeron	75%	$300,300
Robert Borchers	65%	$188,571	*

*	Prorated for partial fiscal year.

An executive officer may receive an actual award payout that is larger or smaller than his annual incentive compensation target, or may receive no award payout at all, depending on the extent to which the relevant corporate performance objectives were met and subject to any discretionary adjustments based on individual performance as described further below.

Company Multiplier

In September 2013, the Committee approved a sliding scale corporate financial performance formula that determined payout levels for the 2014 EDAIP based on our achievement of a combination of revenue and non-GAAP operating income targets (the “Company Multiplier”). The revenue and non-GAAP operating income targets underlying the Company Multiplier were consistent with our fiscal 2014 financial performance objectives. In approving these targets for fiscal 2014, the Committee set goals aimed at motivating our executive officers to achieve strong financial, team and individual performance, but also recognized our continuing need to make substantial investments (which would exert downward pressure on our non-GAAP operating income) in order to execute on our long-term strategic initiatives and identify and develop new technologies, such as Dolby Vision and Dolby Voice. For example, between fiscal 2009—when we embarked on our current multi-year business strategy—and fiscal 2014, our research and development expenses increased by approximately 125%. Moreover, the Committee recognized that the transition from traditional PCs to computing devices without optical disc drives, such as smartphones and tablets, was continuing to exert downward pressure on our revenues.

Our 2014 EDAIP was based on revenue and profitability metrics because the Committee believed that solid performance in these areas would contribute to long-term stockholder value creation. No payouts would be made under the 2014 EDAIP unless we achieved the threshold revenue and non-GAAP operating income levels as described in the table below, which represented 90% of the revenue and non-GAAP operating income target objectives under our operating plan for fiscal 2014. The maximum Company Multiplier was 200%. For purposes of calculating the Company Multiplier, “non-GAAP operating income” excluded expenses related to stock based compensation, expense associated with dividend equivalents paid on restricted stock units, the amortization of intangibles from business combinations, restructuring charges and the related tax impact of these items.

For fiscal 2014, we achieved revenue of $960.2 million against a threshold requirement of $828 million and non-GAAP operating income of $356.1 million against a target of $318 million, resulting in a Company Multiplier and bonus payouts of 124% of our NEOs’ respective fiscal 2014 annual incentive compensation targets. A reconciliation of our GAAP to non-GAAP financial results is set forth in Appendix A to this Proxy Statement.

Annual Incentive Compensation—Form of Payment

The Committee structured the 2014 EDAIP so that if our fiscal 2014 financial performance resulted in a Company Multiplier equal to or greater than 150%, then up to 125% of each executive officer’s annual incentive compensation award would be paid in cash, with any excess of 125% being paid in the form of a restricted stock unit award for shares of our Class A Common Stock. All shares subject to any such restricted stock unit award would vest on the first anniversary of the date of grant, subject to the executive officer’s continued service with Dolby. Based on a Company Multiplier of 124%, no restricted stock unit awards were granted pursuant to the 2014 EDAIP.

Potential Adjustments for Individual Performance and Actual 2014 EDAIP Payouts

For fiscal 2014, our Chief Executive Officer received 124% of his annual incentive compensation target, based on a Company Multiplier of 124%. The Committee has the discretion to reduce (but not increase) the amount payable to our Chief Executive Officer under the 2014 EDAIP to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance. In November 2014, the Committee, based on its evaluation of our Chief Executive Officer’s performance and his contributions during the fiscal year, made no such adjustment. In making this determination, the Committee considered our successful completion of several operational and strategic objectives for the fiscal year, including those under our multi-year business strategy.

For each of our other executive officers, our Chief Executive Officer had the discretion under the 2014 EDAIP to recommend, subject to Committee approval, increases or decreases of up to 25% of each such executive officer’s calculated award payout amount. In November 2014, our Chief Executive Officer, based on his evaluation of our executive officers’ team and individual performance and their contributions during the fiscal year, recommended no adjustments to the calculated award payout amounts of the other NEOs. In making these recommendations, our Chief Executive Officer considered our successful completion of several operational and strategic objectives for the fiscal year, including those under our multi-year business strategy. The Committee reviewed and approved these recommendations.

Accordingly, we made the following annual incentive compensation payouts to our NEOs under the 2014 EDAIP:

Executive Officer	Annual Incentive Compensation Target		Fiscal 2014 Company Multiplier	Approved Award Payout
Kevin Yeaman	$675,305		124%	$837,378
Lewis Chew	$299,970		124%	$371,963
Michael Rockwell	$284,439		124%	$352,704
Michael Bergeron	$300,300		124%	$372,372
Robert Borchers	$188,571	*	124%	$233,828	*

*	Prorated for partial fiscal year.

Long-Term Incentive Compensation

The objectives of our long-term incentive compensation program are to encourage our executive officers to focus on long-term strategies; further align the interests of our executive officers and our stockholders; provide compensation that is market competitive; recruit, motivate, and retain top talent; and make efficient use of compensation resources.

Equity Awards

As reflected in the graph below, we use a portfolio approach for the long-term incentive compensation awarded to our executive officers, consisting of a combination of stock options and restricted stock unit awards.

Our long-term incentive compensation program is weighted more heavily towards stock options because the Committee believes that stock options, which directly tie a significant portion of our executive officers’ target total direct compensation opportunity to increases in the market price of our Class A Common Stock, present a strong incentive for them to make long-term decisions that sustain stock price growth and to maximize performance over the option term, which is generally ten years. Because stock options provide real economic value only if the price of the underlying stock increases, our executive officers realize little to no benefit from their outstanding options if our stock price declines or stays flat.

Restricted stock unit awards also align the interests of our executive officers with those of our stockholders by rewarding our executive officers for increases in our stock price. Unlike stock options, however, restricted stock unit awards have real economic value when they vest even if the stock price declines or stays flat, thus delivering more predictable value to our executive officers and providing the company with retention benefits over the vesting term of the awards. In addition, because of their “full value” nature, restricted stock unit awards deliver the desired grant date fair value using a lesser number of shares than we would otherwise use for stock option grants, enabling us to use our equity compensation resources more efficiently and manage the overall number of shares granted and possible resulting dilution.

In short, we believe that providing a portfolio of stock options and restricted stock unit awards supports the objectives of our long-term incentive compensation program by further aligning the interests of our executive officers and stockholders, balancing performance and retention considerations, and enabling us to use our equity compensation resources more efficiently.

Generally, we make an initial equity award to an executive officer when he or she joins us. Thereafter, our executive officers are eligible for additional equity awards on an annual basis. The Committee determines the size of each executive officer’s equity award based on the factors discussed above.

One of the objectives of our long-term incentive compensation program is to encourage executive officer retention by requiring that the awards be earned over a multi-year period. Accordingly, we grant time-based equity awards that generally vest over a period of four years as follows:

•

For stock options, a quarter of the total number of shares of our Class A Common Stock issuable under each option vests on the first anniversary of the grant date and the balance of the shares subject to the stock option vests in equal monthly installments over the next 36 months; and

•	For restricted stock unit awards, a quarter of the total number of shares of our Class A Common Stock underlying each award vests on each of the first four anniversaries of the grant date.

See Notes 1 and 3 to the Outstanding Equity Awards at 2014 Fiscal Year-End table in “Executive Compensation and Related Matters” for a description of vesting terms applicable to equity awards granted to our NEOs that differ from those described above.

In fiscal 2014, after considering the factors discussed above, the Committee approved the following stock option and restricted stock unit awards for our NEOs:

NEOs	Grant Date	Number of Shares Underlying Stock Options	Per Share Exercise Price	Number of Shares Underlying Restricted Stock Unit Awards
Kevin Yeaman	12/16/2013	287,265	$37.35	54,038
Lewis Chew	12/16/2013	103,652	$37.35	19,498
Michael Rockwell	12/16/2013	118,460	$37.35	22,284
Michael Rockwell	12/16/2013	100,000	$37.35	—
Michael Bergeron	12/16/2013	103,652	$37.35	19,498
Robert Borchers	01/15/2014	171,425	$41.31	34,275
Robert Borchers	01/15/2014	47,625	$41.31	14,275

The second stock option grant listed for Mr. Rockwell represents a special equity award granted to him in recognition of his significant contributions to Dolby. The second set of grants listed for Mr. Borchers represents a special, one-time inducement award in connection with his appointment as our Senior Vice President and Chief Marketing Officer. The size of Mr. Borchers’ equity awards reflects the equity compensation arrangements that were necessary to recruit him to join us, and was negotiated at the time he was hired, taking into account his qualifications, experience and Market Comparables.

All stock options were granted with a per-share exercise price equal to the fair market value of our Class A Common Stock on the grant date.

Design of Long-Term Incentive Compensation

Each year, the Committee reviews the design of our long-term incentive compensation program, including the use of “performance-based” equity awards that would vest upon the achievement of one or more pre-established performance criteria. In deciding to grant only time-based equity awards in fiscal 2014, the Committee determined that our use of a “portfolio” of time-based stock options and restricted stock unit awards continues to support our objectives for our long-term incentive compensation, recognizing that the amounts either realized or realizable by our executive officers from their equity awards have and continue to correlate directly with our stock price performance. Moreover, the Committee believes that stock options are “performance-based,” since they require stock price appreciation above the exercise price to create real economic value for our executive officers.

We expect that, in designing the long-term incentive compensation component of our executive compensation program in future years, the Committee will continue to assess the use of different compensation vehicles, including equity awards that vest upon the achievement of one or more pre-established performance criteria, aimed at supporting our intermediate and long-term business objectives.

Equity-Based Award Grant and Vesting Policy

The Committee has adopted an Equity-Based Award Grant and Vesting Policy (the “Equity Policy”), which applies to all equity awards granted to any of our employees, including our executive officers. The Equity Policy provides that:

•

New hire, promotion and retention equity awards may only be made once per month on the 15th day of the month. If the 15th day of the month falls on a weekend or holiday, awards will be made on the first business day immediately following the 15th day of the month.

•

Ongoing equity awards (i.e., other than new hire, promotion and retention awards) may only be made on December 15th. If December 15th falls on a weekend or holiday, awards will be made on the first business day immediately following December 15th.

•

If a pricing term is applicable to a particular equity award (e.g., the exercise price for a stock option), the pricing term will be established by reference to the fair market value of our Class A Common Stock on the award date as determined in accordance with the applicable equity plan provisions.

•

Equity award approvals by meeting and by unanimous written consent may precede the award date so long as the approval is effective as of the respective award date. Approvals of equity-based awards may never occur after the award date.

•

If the Committee adopts an executive annual incentive compensation plan that permits the Committee to grant restricted stock unit awards in lieu of cash, the timing of any such restricted stock unit award grants will be determined by the Committee at the time it adopts the applicable executive annual incentive compensation plan. When determining the timing of such awards, the Committee will consider the principles embodied in the Equity Policy.

•

In May 2012, the Committee approved an amendment to the Equity Policy, adjusting the timing so that the restricted stock unit awards made pursuant to our 2012 stock option exchange program would be made as of the date of the expiration of the program, which occurred on August 10, 2012. In addition, in December 2012, in connection with and in order to facilitate the 2012 special dividend, the Board approved an adjustment to timing so that December equity grants would be granted on December 21, 2012.

Restrictions on Trading Securities (Including Hedging and Pledging)

We have an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to shares of our Common Stock. Our insider trading policy also prohibits pledging of stock, subject to an exception for certain intra-family transactions not to a third party—tax and estate planning, for example—that are approved in writing by the General Counsel and are not otherwise inconsistent with the terms of our insider trading policy.

Generally Available Benefits

In fiscal 2014, our executive officers were eligible to participate in our Employee Stock Purchase Plan and the health and welfare programs that are generally available to our other full-time employees, including medical, dental and vision plans; flexible spending accounts for healthcare and dependent care; life, accidental death and dismemberment and disability insurance; and paid time off.

We also maintain a tax-qualified Section 401(k) Plan, which is broadly available to our U.S. general employee population. Under the Section 401(k) Plan, U.S. employees are eligible to receive matching contributions and profit-sharing contributions from Dolby, which together were capped at a maximum of up to $27,950 per participating employee in calendar year 2014.

Severance and Change in Control Arrangements

General

Our employee stock plans contain “double-trigger” vesting acceleration provisions for outstanding and unvested equity awards that may be triggered by a termination of employment by Dolby without “cause” or an employee resignation with “good reason” within 12 months following a change in control of Dolby. The vesting of outstanding and unvested equity awards also accelerates if an equity award is not assumed by the successor entity in connection with such a change in control. These vesting acceleration provisions are intended to secure the continued dedication of our employees, including our executive officers, notwithstanding the possibility or occurrence of a change in control of Dolby.

We do not provide “golden parachute” excise tax gross-ups for our executive officers.

Severance Agreement with Mr. Yeaman

We have entered into a severance arrangement with our Chief Executive Officer as described under the section entitled “Executive Compensation and Related Matters—Potential Payments upon Termination or Change in Control.” We negotiated this arrangement to induce him to resign from his former position and accept the position of Chief Executive Officer in fiscal 2009. This arrangement is intended to provide him with certain payments and benefits in the event of an involuntary termination of his employment without cause or his resignation for good reason.

Acceleration of Vesting of Equity Awards for Mr. Rockwell

The equity awards granted to Mr. Rockwell effective August 15, 2012 (which are reported in the Outstanding Equity Awards at 2014 Fiscal Year-End table) contain provisions that provide for vesting acceleration in the event of involuntary termination of his employment without cause or his resignation for good reason, as described in “Executive Compensation and Related Matters—Potential Payments upon Termination or Change in Control.”

Perquisites and Other Personal Benefits

We have a practice of providing our executive officers with only limited perquisites or other personal benefits that are both customary in the industry in which we operate and are in furtherance of accomplishing our business objectives. For example, given our role in the entertainment industry, our executive officers may be asked to attend industry events, including film festivals, film premieres, award shows, or other similar events, where the attendance of a spouse or significant other may be expected or customary. In those cases, we pay for or reimburse the business travel and dining expenses of an executive officer’s spouse or significant other. We believe that payment or reimbursement of these expenses serves a legitimate business purpose in, among other things, advancing our brand and business relationships within the entertainment industry.

Employment Agreement with Mr. Yeaman

In connection with the appointment of Mr. Yeaman as our President and Chief Executive Officer in fiscal 2009, we entered into an employment agreement with him, which provided for, among other things, a minimum percentage for his annual incentive compensation target. The agreement also provides Mr. Yeaman with certain payments and benefits in the event of his termination of employment under specified circumstances, including following a change in control of Dolby. For a summary of the material terms and conditions of these provisions, see “Executive Compensation and Related Matters—Potential Payments upon Termination or Change in Control.”

Employment Offer Letter with Mr. Borchers

In January 2014, we entered into an employment offer letter with Mr. Borchers to serve as our Senior Vice President and Chief Marketing Officer. This employment offer letter provides for an annual base salary of $400,000 and an annual incentive compensation target equal to 65% of his base salary, prorated for a partial year of service in fiscal 2014. Mr. Borchers’ employment offer letter also provides for a stock option to purchase 171,425 shares of Class A Common Stock, a restricted stock unit award covering 34,275 shares of Class A Common Stock, and a one-time special inducement award consisting of a stock option to purchase 47,625 shares of Class A Common Stock and a restricted stock unit award covering 14,275 shares of Class A Common Stock, the terms of which equity awards are described in “Executive Compensation and Related Matters—Grants of Plan-Based Awards in Fiscal 2014.”

Accounting and Tax Considerations

We generally take into consideration the accounting and tax treatment of each element of compensation when establishing the compensation programs, practices and packages for our executive officers.

Accounting for Stock-Based Compensation

We examine the accounting cost associated with equity compensation in light of the requirements under ASC 718. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock unit awards, based on the grant date “fair value” of the awards. This calculation is performed for accounting purposes, even though recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements (net of estimated forfeitures, which are determined based on historical experience) over the period that a recipient is required to render service in exchange for the award.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) imposes limitations on the deductibility for federal income tax purposes of compensation over $1 million paid to certain executive officers in a taxable year. Compensation in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code.

The annual incentive compensation paid to our Chief Executive Officer is intended to qualify as deductible “performance-based compensation” within the meaning of the Code. The annual incentive compensation paid to our other executive officers does not qualify as deductible “performance-based compensation” within the meaning of the Code because the Committee has discretion to increase each such executive officer’s annual incentive compensation bonus amount. In addition, any stock options granted to our NEOs are also intended to be “performance-based compensation” since they are granted by the Committee, which is comprised solely of “outside directors,” and granted subject to limitations in our employee stock plans (including the requirement that they be granted with a per share exercise price at least equal to the fair market value of a share of our Class A Common Stock on the date of grant).

Restricted stock unit awards granted to our NEOs with time-based vesting do not qualify as “performance-based compensation” under the applicable requirements of Section 162(m). In fiscal 2014, the vesting of time-based restricted stock unit awards, when combined with other compensation that was not “performance-based compensation” for purposes of Section 162(m), resulted in aggregate payments that were in excess of the Code’s deduction limit for our Chief Executive Officer and one other NEO. We expect that, in future years, the vesting of time-based restricted stock unit awards awarded to our NEOs, when combined with other compensation that is not “performance-based compensation” for purposes of the Code, may result in aggregate payments that will be in excess of the Section 162(m) deduction limit.

When practical and when it determines that such qualification is in the best interests of Dolby and its stockholders, the Committee reserves the right to award incentive compensation to our executive officers that is not structured to qualify for an exemption of the deduction limit of Section 162(m). Further, we do not guarantee that any compensation intended to qualify as deductible “performance-based compensation” so qualifies.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Dolby specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Nicholas Donatiello, Jr., Chairman

Roger Siboni

Avadis Tevanian, Jr.

EXECUTIVE COMPENSATION AND RELATED MATTERS

Fiscal 2014 Summary Compensation Table

The Summary Compensation Table and accompanying footnotes describe the “total compensation” of our NEOs for the past three fiscal years, calculated in accordance with SEC rules and regulations. The total compensation presented below does not reflect the actual compensation received by, or the target compensation of, our NEOs in each fiscal year. The actual value realized by our NEOs in fiscal 2014 from long-term incentive compensation is presented in the Option Exercises and Stock Vested at 2014 Fiscal Year-End table in this Proxy Statement.

The individual elements of the total compensation amount reported in the Summary Compensation Table are as follows:

Base Salary.  For fiscal 2014, 2013 and 2012, the amounts reported represent 52 weeks of base salary. Base salary adjustments are set on a calendar year (as opposed to a fiscal year) basis. Consequently, the salaries reported in the Summary Compensation Table represent a blend of calendar base salaries.

Bonus.  The amounts reported represent sign-on bonuses provided as an additional incentive to attract key talent and as a retention tool.

Stock Awards and Option Awards.  Stock Awards consist solely of restricted stock unit awards, and Option Awards consist solely of stock options. The amounts reported for each August 10, 2012 restricted stock unit award granted to Messrs. Yeaman and Rockwell in connection with our 2012 stock option exchange program reflect the incremental fair value of these awards in excess of the fair value of the stock options surrendered in exchange for such restricted stock unit awards, as of such date, computed in accordance with ASC 718. In addition, the amounts reported under Option Awards for Messrs. Yeaman, Chew, Rockwell and Bergeron in fiscal 2013 include the incremental fair value of the adjustment to stock options held by them in connection with our December 2012 special dividend, in excess of the fair value of the stock options so adjusted, as of the adjustment date, computed in accordance with ASC 718, which adjustments are described in “Executive Compensation and Related Matters—Adjustment of Equity Awards in Connection with December 2012 Special Cash Dividend.” All other amounts reported under Stock Awards and Option Awards reflect the grant date fair value of each equity award computed in accordance with ASC 718, excluding estimated forfeitures. See Note 7 to our consolidated financial statements in our 2014 Annual Report on Form 10-K for more information.

Non-Equity Incentive Plan Compensation.  The amount of Non-Equity Incentive Plan Compensation generally consists of the Executive Annual Incentive Plan awards earned for the fiscal year. Such awards are based on our financial performance during the fiscal year and are paid in the following fiscal year.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Kevin Yeaman	2014	669,858		—		2,018,319		3,119,411		837,378		28,625	(1)	6,673,591
President and Chief Executive Officer	2013	650,789		—		1,667,803		2,972,834	(2)	432,720		883,344	(1)	6,607,490
	2012	631,905		—		1,903,728	(3)	2,760,334		477,405		27,771	(1)	5,801,143

Lewis Chew	2014	450,120		—		728,250		1,125,557		371,963		32,584	(4)	2,708,474
Executive Vice President and Chief Financial Officer	2013	441,126		—		701,270		1,173,492	(5)	192,214		274,008	(4)	2,782,110
	2012	151,623	(6)	—		1,650,644		2,497,763		76,319	(6)	2,357	(4)	4,378,706

Michael Rockwell	2014	434,068		—		832,307		2,372,257		352,704		28,625	(7)	4,019,961
Executive Vice President, Advanced Technology Group	2013	418,954		—		612,849		1,385,235	(8)	182,262		537,988	(7)	3,137,288
	2012	409,475		—		1,732,469	(9)	2,461,265		201,083		27,805	(7)	4,832,097

Michael Bergeron	2014	396,135		—		728,250		1,125,557		372,372		43,628	(10)	2,665,942
Senior Vice President, Worldwide Sales and Field Operations	2013 2012	376,115 175,000	(13)	25,000 50,000	(11) (13)	612,849 941,703		960,079 1,416,478	(12)	190,575 84,375	(13)	180,754 4,049	(10) (10)	2,345,372 2,671,605

Robert Borchers Senior Vice President and Chief Marketing Officer	2014	292,308	(14)	—		2,005,601		2,695,651		233,828	(14)	7,181	(15)	5,234,569

(1)	In fiscal 2014, comprised of $27,950 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $675 in life insurance premiums. In fiscal 2013, comprised of $27,465 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan, $675 in life insurance premiums and $855,204 in dividend equivalent rights credited to unvested restricted stock unit awards held by Mr. Yeaman as of December 22, 2012, in connection with our December 2012 special dividend. In fiscal 2012, comprised of $26,995 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $776 in life insurance premiums.
(2)	Includes the incremental fair value of $572,601, calculated in accordance with ASC 718, of the adjustment to stock options held by Mr. Yeaman in connection with our December 2012 special dividend.
(3)	Includes the incremental fair value of $199,138, calculated in accordance with ASC 718, of the replacement restricted stock unit awards granted to Mr. Yeaman in connection with his participation in our 2012 stock option exchange program.
(4)	In fiscal 2014, comprised of $31,909 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $675 in life insurance premiums. In fiscal 2013, comprised of $25,133 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan, $675 in life insurance premiums and $248,200 in dividend equivalent rights credited to unvested restricted stock unit awards held by Mr. Chew as of December 22, 2012, in connection with our December 2012 special dividend. In fiscal 2012, comprised of $2,089 in employer matching 401(k) plan contributions under our retirement plan and $268 in life insurance premiums.
(5)	Includes the incremental fair value of $162,814, calculated in accordance with ASC 718, of the adjustment to stock options held by Mr. Chew in connection with our December 2012 special dividend.
(6)	Mr. Chew joined Dolby on March 27, 2012 on a part-time basis in a non-executive officer role until he assumed the position of Executive Vice President and Chief Financial Officer effective June 4, 2012. His base salary and annual incentive compensation reflect a partial year of service.
(7)	In fiscal 2014, comprised of $27,950 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $675 in life insurance premiums. In fiscal 2013, comprised of $27,465 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan, $675 in life insurance premiums and $509,848 in dividend equivalent rights credited to unvested restricted stock unit awards held by Mr. Rockwell as of December 22, 2012, in connection with our December 2012 special dividend. In fiscal 2012, comprised of $27,029 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $776 in life insurance premiums.
(8)	Includes the incremental fair value of $500,508, calculated in accordance with ASC 718, of the adjustment to stock options held by Mr. Rockwell in connection with our December 2012 special dividend.
(9)	Includes the incremental fair value of $123,384, calculated in accordance with ASC 718, of the replacement restricted stock unit awards granted to Mr. Rockwell in connection with his participation in our 2012 stock option exchange program.

(10)	In fiscal 2014, comprised of $42,953 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $675 in life insurance premiums. In fiscal 2013, comprised of $15,890 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan, $664 in life insurance premiums and $164,200 in dividend equivalent rights credited to unvested restricted stock unit awards held by Mr. Bergeron as of December 22, 2012, in connection with our December 2012 special dividend. In fiscal 2012, comprised of $3,702 in employer matching 401(k) plan contributions under our retirement plan and $347 in life insurance premiums.
(11)	Represents a sign-on bonus of $25,000 that became payable to Mr. Bergeron following one year of service with Dolby.
(12)	Includes the incremental fair value of $75,352, calculated in accordance with ASC 718, of the adjustment to stock options held by Mr. Bergeron in connection with our December 2012 special dividend.
(13)	Mr. Bergeron joined Dolby on April 2, 2012 and received an initial sign-on bonus of $50,000. He became an executive officer effective August 20, 2012. His base salary and annual incentive compensation reflect a partial year of service. His annual incentive compensation was paid under the 2012 Dolby Annual Incentive Plan for non-executives.
(14)	Mr. Borchers joined Dolby on January 6, 2014. His base salary and annual incentive compensation reflect a partial year of service.
(15)	In fiscal 2014, comprised of $6,731 in matching 401(k) plan contributions under our retirement plan and $450 in life insurance premiums.

Grants of Plan-Based Awards in Fiscal 2014

During fiscal 2014, we granted the following plan-based awards to our NEOs:

1.	Annual incentive compensation awards under the 2014 EDAIP,

2.	Stock options, and

3.	Restricted stock unit awards.

Information with respect to each of these awards on a grant-by-grant basis is set forth in the table below.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)
Kevin Yeaman	N/A	N/A	337,653	675,305	1,350,610	—		—		—	—
	12/16/2013	12/16/2013	—	—	—	—		287,265	(3)(4)	37.35	3,119,411
	12/16/2013	12/16/2013	—	—	—	54,038	(5)	—		—	2,018,319

Lewis Chew	N/A	N/A	149,985	299,970	599,940	—		—		—	—
	12/16/2013	12/16/2013	—	—	—	—		103,652	(3)	37.35	1,125,557
	12/16/2013	12/16/2013	—	—	—	19,498	(5)	—		—	728,250

Michael Rockwell	N/A	N/A	142,220	284,439	568,878	—		—		—	—
	12/16/2013	12/16/2013	—	—	—	—		118,460	(3)	37.35	1,286,357
	12/16/2013	12/16/2013	—	—	—	22,284	(5)	—		—	832,307
	12/16/2013	12/09/2013	—	—	—	—		100,000	(3)(6)	37.35	1,085,900

Michael Bergeron	N/A	N/A	150,150	300,300	600,600	—		—		—	—
	12/16/2013	12/16/2013	—	—	—	—		103,652	(3)	37.35	1,125,557
	12/16/2013	12/16/2013	—	—	—	19,498	(5)	—		—	728,250

Robert Borchers	N/A	N/A	94,286	188,571	377,142	—		—		—	—
	01/15/2014	12/9/2013	—	—	—	—		171,425	(3)	41.31	2,109,573
	01/15/2014	12/9/2013	—	—	—	34,275	(5)	—		—	1,415,900
	01/15/2014	12/9/2013	—	—	—	—		47,625	(3)(7)	41.31	586,078
	01/15/2014	12/9/2013	—	—	—	14,275	(5)(7)	—		—	589,700

(1)	Generally reflects threshold, target and maximum bonus amounts for fiscal 2014 performance under the 2014 EDAIP, as described in “Compensation Discussion and Analysis—Fiscal 2014 Compensation Determinations—Annual Incentive Compensation.” The amounts indicated for Mr. Borchers are pro-rated to reflect a partial year of service. The actual bonus payouts were determined by the Compensation Committee in November 2014 and are reported in the Non-Equity Incentive Plan Compensation column of the Fiscal 2014 Summary Compensation Table.

(2)	The amounts reported do not reflect compensation actually realized by the NEO. All amounts reported reflect the grant date fair value of each equity award computed in accordance with ASC 718, excluding estimated forfeitures. See Note 7 to our consolidated financial statements in our 2014 Annual Report on Form 10-K for more information.
(3)	Reflects stock options granted under the 2005 Stock Plan, which were granted with an exercise price equal to the closing price of our Class A Common Stock on the date of grant. A quarter of the total number of shares issuable under each stock option vests on the first anniversary of the grant date and the balance of the shares subject to the stock option vests in equal monthly installments over the subsequent 36 months. See “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements” for a further description of certain terms relating to these awards.
(4)	Stock options are held in the name of the Yeaman Trust.
(5)	Reflects awards of restricted stock units granted under the 2005 Stock Plan. A quarter of the total number of shares of our Class A Common Stock underlying each restricted stock unit award vests on each of the first four anniversaries of the grant date. See “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements” for a further description of certain terms relating to these awards.
(6)	Represents a special stock option grant awarded to Mr. Rockwell in recognition of his significant contributions to Dolby.
(7)	Mr. Borchers joined us on January 6, 2014. As part of his hiring package and additional inducement to join us, Mr. Borchers was granted a one-time award consisting of restricted stock units and a stock option in the amounts indicated.

Adjustment of Equity Awards in Connection with December 2012 Special Cash Dividend

On December 11, 2012, we announced that the Board had declared a one-time special dividend in the amount of $4.00 per share on our Class A Common Stock and Class B Common Stock, which was paid on December 27, 2012 to the stockholders of record of as of December 21, 2012. The special dividend totaled $408.2 million based on the number of shares of Class A Common Stock and Class B Common Stock outstanding as of the record date for the special dividend.

In connection with this special dividend, the Compensation Committee approved adjustments to certain outstanding stock options, stock appreciation rights and restricted stock unit awards in a manner intended to preserve the pre-cash dividend economic value of such awards.

Specifically, each such stock option and stock appreciation right that was outstanding as of December 22, 2012 (the day following the record date for the special dividend), other than stock options granted on the record date, was adjusted by applying an exchange ratio established to reflect the decline in the market price of our Class A Common Stock resulting from the special dividend, which had the effect of increasing the number of shares subject to each such stock option or stock appreciation right, and decreasing the per share exercise price of each such stock option or stock appreciation right, as the case may be.

In addition, each restricted stock unit award that was outstanding and unvested as of December 22, 2012 was credited with dividend equivalent rights, payable in cash in the amount of $4.00 per share upon the vesting of the underlying shares of Class A Common Stock subject to the restricted stock unit award.

Unless otherwise noted, share numbers and exercise prices referenced in this Proxy Statement with respect to stock options or stock appreciation rights granted on or prior to December 22, 2012 (other than any stock options granted on the record date of the special dividend) reflect the exchange ratio adjustment described above. In addition, unless otherwise noted, any restricted stock unit awards referenced in this Proxy Statement that were granted on or prior to December 22, 2012 have dividend equivalent rights attached to them as described above.

No adjustments to outstanding equity awards were made in connection with the quarterly cash dividend program that we announced on October 23, 2014.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table presents information concerning all outstanding equity awards held by each of our NEOs as of the end of fiscal 2014. See “—Adjustment of Equity Awards in Connection with December 2012 Special Cash Dividend” for a description of adjustments to equity awards in connection with our December 2012 special dividend.

	Option Awards									Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Market Value of Unexercised Options ($)(2)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Kevin Yeaman	12/16/2013	—		287,265	(a)	—	37.35	12/16/2023	1,123,206
	12/21/2012	102,552	(a)	131,848	(a)	—	30.49	12/21/2022	2,524,488
	12/15/2011	179,167	(a)	81,438	(a)	—	28.24	12/15/2021	3,393,077
	3/16/2009	134,757	(a)	—		—	28.66	03/16/2019	1,697,938
	11/14/2006	51,230	(b)	—		—	25.26	11/14/2016	819,680
										12/16/2013	54,038		2,229,608	—	—
										12/21/2012	41,025		1,692,692	—	—
										8/10/2012	20,455	(a)	843,973	—	—
										8/10/2012	30,555	(b)	1,260,699	—	—
										12/15/2011	27,100		1,118,146	—	—
										12/15/2010	6,775		279,537	—	—
Lewis Chew	12/16/2013	—		103,652		—	37.35	12/16/2023	405,279
	12/21/2012	43,182		55,518		—	30.49	12/21/2022	1,062,999
	6/15/2012	105,292		81,893		—	37.96	06/15/2022	617,710
										12/16/2013	19,498		804,487	—	—
										12/21/2012	17,250		711,735	—	—
										6/15/2012	19,525		805,602
Michael Rockwell	12/16/2013	—		100,000		—	37.35	12/16/2023	391,000
	12/16/2013	—		118,460		—	37.35	12/16/2023	463,179
	12/21/2012	37,800		48,600		—	30.49	12/21/2022	930,528
	8/15/2012	46,775	(c)	46,775	(c)	—	31.02	08/15/2022	957,952
	12/15/2011	92,799		42,181		—	28.24	12/15/2021	1,757,440
	3/16/2009	5,225		—		—	28.66	03/16/2019	65,835
	2/9/2009	16,705		—		—	28.90	02/09/2019	206,474
										12/16/2013	22,284		919,438	—	—
										12/21/2012	15,075		621,995	—	—
										8/15/2012	10,500	(c)	433,230	—	—
										8/10/2012	15,277	(b)	630,329	—	—
										8/10/2012	10,000	(a)	412,600	—	—
										12/15/2011	14,050		579,703	—	—
										12/15/2010	3,375		139,253	—	—
Michael Bergeron	12/16/2013	—		103,652		—	37.35	12/16/2023	405,279
	12/21/2012	37,800		48,600		—	30.49	12/21/2022	930,528
	5/15/2012	58,615		41,868		—	40.37	05/15/2022	89,430
										12/16/2013	19,498		804,487	—	—
										12/21/2012	15,075		621,995	—	—
										5/15/2012	10,475		432,199	—	—
Robert Borchers	1/15/2014	—		171,425		—	41.31	1/15/2024	—
	1/15/2014	—		47,625		—	41.31	1/15/2024	—
										1/15/2014	34,275		1,414,187	—	—
										1/15/2014	14,275		588,987	—	—

(1)

The per share exercise price of, and number of shares subject to, the stock options reported in this table as granted prior to December 21, 2012 are as-adjusted in connection with our December 2012 special dividend, as described in “—Adjustment of Equity Awards in Connection with December 2012 Special Cash Dividend.” Vesting of the stock options is subject to acceleration under the circumstances described under “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements.” The stock options have a term of ten years, subject to earlier termination in certain events. Unless otherwise indicated in the footnotes below, each stock option represents a right to purchase shares of our Class A Common Stock, and vests with respect to a quarter of the total number of shares issuable under the stock option on the first anniversary of the grant date and the balance of the shares vests in equal monthly installments over the next 36 months thereafter, with vesting generally dependent on continued service to the company.

a.	Stock options are held in the name of the Yeaman Trust.
b.	A quarter of the total number of shares issuable under the stock option vests on each of the first four anniversaries of the grant date. Stock options are held in the name of the Yeaman Trust.
c.	One half of the total number of shares issuable under the stock option vests on the second anniversary of the grant date, and the remaining half on the fourth anniversary of the grant date.

(2)	The amounts reported in this column are based on (i) in the case of a stock option, the excess, if any, of the closing price of our Class A Common Stock on September 26, 2014 ($41.26 per share) over the per share exercise price of the stock option, multiplied by the number of shares (vested or unvested) subject to the stock option, and (ii) in the case of a restricted stock unit award, the closing price of our Class A Common Stock on September 26, 2014 ($41.26 per share) multiplied by the number of unvested shares underlying the restricted stock unit award.

(3)	See “—Adjustment of Equity Awards in Connection with December 2012 Special Cash Dividend” for a description of the dividend equivalent rights awarded with respect to restricted stock unit awards that were outstanding and unvested as of December 22, 2012. Unless otherwise indicated in the footnotes below, a quarter of the total number of shares issuable under the restricted stock unit award vests on each of the first four anniversaries of the restricted stock unit award grant date. Vesting of the restricted stock unit awards is subject to acceleration under the circumstances described under “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements.”

a.	One half of the total number of shares issuable under the restricted stock unit award vests on the second anniversary of the restricted stock unit award grant date and the remaining half vests on the third anniversary of the restricted stock unit award grant date.
b.	One half of the total number of shares issuable under the restricted stock unit award vests on the third anniversary of the restricted stock unit award grant date and the remaining half vests on the fourth anniversary of the restricted stock unit award grant date.
c.	One half of the total number of shares issuable under the restricted stock unit award vests on the second anniversary of the restricted stock unit award grant date and the remaining half vests on the fourth anniversary of the restricted stock unit award grant date.

Option Exercises and Stock Vested at 2014 Fiscal Year-End

The following table presents information concerning the aggregate number of shares of our Class A Common Stock for which stock options were exercised and for which shares were acquired upon the vesting of restricted stock unit awards during fiscal 2014 by each of our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Earned on Vesting (#)	Value Realized on Vesting ($)(2)
Kevin Yeaman(3)	—	—	67,423	2,752,036
Lewis Chew(4)	—	—	15,513	632,742
Michael Rockwell(5)	—	—	46,468	1,951,734
Michael Bergeron(6)	—	—	10,263	400,351
Robert Borchers	—	—	—	—

(1)	The value realized on the exercise of each stock option is equal to the difference between the market price of our Class A Common Stock on the date of exercise and the per share exercise price, multiplied by the number of shares exercised. In fiscal 2014, no shares of our Class A Common Stock were acquired by our NEOs through the exercise of stock options.
(2)	The value realized on the vesting of each restricted stock unit award is based on the market price of our Class A Common Stock on the date of vesting multiplied by the number of shares vested.
(3)	In fiscal 2014, Mr. Yeaman received an aggregate of $269,692 in dividend equivalents, upon the vesting of 67,423 shares of our Class A Common Stock subject to restricted stock unit awards held by him. Each dividend equivalent was paid in cash, in the amount of $4.00 per share.
(4)	In fiscal 2014, Mr. Chew received an aggregate of $62,052 in dividend equivalents, upon the vesting of 15,513 shares of our Class A Common Stock subject to restricted stock unit awards held by him. Each dividend equivalent was paid in cash, in the amount of $4.00 per share.
(5)	In fiscal 2014, Mr. Rockwell received an aggregate of $185,872 in dividend equivalents, upon the vesting of 46,468 shares of our Class A Common Stock subject to restricted stock unit awards held by him. Each dividend equivalent was paid in cash, in the amount of $4.00 per share.

(6)	In fiscal 2014, Mr. Bergeron received an aggregate of $41,052 in dividend equivalents, upon the vesting of 10,263 shares of our Class A Common Stock subject to restricted stock unit awards held by him. Each dividend equivalent was paid in cash, in the amount of $4.00 per share.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our NEOs during fiscal 2014.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our NEOs during fiscal 2014.

Potential Payments upon Termination or Change in Control

Termination and Change in Control Arrangements

2005 Stock Plan

Our 2005 Stock Plan provides that in the event of a “change in control” of the company, the successor corporation may assume, substitute an equivalent award, or replace with a cash incentive program, each outstanding award under the plan. If there is no assumption, substitution or replacement with a cash incentive program of outstanding awards, such awards will become fully vested and exercisable immediately prior to the change in control unless otherwise determined by the plan administrator, and the administrator will provide notice to the recipient that he or she has the right to exercise such outstanding awards for a period of 15 days from the date of the notice. The awards will terminate upon the expiration of the 15-day period.

Notwithstanding the foregoing, awards made to a non-employee director will become fully vested and exercisable immediately prior to the change in control of the company. Awards granted to our employees and consultants will be subject to an accelerated vesting schedule equal to one year of additional vesting for each year of service the employee or consultant provided to us, if such employee or consultant is terminated by us or a successor to us without “cause” or if such employee or consultant resigns for “good reason,” provided that the termination or resignation occurs within the 12 months following a change in control of Dolby.

For purposes of the 2005 Stock Plan, “cause” means the termination by the company of a participant’s service based on such participant’s: (i) refusal or failure to act in accordance with any lawful company orders, (ii) unfitness or unavailability for service or unsatisfactory performance (other than as a result of disability), (iii) the performance or failure to perform any act in bad faith and to the detriment of the company, (iv) dishonesty, intentional misconduct or material breach of any agreement with the company, or (v) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

For purposes of the 2005 Stock Plan, “good reason” means the occurrence following a change in control of the company of any of the following events or conditions unless consented to by the participant: (a) certain reductions in the participant’s base salary; or (b) requiring the participant to be based at any place outside a 50-mile radius from the participant’s job location or residence prior to the change in control except for reasonably required business travel.

Employment Agreement with Mr. Yeaman

In connection with Mr. Yeaman’s appointment as our President and Chief Executive Officer, we entered into an employment agreement with him, which provides, among other things, that in the event of his termination of employment without “cause” or his resignation for “good reason” other than in connection with a change in control of the company (as such terms are defined in the employment agreement), and subject to his signing and not revoking a release of claims in favor of Dolby, Mr. Yeaman will receive:

•	a lump-sum payment equal to 150% of his annual base salary,

•	a lump-sum payment equal to a prorated amount of his annual incentive compensation target,

•	accelerated vesting of 50% of his unvested equity awards, and

•	reimbursement for premiums paid for continued health benefits until the earlier of 18 months from date of termination or when he becomes covered under similar plans.

In the event of his termination of employment without cause or his resignation for good reason in connection with a change in control of the company, and subject to his signing and not revoking a release of claims in favor of Dolby, Mr. Yeaman will receive:

•	a lump-sum payment equal to 200% of his annual base salary,

•	an additional lump sum payment equal to 100% of the annual incentive compensation target for the year of termination,

•	accelerated vesting of 100% of his unvested equity awards, and

•	reimbursement for premiums paid for continued health benefits until the earlier of 24 months from the date of termination or when he becomes covered under similar plans.

Mr. Yeaman’s annual base salary at the end of fiscal 2014 was $675,305.

Accelerated Vesting for Mr. Rockwell

The equity awards granted to Mr. Rockwell on August 15, 2012 contain provisions that provide for acceleration of 50% of the then-unvested shares subject to each applicable equity award in the event of termination of his employment without “cause” (as defined in the 2005 Stock Plan and described above) or upon his resignation for “good reason.” For purposes of these equity awards, “good reason” is defined as (i) a reduction in corporate rank to a level below executive vice president, (ii) ceasing to report directly to our Chief Executive Officer, (iii) a material reduction in base salary or (iv) being required to be based at any place outside a 50-mile radius from his job location or residence except for reasonably required travel on business.

Estimated Payments upon Termination or Change in Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the NEOs. Payments and benefits are estimated assuming that the triggering event took place on the last day of fiscal 2014 (September 26, 2014), and the price per share of our Class A Common Stock was the closing price on the NYSE as of that date ($41.26 per share).

These payments and benefits are in addition to benefits available generally to our salaried employees, such as distributions under Dolby’s 401(k) plan, medical benefits, disability benefits and accrued vacation pay.

There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate the potential payments and benefits is not correct.

		Potential Payments Upon:
		Change in Control without Assumption of Outstanding Equity Awards ($)	Voluntary Termination Not for Good Reason or Termination for Cause ($)	Involuntary Termination Other Than for Cause		Voluntary Termination for Good Reason
Name	Type of Benefit			Prior to Change in Control ($)	Within 12 Months of Change in Control ($)	Prior to Change in Control ($)	Within 12 Months of Change in Control ($)
Kevin Yeaman	Cash Severance Payments	—	—	1,686,412	2,025,915	1,686,412	2,025,915
	Vesting Acceleration(1)	11,531,826	—	5,765,915	11,531,826	5,765,915	11,531,826
	Continued Coverage of Employee Benefits(2)	—	—	50,096	66,794	50,096	66,794
	Total Termination Benefits	11,531,826	—	7,502,423	13,624,535	7,502,423	13,624,535

Lewis Chew	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	3,742,379	—	—	2,886,812	—	2,886,812
	Total Termination Benefits	3,742,379	—	—	2,886,812	—	2,886,812

Michael Rockwell	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	6,415,428	—	477,108	6,415,428	477,108	6,415,428
	Total Termination Benefits	6,415,428	—	477,108	6,415,428	477,108	6,415,428

Michael Bergeron	Cash Severance Payments	—	—	—	—	—
	Vesting Acceleration(1)	2,926,844	—	—	2,112,362	—	2,112,362
	Total Termination Benefits	2,926,844	—	—	2,112,362	—	2,112,362

Robert Borchers	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	2,003,173	—	—	—	—	—
	Total Termination Benefits	2,003,173	—	—	—	—	—

(1)	The values reported in the table are based on (i) the excess of the closing price of our Class A Common Stock on September 26, 2014 ($41.26 per share) over the per share exercise price with respect to unvested stock options, multiplied by the number of shares accelerated and (ii) the closing price of our Class A Common Stock on September 26, 2014 ($41.26 per share) in the case of restricted stock unit awards, multiplied by the number of shares accelerated. In addition, the values include the aggregate amount of dividend equivalents that would become payable upon the acceleration of restricted stock unit awards. See “—Adjustment of Equity Awards in Connection with December 2012 Special Cash Dividend” for information on dividend equivalents granted in connection with our December 2012 special dividend.
(2)	Assumes continued coverage of health coverage benefits at the same level of coverage provided for at the end of fiscal 2014.

Compensation Program Risk Assessment

During fiscal 2014, members of our Internal Audit Department, with the assistance of our Human Resources and Corporate Legal Departments, conducted a risk assessment of Dolby’s compensation plans and arrangements and related risk management practices to evaluate whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Dolby. Management reviewed the risk assessment findings prior to submitting the report to the Compensation and Audit Committees.

The scope of the assessment included Dolby’s annual incentive compensation plans, 2005 Stock Plan, and executive change in control arrangements. The scope of the assessment excluded compensation plans and arrangements that were not contingent on individual or company performance (e.g., base salary and health benefits), and thus should not encourage risk taking activities. The assessment involved reviewing the design of Dolby’s plan-based and non-plan based compensation programs, including purpose, eligibility, structure, performance measures, limits and measurement periods. The assessment considered how target level performance is determined (including thresholds), the frequency of payouts, the mix of base salary and incentive compensation (both annual and long-term) and the mix of short- and long-term compensation and management oversight.

In particular, Internal Audit considered the following features of our compensation plans and policies when evaluating whether Dolby’s plans and policies encourage our executive officers and employees to take unreasonable risks:

•

The combination of base salary and incentive compensation, including annual incentive compensation and long-term incentive compensation, reduces the significance of any one particular compensation element.

•

The mixed equity portfolio (stock options and restricted stock unit awards) creates a level of diversification to withstand market fluctuations, thereby decreasing incentives, potentially inherent in stock option holdings, to assume excessive or inappropriate risks.

•	Our customary four year equity vesting period encourages long-term perspectives among award recipients.

•	Executive compensation is weighted more towards long-term incentive compensation with the intention to discourage short-term risk taking.

•	The Compensation Committee oversees the design of Dolby’s annual incentive and long-term incentive compensation plans.

•	Our use of a combination of revenue and non-GAAP operating income as company performance measures provides balanced objectives emphasizing both revenue generation and expense management.

•

Annual incentive compensation payments are capped, and the Compensation Committee retains discretion to modify, reduce or to eliminate annual incentive compensation awards that would otherwise be payable based on actual financial performance.

•

Our system of internal control over financial reporting and whistle-blower program, among other things, reduce the likelihood of manipulation of our financial performance to enhance payments under our annual and long-term incentive compensation plans.

Based on the foregoing, the company has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Dolby.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding stock options and restricted stock unit awards and the shares of our Common Stock reserved for future issuance under our equity compensation plans as of September 26, 2014.

	Class of Common Stock	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reported in column (a))
Plan Category		(a)		(b)		(c)
Equity compensation plans approved by security holders(1)	Class A	10,515,032	(2)	$23.8621	(3)	8,718,506	(4)
	Class B	2,378		$6.8029		—

Equity compensation plans not approved by security holders	Class A	—		—		—
	Class B	—		—		—

Total	Class A	10,515,032	(2)	$23.8621	(3)	8,718,506	(4)
	Class B	2,378		$6.8029		—

(1)	Consists of the 2000 Stock Incentive Plan, 2005 Stock Plan and the Employee Stock Purchase Plan. The 2000 Stock Incentive Plan terminated on October 1, 2010 and no shares of our Common Stock remain available for future issuance under that plan.
(2)	The amount reported includes 2,902,763 shares issuable upon the vesting of outstanding restricted stock unit awards granted under the 2005 Stock Plan.
(3)	Restricted stock unit awards do not have an exercise price and therefore are not included in the calculation of the weighted average exercise price.
(4)	The amount reported includes 2,878,709 shares available for purchase under the Employee Stock Purchase Plan at the end of fiscal 2014.

COMPENSATION OF DIRECTORS

The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal 2014. Our Chief Executive Officer did not receive additional compensation for his service as a director. His compensation as an employee is presented in the Fiscal 2014 Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	Option Awards ($)(4)	All Other Compensation ($)	Total ($)
Micheline Chau	63,000	299,997	—	—	362,997
David Dolby(5)	55,000	299,997	—	100,280	455,277
Nicholas Donatiello, Jr.	87,000	299,997	—	—	386,997
Peter Gotcher	100,000	299,997	—	—	399,997
Bill Jasper	50,000	299,997	—	—	349,997
Sanford Robertson(6)	78,000	299,997	—	—	377,997
Roger Siboni	90,000	299,997	—	—	389,997
Avadis Tevanian, Jr.	77,000	299,997	—	—	376,997

(1)	Consists of meeting annual retainers and, if applicable, committee chairman retainers.
(2)	Unless otherwise noted, Stock Awards consist solely of restricted stock unit awards for shares of our Class A Common Stock. The amounts reported reflect the grant date fair value of each equity award computed in accordance with ASC 718, excluding estimated forfeitures. See Note 7 to our consolidated financial statements in our 2014 Annual Report on Form 10-K for more information. The amounts reported do not reflect the compensation actually realized by the directors. There can be no assurance that restricted stock unit awards will vest (in which case no value will be realized by the individual) or that the value on vesting will approximate the compensation expense recognized by Dolby.
(3)	In fiscal 2014, our non-employee directors received the following restricted stock unit awards:

Name	Grant Date	Approval Date	Number of Securities Underlying Restricted Stock Unit Awards	Grant Date Fair Value($)
Micheline Chau	02/04/2014	02/04/2014	7,411	299,997
David Dolby	02/04/2014	02/04/2014	7,411	299,997
Nicholas Donatiello, Jr.	02/04/2014	02/04/2014	7,411	299,997
Peter Gotcher	02/04/2014	02/04/2014	7,411	299,997
Bill Jasper	02/04/2014	02/04/2014	7,411	299,997
Sanford Robertson(6)	02/04/2014	02/04/2014	7,411	299,997
Roger Siboni	02/04/2014	02/04/2014	7,411	299,997
Avadis Tevanian, Jr.	02/04/2014	02/04/2014	7,411	299,997

(4)	As of September 26, 2014, the aggregate number of shares of our Class A Common Stock underlying outstanding stock options and restricted stock unit awards held by each of our non-employee directors is listed in the table below. See “Executive Compensation and Related Matters—Adjustment of Equity Awards in Connection with December 2012 Special Cash Dividend” for a description of adjustments to equity awards in connection with our December 2012 special dividend.

Name	Aggregate Number of Shares Underlying Outstanding Stock Options	Aggregate Number of Shares Underlying Restricted Stock Unit Awards
Micheline Chau	—	16,722
David Dolby(5)	3,512	7,454
Nicholas Donatiello, Jr.	—	7,411
Peter Gotcher	57,459	7,411
Bill Jasper(7)	83,527	7,411
Sanford Robertson(6)	—	3,088
Roger Siboni	25,057	7,411
Avadis Tevanian, Jr.	—	7,411

(5)	The amount reported in the All Other Compensation column consists of $100,000 for David Dolby’s consulting services and $280 in dividend equivalents paid to him in fiscal 2014 upon the vesting of shares of our Class A Common Stock subject to restricted stock unit awards held by him. Each dividend equivalent was paid in cash, in the amount of $4.00 per share. The outstanding equity awards include stock options to purchase 3,512 shares of our Class A Common Stock and restricted stock unit awards covering 43 shares of our Class A Common Stock received by David Dolby as compensation while he was an employee of the company prior to joining the Board.
(6)

In light of the possibility that Mr. Robertson could have chosen to retire before the end of the 2014 term, the Board approved in February 2014 the proration of Mr. Robertson’s annual non-employee director award for any such eventuality. The award vests in equal monthly installments, with the first 11 installments vesting on each monthly anniversary of the date of grant and the final (12th) installment vesting on February 2, 2015, the date immediately preceding the date of the 2015 Annual Meeting of Stockholders.

(7)	The outstanding equity awards include outstanding stock options to purchase 83,527 shares of our Class A Common Stock received as compensation while previously employed by Dolby.

Standard Non-Employee Director Compensation Arrangements

We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board. The Nominating and Governance Committee is responsible for conducting periodic reviews of director compensation and, if appropriate, recommending to our Board any changes in the type or amount of compensation.

Cash Compensation

During fiscal 2014, the annual cash retainer for non-employee directors was $50,000, and the additional annual retainer for serving as Chairman of the Board was $50,000. Annual cash retainers for serving on committees of the Board were as follows:

Committee	Committee Member Annual Retainer	Chairman Retainer (in Addition to Member Retainer)
Audit	$13,000	$17,000
Compensation	$10,000	$15,000
Nominating and Governance	$7,000	$8,000
Technology Strategy	$5,000	$5,000

Members of the Stock Plan Committee receive no annual cash retainer for serving on the Stock Plan Committee.

Equity Compensation

During fiscal 2014, a newly appointed non-employee director was eligible to receive an initial restricted stock unit award covering that number of shares of our Class A Common Stock as determined by dividing

$300,000 (pro-rated for complete months of service) by the fair market value of a share of our Class A Common Stock on the date of grant. All other (continuing) non-employee directors were eligible to receive an annual subsequent restricted stock unit award covering that number of shares of our Class A Common Stock as determined by dividing $300,000 by the fair market value of a share of our Class A Common Stock on the date of grant. If elected to the Board at the Annual Meeting, Mr. Segars, along with all other (continuing) non-employee directors, will receive an initial restricted stock unit award on the date of the Annual Meeting, as described above. An initial restricted stock unit award vests in full on the day preceding the date of the next Annual Meeting of Stockholders following the grant date of such award (or if earlier, the first anniversary of the award’s grant date). A subsequent restricted stock unit award vests in full approximately one year after the grant date (the vesting date approximation accounts for year-to-year variations in the dates of our Annual Meeting of Stockholders). However, see footnote 6 above regarding vesting of the subsequent grant made to Mr. Robertson for fiscal 2014. All shares covered by initial or subsequent restricted stock unit awards will become fully vested and exercisable immediately prior to a change in control of the company.

Review of Director Compensation

During fiscal 2014, the Nominating and Governance Committee engaged Compensia for purposes of advising the Nominating and Governance Committee on director compensation matters. The Nominating and Governance Committee provided Compensia with instructions regarding the goals of our non-employee director compensation program and instructed Compensia to evaluate our director compensation against director compensation at companies included in the direct peer group used as a market check for our fiscal 2015 executive officer compensation. Compensia has advised the Compensation Committee on executive officer compensation matters and has provided other services to Dolby in designing employee compensation programs and has received compensation for those services.

No changes to non-employee director compensation were made for fiscal 2015 following such review.

Other Arrangements

We reimburse our non-employee directors for reasonable travel, lodging, and related expenses in connection with attendance at our Board and committee meetings and company-related activities. If eligible, non-employee directors may elect to participate in our healthcare program (which is a program that does not discriminate in scope, terms or operation, in favor of executive officers or directors), provided that they pay the premiums associated with their (and their eligible dependents’) healthcare coverage.

Compensation Arrangements with David Dolby

David Dolby entered into a Consulting Agreement dated February 7, 2013 (the “2013 Consulting Agreement”) with Dolby pursuant to which he provided research and analyses supporting the work of the Technology and Strategy Committee, an ad hoc committee of the Board. In consideration for his consulting services, Mr. Dolby received $8,333 per month, or $100,000 in the aggregate over the term of the 2013 Consulting Agreement, in addition to his standard director compensation. The 2013 Consulting Agreement terminated by its terms on February 7, 2014.

On February 7, 2014, Mr. Dolby entered into a new Consulting Agreement with the company on the same terms as the 2013 Consulting Agreement. The new Consulting Agreement, under which Mr. Dolby will continue to receive $8,333 per month, or $100,000 in the aggregate over the one-year term of the agreement, will terminate by its terms on February 7, 2015.

Non-Employee Director Stock Ownership Guidelines

In November 2012, the Board approved, upon recommendation of the Nominating and Governance Committee, stock ownership guidelines for our non-employee directors, based on the belief that stock ownership guidelines further align the interests of our non-employee directors with those of our stockholders. These guidelines provide that each non-employee director is generally expected to accumulate and hold a number of shares of our Class A Common Stock equal to the lesser of (i) the value of three times his or her annual retainer (with compliance measured as of the last day of each fiscal year) for service on the Board or (ii) a fixed number of shares having a value equal to three times his or her annual retainer on the date of adoption of the non-employee director stock ownership guidelines, i.e., November 13, 2012. For purposes of our non-employee director stock ownership guidelines, a director’s “annual retainer” excludes any retainer for serving as a member or as a chairman of any Board committees, or for serving as the Chairman of the Board. In addition, non-employee directors are given five years to achieve the requisite level of ownership.

As of the end of fiscal 2014, all of our non-employee directors were in compliance with our non-employee director stock ownership guidelines.

PROPOSAL 2

AMENDMENT AND RESTATEMENT OF THE 2005 STOCK PLAN

Stockholders are being asked to approve the amendment and restatement of the Dolby Laboratories, Inc. 2005 Stock Plan (the “Plan”) to: (i) authorize an additional 9 million shares of our Class A Common Stock for issuance under the Plan, (ii) re-approve the menu of performance-based compensation measures previously established under the Plan, as is required to be done every five years under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and (iii) make certain other immaterial changes and clarifications, as set forth in the text of the amended and restated Plan, which is attached as Appendix B to this Proxy Statement. The Board has determined that the amendment and restatement of the Plan is in the best interests of the company and its stockholders.

Authorization of Additional Shares

We are seeking stockholder approval of an additional 9 million shares of our Class A Common Stock available for issuance under the Plan. We believe strongly that the proposed increase is essential to our continued success and therefore is in the best interest of the company and our stockholders. As of November 20, 2014, 8,409,019 shares of our Class A Common Stock remained available for issuance under the Plan, which is insufficient to meet our projected needs for the next several years.

Our ability to attract, retain, motivate and reward employees, and directors through long-term incentive compensation delivered in the form of equity awards is key to our success and our ongoing efforts to build sustainable long-term stockholder value, particularly in the San Francisco Bay Area, where competition for talent is intense and where there is a greater emphasis on the use of equity compensation. For example, a 2013 Compensia analysis of software companies headquartered in the San Francisco Bay Area concluded that target values and employee participation rates at these companies was higher, on average, than companies headquartered elsewhere in the United States.

We monitor the use of equity compensation carefully and limit the number of equity awards granted annually to an amount that we believe is necessary to attract, retain and motivate our employees, to grow the business, and to create stockholder value. In addition, the Compensation Committee carefully monitors our total dilution, annual award levels, and equity expense to ensure that we maximize stockholder value by granting the appropriate number of equity awards necessary to further our annual and long-term strategic and operational objectives.

In assessing the impact of our equity compensation program, the Compensation Committee reviews, among other things, “burn rate” and “overhang.”

•

Burn rate measures our equity usage as a percentage of our outstanding Common Stock, and is calculated by dividing the number of shares subject to equity awards granted during the fiscal year by the weighted average number of shares of Common Stock outstanding during such fiscal year. The burn rate calculations below are based on a multiplier that treats each RSU as 2.5 option equivalents, consistent with ISS’ published current methodology based on our three-year stock price volatility.

•

Overhang measures the amount of equity awards outstanding and available for future grant under our equity plans as a percentage of our outstanding Common Stock, and is calculated as the total number of shares subject to outstanding equity awards (comprising unexercised stock options and stock appreciation rights, and unvested RSUs), plus the number of shares available for future grant under our equity plans, divided by the number of shares of our Common Stock outstanding as of fiscal year-end.

The table below illustrates our burn rate and overhang for each of fiscal 2012 through fiscal 2014.

	Fiscal 2014	Fiscal 2013	Fiscal 2012	Average
Burn Rate	5.6%	4.9%	5.7%	5.4%
Overhang	16.0%	18.5%	12.0%	15.5%

Based on a recent analysis by Compensia, our three-year average burn rate of 5.4% is at the median of software companies in the San Francisco Bay Area. In addition, Dolby awards the vast majority of its equity compensation to its broad-based employees. While we could increase the cash component of the incentive compensation for our broad-based employees relative to the equity component, we believe that our current mix is more effective because it aligns their compensation to stock price appreciation, which better achieves our goal of incentivizing them. In addition, equity compensation further aligns their interests with those of our stockholders. Moreover, in order to address any potential dilution resulting from our equity compensation program, we implemented our stock repurchase program, which we recently increased by $200 million. Since fiscal 2010, we have been able to offset over $800 million in stockholder dilution under our repurchase program.

Based on the current range of our stock price and after carefully forecasting our anticipated growth rate for the next few years, we believe that the proposed increase of 9 million shares should be sufficient to fund our long-term incentive compensation awards for the next two years under our current operating assumptions. However, while this forecast is based on current operating assumptions that we believe are reasonable, there can be no guarantee that future events, including changes in future business conditions, won’t require us to grant equity awards more rapidly or slowly than currently predicted.

Approval of Performance-Based Compensation Measures

We are also seeking to re-approve the menu of performance-based compensation measures to be used under the Plan as required by Section 162(m) of the Code. Our stockholders have previously approved a similar menu of performance-based compensation measures, and we are asking for re-approval as required by Section 162(m) of the Code in order to potentially qualify for the availability of federal tax deductions for certain performance-based compensation.

Board of Directors Approval

The Board of Directors has adopted, subject to stockholder approval, the amendment and restatement of the Plan. If the stockholders approve the amended and restated Plan, it will replace the current version of the Plan. Otherwise, the current version of the Plan will remain in effect. If this proposal is not approved by our stockholders, we will make no future equity awards under the Plan on or after the date of our 2015 Annual Meeting of Stockholders.

Our executive officers and directors have an interest in the amendment and restatement of the Plan because they are eligible for awards under the Plan.

Description of the Amended and Restated 2005 Stock Plan

The following description of the principal features of the amended and restated Plan is qualified in its entirety by reference to the text of the amended and restated Plan.

Purpose

The purpose of the Plan is to attract and retain the best available personnel, to provide additional incentive to employees, directors and consultants, and to promote the success of the company’s business by emphasizing long-term value creation and further aligning the interests of employees and directors with the interests of stockholders.

Eligibility

Plan-eligible participants include employees, consultants and directors of the company and its subsidiaries. As of November 20, 2014, we had 1,823 employees (including one employee director) and eight non-employee directors. While consultants are eligible to participate pursuant to the terms of the Plan, the company generally does not make equity grants to its consultants.

Administration of Plan

Except as otherwise described below, the Compensation Committee administers the Plan. The administrator has the power to determine the terms of the awards, including the individuals to whom awards will be made, the type of awards, the amount of the awards, the exercisability of the awards and the form of consideration, if any, payable upon exercise. Additionally, the administrator makes all other determinations necessary or advisable for the administration of the Plan, including interpreting the Plan and any award agreements under the Plan. The Board acts as administrator and has the exclusive power and authority to change the outside director equity award program described below under “Outside Director Awards” and to increase or decrease the share reserves under the Plan. In addition, the Stock Plan Committee may act as administrator in limited circumstances, as it has the authority to grant equity-based awards to employees and consultants who are not executive officers or directors of the company. In the case of awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Compensation Committee, which consists of two or more “outside directors” within the meaning of Section 162(m) of the Code, approves such grants and the performance goals for any performance period. In the case of awards granted to certain executive officers that require the achievement of specified performance goals, following the completion of the performance period, the Compensation Committee will certify, to the extent required by Section 162(m) of the Code, the extent to which the performance goals for the performance period have been achieved.

Share Reserve

Assuming stockholders approve this proposal, a total of 38 million shares of our Class A Common Stock will have been authorized for issuance under the Plan since the Plan’s inception (inclusive of, among other things, shares previously issued pursuant to awards granted under the Plan, and any of such shares that were subsequently retired). As of November 20, 2014, stock options to purchase 7,582,704 shares of our Class A Common Stock, restricted stock units to acquire 2,933,556 shares of our Class A Common Stock and stock appreciation rights covering 2,000 shares of our Class A Common Stock were outstanding under the Plan. The outstanding stock options had a weighted average exercise price of $33.05 and the outstanding SARs had a weighted average exercise price of $17.24. As of November 20, 2014, 8,409,019 shares of our Class A Common Stock remained available for future issuance under the Plan. Any shares subject to an award granted prior to February 2, 2011, the date of our 2011 Annual Meeting of Stockholders, with a per share price less than the fair market value of our Class A Common Stock on the date of grant, were counted against the authorized share reserve as 2 shares for every 1 share subject to the award, and if returned to the Plan such shares are counted as 2 shares for every 1 share returned. For any awards granted on or after February 2, 2011, any shares subject to an award with a per share price less than the fair market value of our Class A Common Stock on the date of grant will be counted against the authorized share reserve as 1.6 shares for every 1 share subject to such award, and if returned to the Plan such shares will be counted as 1.6 shares for every 1 share returned.

If an award expires or becomes unexercisable without having been exercised in full, or, with respect to restricted stock, RSUs, deferred stock units, performance shares or performance units, is forfeited to or repurchased by the company, the unpurchased shares (or for awards other than stock options and SARs, the forfeited or repurchased shares) will become available for future grant or sale under the Plan. If a SAR is settled in shares, the gross number of shares exercised will cease to be available under the Plan. Shares that actually have been issued under the Plan under any award will not be returned to the Plan and will not become available for future distribution under the Plan.

If unvested shares of restricted stock, RSUs, deferred stock units, performance shares or performance units are repurchased by the company or are forfeited to the company, such shares will become available for future grant under the Plan. Shares used to pay the exercise or purchase price of an award (including pursuant to a net exercise of a stock option) and/or to satisfy the tax withholding obligations related to a stock option or SAR will not become available for future grant or sale under the Plan. In addition, shares used to satisfy tax withholding obligations related to restricted stock, RSUs, deferred stock units, performance shares or performance units will not become available for future grant or sale under the Plan. Awards paid out in cash rather than shares will not reduce the number of shares available for issuance under the Plan. Shares actually issued pursuant to awards transferred under any award transfer program will not be again available for grant under the Plan.

Limitations

The Plan contains annual grant limits intended to satisfy Section 162(m) of the Code. Specifically, the maximum number of shares which could be issued to any one individual in any fiscal year pursuant to stock options, SARs, restricted stock, RSUs, or performance shares is limited to 2 million, and the maximum which could be issued to any one individual in any fiscal year pursuant to the grant of performance units or performance bonus awards is $5 million. In addition, an individual may be granted stock options or SARs to purchase up to an additional 2 million shares of Class A Common Stock in connection with his or her initial hiring by the company.

The administrator will adjust the maximum number and type of securities that may be granted pursuant to the Plan, the limitations on annual grants to individuals or in connection with an individual’s initial hiring, as well as the number and type of securities subject to outstanding awards, the stock option price, grant price or other price of shares subject to outstanding awards, any performance conditions relating to shares and any other conditions of outstanding awards, in the event of a merger, reorganization, consolidation, recapitalization, liquidation, stock dividend, spin-off, stock split, reverse stock split, share combination, share exchange, extraordinary dividend, or any change in the corporate structure affecting our Class A Common Stock. In addition, in no event will any dividend equivalents attach to stock options or stock appreciation rights, nor paid out on any full-value award prior to the vesting of such award.

Separately, apart from Section 162(m) of the Code, the Plan limits the grants that can be made each fiscal year to our non-employee Board members. The limits are $1 million for any cash awards per fiscal year per non-employee Board member, increased to $2 million in the first fiscal year of service as a non-employee Board member, and up to $1 million in grant date fair value (determined in accordance with U.S. generally accepted accounting principles) for any equity-based awards per fiscal year per non-employee Board member, increased to $2 million in the first fiscal year of service as a non-employee Board member.

Awards

The Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock, RSUs, SARs, deferred stock units, performance units, performance shares and performance cash bonus awards. Set forth below is a general description of the types of awards that may be granted under the Plan. On November 20, 2014, the closing price of our Class A Common Stock on the NYSE was $43.21 per share.

Stock Options

The per share exercise price for the shares to be issued pursuant to exercise of a stock option will be no less than 100% of the fair market value of our Class A Common Stock on the date of grant. The term of any stock option, including specifically an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other stock options.

Upon termination of a participant’s service with us or with a subsidiary of ours, he or she may exercise his or her stock option for the period of time stated in the stock option agreement. Generally, if termination is due to death or disability, the stock option will remain exercisable for 12 months. In all other cases, the stock option will generally remain exercisable for three months. However, a stock option may never be exercised later than the expiration of its term.

Stock Appreciation Rights

SARs allow the recipient to receive the appreciation in the fair market value of our Class A Common Stock between the exercise date and the date of grant. The administrator determines the terms of SARs, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our Class A Common Stock, or a combination thereof. Notwithstanding the foregoing, the terms of a SAR will require that the per share exercise price for the shares to be issued pursuant to the exercise of a SAR shall be no less than 100% of the fair market value of our Class A Common Stock on the date of grant and the term of any SAR may not exceed ten years.

Restricted Stock

Restricted stock awards are shares of our Class A Common Stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units

Restricted stock units (RSUs) represent the right to receive shares of our Class A Common Stock after satisfying applicable vesting conditions established by the administrator. RSUs also may be settled in cash. The administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of RSUs that will be paid out to the employee. The administrator may set vesting criteria based upon service with the company, the achievement of company-wide, business unit, or individual goals, performance goals or any other basis determined by the administrator in its discretion. Unless and until the RSUs vest, the employee will have no right to receive shares or a cash payment under such RSUs. In addition, as discussed in “Executive Compensation and Related Matters—Adjustment of Equity Awards in Connection with December 2012 Special Cash Dividend,” no dividend equivalent may be paid out on any RSU award prior to the vesting of such award.”

Deferred Stock Units

The Plan permits the grant of deferred stock units, which may consist of restricted stock, performance shares or performance unit awards that are paid out in installments or on a deferred basis, as determined in the administrator’s sole discretion and in accordance with rules and procedures established by the administrator. Deferred stock units may be settled in cash, shares of our Class A Common Stock or a combination of cash and our Class A Common Stock.

Performance-Based Compensation

Performance units, performance shares and performance cash bonuses are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. As described below, the administrator will establish organizational or individual performance goals in its discretion within the parameters of the Plan, which, depending on the extent to which they are met, will determine the degree of granting, vesting and/or payout value of performance units, performance shares and performance cash bonuses to be paid out to participants. Performance units will have an initial dollar value established by the administrator on or before the grant date. Performance shares will have an initial value equal to the fair market value of our Class A Common Stock on the grant date.

The Plan, as proposed to be amended and subject to stockholder approval, provides specific measures from which the administrator may base performance goals. Specifically, performance goals to be used for awards will be chosen from one or more of the following measures: (i) revenue, (ii) gross margin, (iii) operating margin, (iv) operating income, (v) pre-tax profit, (vi) earnings before interest, taxes and depreciation, (vii) net income, (viii) cash flow, (ix) expenses, (x) the market price of a share of our Class A Common Stock, (xi) earnings, (xii) return on stockholder equity, (xiii) return on capital, (xiv) product quality, (xv) economic value added, (xvi) number of customers, (xvii) market share, (xviii) return on investments, (xix) profit after taxes, (xx) customer satisfaction, (xxi) business divestitures and acquisitions, (xxii) supplier awards from significant customers, (xxiii) new product development, (xxiv) working capital, (xxv) objectively determinable individual objectives, (xxvi) time to market, (xxvii) return on net assets, and (xxviii) sales. The performance goals may differ from Plan participant to participant and from award to award. In addition, any performance goal used may be measured (1) in absolute terms, (2) in combination with another performance goal or goals (for example, but not by way of limitation, as a ratio or matrix), (3) in relative terms (including, but not limited to, as compared to results for other periods of time, and/or against another company, companies or an index or indices), (4) on a per-share or per-capita basis, (5) against the performance of the company as a whole or a specific business unit(s), business segment(s) or product(s) of the company, and/or (6) on a pre-tax or after-tax basis. Moreover, the administrator, in its discretion, will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any performance goal with respect to any Plan participants (for example, but not by way of limitation, the effect of mergers and acquisitions). As determined in the discretion of the administrator, achievement of performance goals for a particular award may be calculated in accordance with the company’s financial statements, prepared in accordance with generally accepted accounting principles, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results.

For awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code, the administrator may establish different performance goals.

Prior to the beginning of any applicable performance period or such later date as permitted under Section 162(m) of the Code, the administrator will establish one or more performance goals applicable to any awards that are intended to be qualified as performance-based compensation under Section 162(m) of the Code. The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the administrator. The degree of attainment of these performance measures will, according to criteria established by the administrator, be computed before the effect of changes in accounting standards, restructuring charges and similar extraordinary items occurring after the establishment of the performance goals applicable to a performance award.

Following completion of the applicable performance period, the Compensation Committee will certify, as to any awards intended to qualify under Section 162(m) of the Code, the extent to which the applicable performance goals have been attained and the resulting value to be paid to each such executive officer. The administrator retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable to such executive officer on the basis of the performance goals attained. However, no such reduction may increase the amount paid to any other executive officer. Performance award payments may be made in lump sum or in installments.

No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period. The company reserves the right to grant awards that do not qualify for the Code Section 162(m) performance-based exception and does not guarantee that any award intended to qualify as performance-based compensation under Code Section 162(m) so qualifies.

Outside Director Awards

Pursuant to the automatic outside director equity program in the Plan, a newly appointed non-employee director is eligible to receive an initial restricted stock unit award covering that number of shares of our Class A Common Stock as determined by dividing a dollar amount as set from time to time by the Board or any authorized committee of the Board (currently $300,000), pro-rated for complete months of service, by the fair market value of a share of our Class A Common Stock on the date of grant. All other (continuing) non-employee directors are eligible to receive an annual subsequent restricted stock unit award covering that number of shares of our Class A Common Stock as determined by dividing a dollar amount as set from time to time by the Board or any authorized committee of the Board (currently $300,000) by the fair market value of a share of our Class A Common Stock on the date of grant. If he is elected to the Board at the Annual Meeting, Mr. Segars will receive an initial restricted stock unit award as described above. In addition, on the date of the Annual Meeting, each continuing non-employee director will automatically receive such a subsequent restricted stock unit award. An initial restricted stock unit award vests on the earlier of the first anniversary of the award’s date of grant, or the date immediately preceding the date of the next Annual Meeting of Stockholders that occurs after the award’s date of grant. A subsequent restricted stock unit award vests in full approximately one year after the grant date (the vesting date approximation accounts for year-to-year variations in the dates of our Annual Meeting of Stockholders). All shares covered by initial or subsequent restricted stock unit awards will become fully vested and exercisable immediately prior to a change in control of the company. The administrator, which is not the Compensation Committee but the Board in the case of director equity, may change the number, type and terms of initial or subsequent restricted stock unit awards. For the vesting provisions of the subsequent restricted stock unit award granted to Mr. Robertson in fiscal 2014, see footnote 6 in “Compensation of Directors” above.

Effect of a Change in Control

The Plan provides that in the event of a “change in control” of the company, the successor corporation may assume, substitute an equivalent award, or replace with a cash incentive program each outstanding award under the Plan. If there is no assumption, substitution or replacement with a cash incentive program of outstanding awards, such awards will become fully vested and exercisable immediately prior to the change in control unless otherwise determined by the administrator, and the administrator will provide notice to the recipient that he or she has the right to exercise such outstanding awards for a period of 15 days from the date of the notice. The awards will terminate upon the expiration of the 15-day period. Awards made to a non-employee director will become fully vested and exercisable immediately prior to the change in control. Awards granted to our employees and consultants will be subject to a “double-trigger” accelerated vesting schedule equal to one year of additional vesting for each year of service the employee or consultant provided to us, if such employee or consultant is terminated by us or a successor to us without “cause” or if such employee or consultant resigns for “good reason,” provided that the termination or resignation occurs within the 12 months following a change in control.

Transferability

Unless otherwise permitted by the administrator, the Plan generally does not allow for the transfer of awards, and, consequently, only the recipient of an award generally may exercise an award during his or her lifetime. The company has granted non-statutory stock options under the Plan to its executive officers and directors that permit transfers for estate planning purposes. In no event are transfers to a third party for consideration permitted.

Prohibition on Repricing Awards

Unless approved by our stockholders, no stock option or SAR may be amended to reduce its exercise price or measurement price, and no outstanding stock option or SAR may be cancelled in exchange for the grant in substitution thereof any new awards with a lower exercise price or measurement price, and no outstanding stock option or SAR may be cancelled in exchange for cash, except in connection with a reorganization event or change of control. In addition, no option exchange program can be implemented without prior approval of our stockholders.

Termination and Amendment

The Plan will automatically terminate on November 9, 2020, unless we terminate it sooner. In addition, the administrator has the authority to amend, suspend or terminate the Plan provided such action does not impair the rights of any participant. However, the company intends to obtain stockholder approval with respect to any further amendments to the Plan to the extent required by applicable law.

Governing Law

As amended and restated, the Plan and all determinations made and actions taken pursuant to the Plan will be governed by, and construed in accordance with, the laws of the State of California.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the stock option was granted nor within one year following the exercise of the stock option will normally recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the determination date (see discussion under “Nonstatutory Stock Options” below) and the stock option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the stock option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under “Nonstatutory Stock Options” below) is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options. Stock options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such a stock option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the stock option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The “determination date”

is the date on which the stock option is exercised unless the shares are subject to a substantial risk of forfeiture (as in the case where an optionee is permitted to exercise an unvested stock option and receive unvested shares which, until they vest, are subject to the company’s right to repurchase them at the original exercise price upon the optionee’s termination of service) and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the stock option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. No tax deduction is available to the company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

Stock Appreciation Rights. No taxable income is reportable when a SAR is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares of our Class A Common Stock received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock. A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the “determination date” (as defined above under “Nonstatutory Stock Options”). If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock Units. There are no immediate tax consequences of receiving an award of RSUs. A participant who is awarded RSUs will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss. The company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Performance Bonus, Performance Shares and Performance Units. A participant generally will recognize no income upon the grant of a performance share, performance bonus or performance unit award. Upon the settlement and/or payment of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above (see discussion under “Restricted Stock Awards”). Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date” (as defined above under “Nonstatutory Stock Options”), will be taxed as capital gain or loss. The company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Deferred Stock Units. A participant generally will recognize no income upon the grant of a Deferred Stock Unit Award. Upon the settlement of such an award, the participant normally will recognize ordinary income in the year of settlement in an amount equal to the fair market value of any unrestricted shares of our Class A Common Stock received. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Plan Benefits

Except as reflected in the table below, benefits and amounts that may be received by each of the Named Executive Officers, our executive officers as a group, and all other employees under the Plan cannot be determined at this time because the administrator has full discretion to determine the number, type and value of awards under the Plan. Further, actual amounts received under the fiscal 2015 Dolby Executive Annual Incentive Plan will depend on who participates in the Plan, actual performance measured against the attainment of pre-established performance goals and the Compensation Committee’s discretion to adjust such amounts.

With respect to Plan benefits for our non-employee directors, as described in “—Awards—Outside Director Awards,” immediately following each annual meeting of our stockholders, each continuing non-employee director, and each new non-employee director appointed for the first time at such annual meeting, automatically will be granted a RSU award covering that number of shares as determined by dividing $300,000 by the fair market value of a share of Class A Common Stock on the date of grant, rounded down to the nearest whole RSU. See “Compensation of Directors” for a description of director compensation under the Plan.

The table below reflects the equity awards granted to our executive officers (to date) and to be granted to our non-employee directors under the Plan for fiscal 2015, as well as the fiscal 2015 annual incentive compensation targets for our executive officers. The restricted stock unit awards to be granted to our non-employee directors will be made pursuant to our automatic outside director equity program.

Name and Position	Annual Incentive Compensation Target	Number or Dollar Value of Restricted Stock Unit Awards	Number of Stock Options
Kevin Yeaman	$695,564	46,551	291,598
President and Chief Executive Officer
Lewis Chew	$308,969	15,632	97,918
Executive Vice President and Chief Chief Financial Officer
Michael Rockwell	$292,972	15,858	99,337
Executive Vice President, Advanced Technology Group
Michael Bergeron	$309,309	11,554	72,374
Senior Vice President, Worldwide Sales and Field Operations
Robert Borchers	$267,693	13,593	85,146
Senior Vice President and Chief Marketing Officer
All current executive officers of the company as a group	$2,152,508	115,195	721,585
All current directors who are not executive officers as a group(1)	$0	$2,100,000	0
All employees and consultants of the company (excluding executive officers) as a group	not yet determined	not yet determined	not yet determined

(1)	If elected to the Board at the Annual Meeting, Mr. Segars will receive an initial restricted stock unit award on the date of the Annual Meeting having a value of $300,000 on the date of grant, as described above in “Compensation of Directors—Standard Non-Employee Director Compensation Arrangements—Equity Compensation .”

In addition, the following table sets forth the following persons or groups who received stock options or RSUs to purchase shares of our Class A Common Stock under the Plan in fiscal 2014:

Name and Position	Grant Date Fair Value of Stock Options($)	Number of Stock Options	Grant Date Fair value of Restricted Stock Unit Awards($)	Number of Restricted Stock Units
Kevin Yeaman	3,119,411	287,265	2,018,319	54,038
President and Chief Executive Officer
Lewis Chew	1,125,557	103,652	728,250	19,498
Executive Vice President and Chief Chief Financial Officer
Michael Rockwell	2,372,257	218,460	832,307	22,284
Executive Vice President, Advanced Technology Group
Michael Bergeron	1,125,557	103,652	728,250	19,498
Senior Vice President, Worldwide Sales and Field Operations
Robert Borchers	2,695,651	219,050	2,005,601	48,550
Senior Vice President and Chief Marketing Officer
All current executive officers of the company as a group	11,242,401	1,006,116	6,832,900	177,795
All current directors who are not executive officers as a group	—	—	2,399,978	59,288
All employees and consultants of the company (excluding executive officers) as a group	16,339,337	1,517,291	40,742,604	1,061,400

We did not grant any stock options under the Plan in fiscal 2014 to any associates of our current directors, executive officers or nominees for director. Other than each of Messrs. Yeaman, Rockwell and Borchers, no single person received five percent or more of the stock options granted under the Plan in fiscal 2014. No single person received five percent or more of the RSUs granted under the Plan in fiscal 2014.

Proposal 2 requires the affirmative vote of a majority of the voting power of the shares present and entitled to vote on Proposal 2 at the Annual Meeting in person or by proxy. Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on equity compensation plan matters unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to Proposal 2 if you want your broker to vote your shares on the matter.

The Board of Directors recommends a vote “FOR” the amendment and restatement of the company’s 2005 Stock Plan.

PROPOSAL 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Securities Exchange Act of 1934 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with applicable SEC rules.

As described in the Compensation Discussion and Analysis of this Proxy Statement, our executive compensation program is designed to:

•	Provide a competitive compensation package that enables us to attract, motivate, and retain high-caliber talent;

•	Provide a total compensation package, aligned with the nature and dynamics of our business, which focuses management on achieving our annual and long-term corporate objectives and strategies;

•	Reward both individual and collective contributions to Dolby’s success consistent with our pay-for-performance orientation; and

•	Emphasize long-term value creation and further align the interests of management and stockholders through the use of equity-based awards.

We are asking our stockholders to indicate their support for the compensation of our NEOs as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the company’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Fiscal 2014 Summary Compensation Table and the other related tables and disclosure.”

This vote is advisory, and, therefore, not binding on us, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation of our NEOs as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary in response to those concerns.

Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on executive compensation matters unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to Proposal 3 if you want your broker to vote your shares on the matter.

The Board of Directors recommends a vote “FOR” the approval of the compensation of our NEOs, as described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Dolby specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee is comprised of three directors, each of whom qualifies as “independent” under the current listing requirements of the NYSE. The current members of the Audit Committee are Micheline Chau, Sanford Robertson, and Roger Siboni. The Audit Committee acts pursuant to a written charter.

In performing its functions, the Audit Committee acts in an oversight capacity and relies on the work and assurances of (i) Dolby’s management, which has the primary responsibility for financial statements and reports and the company’s internal controls, and (ii) Dolby’s independent registered public accounting firm, KPMG LLP, which, in its report, expresses an opinion on the conformity of the company’s annual financial statements with accounting principles generally accepted in the United States. It is not the duty of the Audit Committee to plan or conduct audits, to determine that the company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess the company’s internal control over financial reporting.

Within this framework, the Audit Committee has reviewed and discussed with management Dolby’s audited financial statements as of and for the fiscal year ended September 26, 2014 and the company’s internal control over financial reporting. The Audit Committee also has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) and adopted by the Public Company Accounting Oversight Board in Rule 3200T, as superseded by Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees). In addition, the Audit Committee has received the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP matters relating to its independence, including a review of both audit and non-audit fees, and has considered whether the provision of non-audit services was compatible with maintaining KPMG LLP’s independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in Dolby’s 2014 Annual Report on Form 10-K for fiscal 2014.

Audit Committee

Roger Siboni, Chairman

Micheline Chau

Sanford Robertson

PROPOSAL 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of KPMG LLP as Dolby’s independent registered public accounting firm for fiscal 2015. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table sets forth the aggregate fees billed or expected to be billed by KPMG LLP for audit and other services rendered.

	Fiscal Years Ended
	2014	2013
Audit Fees(1)	$2,266,319	$2,397,625
Audit-Related Fees(2)	$174,137	—
Tax Fees(3)	$159,420	$148,000
All Other Fees(4)	$919,490	$806,639

	$3,519,366	$3,352,264

(1)	Represents audit fees incurred for professional services rendered for the audit of our annual consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, review of our quarterly consolidated financial statements and foreign statutory audits and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.
(2)	Represents financial due diligence services for a business combination.
(3)	Represents tax fees for services related to an analysis of research and development tax credits and other international tax services.
(4)	Represents all other fees billed in connection with audits of our licensees and other statutory accounting advisory services in EMEA.

The Audit Committee considered whether the provision of services other than audit services is compatible with maintaining KPMG LLP’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by Dolby’s independent registered public accounting firm. The Audit Committee also has delegated authority to the chairman of the Audit Committee to approve (i) permissible non-audit related services to be provided by the company’s principal registered public accounting firm, and (ii) statutory audit services to be provided by the company’s principal registered public accounting firm or other auditors.

All services and fees provided to Dolby by KPMG LLP in fiscal 2014 and fiscal 2013 were pre-approved by the Audit Committee.

Required Vote

Ratification of KPMG LLP as Dolby’s independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares present and entitled to vote on Proposal 4 at the Annual Meeting in person or by proxy. Stockholder ratification of the selection of KPMG LLP as the company’s independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Audit Committee, in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the company and its stockholders.

The Board of Directors recommends a vote “FOR” ratification of KPMG LLP as Dolby’s independent registered public accounting firm.

ADDITIONAL MEETING MATTERS

Additional Items of Business on the Agenda. We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case other business is brought before the Annual Meeting, the accompanying proxy gives discretionary authority to the persons named on the proxy to vote on these matters in accordance with their best judgment.

Stockholders Entitled to Vote. Stockholders of record at the close of business on December 10, 2014 may vote at the Annual Meeting. As of the close of business on the record date, there were 51,178,792 shares of our Class A Common Stock outstanding and 51,087,221 shares of our Class B Common Stock outstanding. Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes, on all matters being considered at the Annual Meeting. The Class A Common Stock and Class B Common Stock vote as a single class on all matters described in these proxy materials.

We refer to our Class A Common Stock and our Class B Common Stock collectively as our “Common Stock.” As of the record date, holders of Common Stock are eligible to cast an aggregate of 562,051,002 votes at the Annual Meeting.

Quorum Requirement. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the voting power of the Common Stock outstanding on the record date for the Annual Meeting will constitute a quorum. Both abstentions and broker non-votes (as discussed under “Votes Required to Approve Proposals” below) are counted for the purpose of determining the presence of a quorum.

Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner.

Stockholder of Record. If your shares are registered directly in your name with Dolby’s transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record,” with respect to those shares. Stockholders of record received this Proxy Statement and the accompanying 2014 Annual Report and proxy card directly from us.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares, forwarded the Notice of Internet Availability of Proxy Materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by completing the voting instruction form.

How to Vote. You may vote using any of the following methods:

•	By Mail

Stockholders of record may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” election of each of the nominated directors and each of the other Proposals specified in this Proxy Statement.

Dolby stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees and mailing them in the accompanying pre-addressed envelopes.

•

By Internet—Stockholders of record with internet access may submit proxies by following the internet voting instructions on their proxy cards. Most Dolby stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction forms provided by their brokers, banks or other nominees. Please check the voting instruction form for internet voting availability.

•

By Telephone—Stockholders of record who live in the United States or Canada may submit proxies by following the telephone voting instructions on their proxy cards. Most Dolby stockholders who hold shares beneficially in street name and live in the United States or Canada may provide voting instructions by telephone by calling the number specified on the voting instruction forms provided by their brokers, banks or other nominees. Please check the voting instruction form for telephone voting availability.

•

In Person at the Annual Meeting—Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions by mail, telephone, or the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Change of Vote and Revocation of Your Proxy. If you are a stockholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with the Secretary of the company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the internet, you may revoke your proxy with a later telephone or internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting. If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker, bank or other nominee, or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Votes Required to Approve Proposals. The votes required for each of the Proposals specified in this Proxy Statement are as follows:

Item	Vote Required	Broker Discretionary Voting Allowed
Proposal 1—The election of directors	Plurality of Votes Cast	No

Proposal 2—Amendment and restatement of our 2005 Stock Plan	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 3—Advisory vote to approve the compensation of our NEOs	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 4—The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending September 25, 2015	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes

With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or vote FOR all nominees except those specific nominees from whom you WITHHOLD your vote. The nine nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than nine directors and stockholders may not cumulate votes in the election of directors. If you abstain from voting on Proposal 1, the abstention will not have an effect on the outcome of the vote.

With respect to Proposals 2, 3 and 4, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposals 2, 3 or 4, the abstention will have the same effect as an AGAINST vote.

If you hold your shares beneficially in street name and do not provide your broker or other nominee with voting instructions, your shares may constitute “broker non-votes.” When a proposal is not a “routine” matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Proposals 1, 2 and 3 are not considered “routine” matters, but the ratification of the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 4) is considered a “routine” matter. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes would be counted for the purpose of determining a quorum, but will not affect the outcome of any other matter being voted on at the Annual Meeting.

No Cumulative Voting Permitted for the Election of Directors. Our Certificate of Incorporation and Bylaws do not permit cumulative voting at any election of directors.

Solicitation of Proxies. The costs and expenses of soliciting proxies from stockholders will be paid by us. Our employees, officers and directors may solicit proxies. We also have retained D.F. King & Co., Inc. to assist in soliciting proxies and we expect to pay them approximately $10,000 for such services, plus a rate of $75 per hour for any research and analysis, and reasonable out-of-pocket expenses. In addition, we will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the beneficial owners of Common Stock.

Deadline for Submission of Stockholder Proposals for the 2016 Annual Meeting

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for the 2016 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is August 25, 2015.

In addition, our Bylaws contain additional advance notice requirements for stockholders who wish to present certain matters before an Annual Meeting of Stockholders.

Advance Notice of Director Nominations—In general, nominations for the election of directors may be made (1) by or at the direction of the Board or (2) by any stockholder who (a) was a stockholder of record at the time of the giving of the notice provided for in our Bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (b) has complied with the notice procedures set forth in the Bylaws, including the delivery of written notice in proper form to Dolby’s Secretary within the Notice Period (as defined below) containing specified information concerning the nominees and nominating stockholder. If a stockholder wishes only to recommend a candidate for consideration by the Nominating and Governance Committee as a potential nominee for our Board, see the procedures discussed in “Corporate Governance Matters—Policy for Director Recommendations.”

Advance Notice of Other Business—Our Bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) brought pursuant to Dolby’s proxy materials with respect to such meeting, (2) brought before the meeting by or at the direction of the Board, or (3) a proper matter for stockholder action pursuant to the Bylaws and under Delaware law, properly brought before the meeting by any stockholder who (a) is a stockholder of record at the time of the giving of the notice provided for in our Bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (b) has complied with the notice procedures set forth in the Bylaws, including the delivery of written notice in proper form to Dolby’s Secretary within the Notice Period containing specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters.

The “Notice Period” is defined as that period not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which we first mailed our proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. If no annual meeting was held in the previous year or the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then the stockholder’s notice must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which Public Announcement (as defined below) of the date of the meeting was first made. “Public Announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by Dolby with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act. The Notice Period for the 2016 Annual Meeting of Stockholders will start on October 9, 2015 and end on November 8, 2015.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Dolby need not present the proposal for vote at the meeting.

A copy of the full text of the Bylaw provisions discussed above is available on the Corporate Governance section of the Investors page of our website at http://investor.dolby.com/corporate-governance.cfm, or may be obtained by writing to Dolby’s Secretary. All notices of proposals by stockholders, whether or not intended to be included in our proxy materials, should be sent to our principal executive offices at Dolby Laboratories, Inc., 100 Potrero Avenue, San Francisco, California 94103-4813, Attention: Corporate Secretary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Dolby’s executive officers and directors and persons who beneficially own more than 10% of our Class A Common Stock or Class B Common Stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish Dolby with copies of all Section 16(a) reports that they file. Based solely on our review of such reports received or written representations from certain Reporting Persons, we believe that during fiscal 2014 all Reporting Persons complied with all applicable reporting requirements under Section 16(a), except for one late report on Form 4 relating to the sale of shares of Class A Common Stock pursuant to 10b5-1 trading plans for Dagmar Dolby and the Ray Dolby Trust under the Dolby Family Trust Instrument dated May 7, 1999, due to technical issues with our third party filing software.

2014 ANNUAL REPORT

Our financial statements for fiscal 2014 are included in our 2014 Annual Report, which we are providing at the same time as this Proxy Statement to those stockholders who are receiving paper copies of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials, instructions on how to access our 2014 Annual Report are contained in the notice. Our 2014 Annual Report and this Proxy Statement are also posted on our web site at http://investor.dolby.com/annuals-proxies.cfm. If you have not received or do not have access to the 2014 Annual Report, as the case may be, please submit a written request to our Investor Relations Department. The written request should be sent to: Investor Relations Department, Dolby Laboratories, Inc., 100 Potrero Avenue, San Francisco, California 94103-4813.

Whether you intend to be present at the Annual Meeting or not, we urge you to vote by using the internet or telephone, or signing and mailing the enclosed proxy card promptly.

By order of the Board of Directors.

Kevin Yeaman

President and Chief Executive Officer

December 23, 2014

APPENDIX A

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In millions, except per share data)

Net income:	Fiscal Year Ended

	September 26, 2014	September 27, 2013

GAAP net income	$206.1	$189.3

Stock-based compensation	65.7	62.4

RSU dividend equivalent	3.0	4.2

Amortization of acquired intangibles	11.3	13.2

Restructuring charges, net	2.4	5.9

Income tax adjustments	(21.1)	(24.9)

Non-GAAP net income	$267.4	$250.1

Diluted earnings per share:	Fiscal Year Ended

	September 26, 2014	September 27, 2013

GAAP diluted earnings per share	$1.99	$1.84

Stock-based compensation	0.62	0.61

RSU dividend equivalent	0.04	0.04

Amortization of acquired intangibles	0.11	0.12

Restructuring charges, net	0.02	0.06

Income tax adjustments	(0.20)	(0.24)

Non-GAAP diluted earnings per share	$2.58	$2.43

Shares used in computing diluted earnings per share (in millions)	104	103

Operating Income:	Fiscal Year Ended

September 26, 2014

GAAP operating income	$273.7

Stock-based compensation	65.7

RSU dividend equivalent	3.0

Amortization of acquired intangibles	11.3

Restructuring charges, net	2.4

Non-GAAP operating income	$356.1

The non-GAAP financial measures set forth above are adjusted to exclude amounts related to stock-based compensation, expense associated with dividend equivalents paid on restricted stock units, the amortization of intangibles from business combinations, restructuring charges, and the related tax impact of these items. These non-GAAP financial measures are presented to provide an additional tool to evaluate our operating results in a manner that focuses on what our management believes to be its ongoing business operations. Our management believes it is useful for itself and investors to review, as applicable, both GAAP and the non-GAAP measures that exclude such information in order to assess the performance of our business for planning and forecasting in subsequent periods. Our management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

A-1

APPENDIX B

Adopted Effective February 16, 2005

Amended and Restated February 14, 2006

Amended and Restated June 6, 2006

Amended and Restated February 6, 2007

Amended and Restated November 6, 2007

Amended and Restated November 9, 2010

Amended and Restated February 2, 2011

Amended and Restated July 26, 2011

Amended and Restated February 5, 2013

Amended and Restated September 24, 2013

Amended and Restated February 3, 2015

DOLBY LABORATORIES, INC.

2005 STOCK PLAN

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Deferred Stock Units, Performance Units, Performance Bonus Awards and Performance Shares.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards or equity compensation programs under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Units, Performance Bonus Awards or Performance Shares.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Award Transfer Program” means any program instituted by the Administrator that would permit Participants the opportunity to transfer for value any outstanding Awards to a financial institution or other person or entity approved by the Administrator. A transfer for “value” shall not be deemed to occur under this Plan where an Award is transferred by a Participant for bona fide estate planning purposes to a trust or other testamentary vehicle approved by the Administrator.

(f) “Awarded Stock” means the Common Stock subject to an Award.

(g) “Board” means the Board of Directors of the Company.

(h) “Cause” means, with respect to the termination by the Company or a Related Entity of a Participant, that such termination is for “Cause” as such term is expressly defined in a then-effective written agreement between the Participant and the Company or a Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Participant’s: (i) refusal or failure to act in accordance with any specific, lawful direction or order of the Company or a Related Entity; (ii) unfitness or unavailability for service or unsatisfactory performance (other than as a result of Disability); (iii) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or Related Entity; (iv) dishonesty, intentional misconduct or material breach of any agreement with the Company or Related Entity; or (v) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person. At least 30 days prior to the termination of the Participant’s service pursuant to (i) or (ii) above, the Company or Related Entity shall provide the Participant with notice of the Company’s or Related Entity’s intent to terminate, the reason therefor, and an opportunity for the Participant to cure such defects in his or her service to the Company’s or Related Entity’s satisfaction. During this 30 day (or longer) period, no Award issued to the Participant under the Plan may be exercised or purchased.

(i) “Change in Control” means the occurrence of any of the following events:

(i) For any Awards granted prior to November 6, 2007, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Transferee (as defined in the Company’s Amended and Restated Certificate of Incorporation) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) For any Awards granted on or after November 6, 2007, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Transferee (as defined in the Company’s Amended and Restated Certificate of Incorporation) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; or

(iii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iv) For any Awards granted prior to November 6, 2007, a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(v) For any Awards granted on or after November 6, 2007, a change in the composition of the Board occurring within a one-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(vi) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(j) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(k) “Committee” means a committee of Directors or other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 of the Plan.

(l) “Common Stock” means the Class A Common Stock of the Company, or in the case of certain Stock Appreciation Rights or Performance Units, the cash equivalent thereof.

(m) “Company” means Dolby Laboratories, Inc., a Delaware corporation, or any successor thereto.

(n) “Consultant” means any person, including an advisor, engaged by the Company or a Related Entity to render services to such entity.

(o) “Deferred Stock Unit” means an Award that the Administrator permits to be paid in installments or on a deferred basis pursuant to Sections 4 and 13 of the Plan.

(p) “Director” means a member of the Board.

(q) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(r) “Dividend Equivalent” means a credit, made at the discretion of the Administrator, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.

(s) “Employee” means any person, including Officers and Directors, employed by the Company or a Related Entity. Neither service as a Director nor payment of a director’s fee by the Company or Related Entity will be sufficient to constitute “employment” by the Company or Related Entity.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(u) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, and/or (ii) the exercise price of an outstanding Award is reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion; provided, however, that the Administrator may only institute an Exchange Program with the approval of the Company’s stockholders.

(v) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global

Select Market or the Nasdaq Capital Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(iv) Notwithstanding the preceding, for federal, state, and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, the Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

(w) “Good Reason” means the occurrence following a Change in Control of any of the following events or conditions unless consented to by the Participant:

(i) For any Awards granted prior to November 6, 2007, a reduction in the Participant’s base salary to a level below that in effect at any time within six (6) months preceding the consummation of a Change in Control or at any time thereafter; or

(ii) For any Awards granted on or after November 6, 2007, a material reduction in the Participant’s base salary to a level below that in effect immediately preceding the consummation of a Change in Control or at any time thereafter; or

(iii) Requiring the Participant to be based at any place outside a 50-mile radius from the Participant’s job location or residence prior to the Change in Control except for reasonably required travel on business which is not materially greater than such travel requirements prior to the Change in Control.

(x) “Incentive Stock Option” means an Option that by its terms qualifies and otherwise is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(y) “Inside Director” means a Director who is an Employee.

(z) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(aa) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(bb) “Option” means a stock option granted pursuant to the Plan.

(cc) “Outside Director” means a Director who is not an Employee.

(dd) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ee) “Participant” means the holder of an outstanding Award.

(ff) “Performance-Based Award” means any Award that is subject to the terms and conditions set forth in Section 12. Except as otherwise set forth in Section 11, all Performance-Based Awards are intended to qualify as qualified performance-based compensation under Section 162(m) of the Code.

(gg) “Performance Bonus Award” means a cash award set forth in Section 11.

(hh) “Performance Goals” means the goal(s) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (i) revenue, (ii) gross margin, (iii) operating margin, (iv) operating income, (v) pre-tax profit, (vi) earnings before interest, taxes and depreciation, (vii) net income, (viii) cash flow, (ix) expenses, (x) the market price of the Share, (xi) earnings, (xii) return on stockholder equity, (xiii) return on capital, (xiv) product quality, (xv) economic value added, (xvi) number of customers, (xvii) market share, (xviii) return on investments, (xix) profit after taxes, (xx) customer satisfaction, (xxi) business divestitures and acquisitions, (xxii) supplier awards from significant customers, (xxiii) new product development, (xxiv) working capital, (xxv) objectively determinable individual objectives, (xxvi) time to market, (xxvii) return on net assets, and (xxviii) sales. The Performance Goals may differ from Participant to Participant and from Award to Award. Any Performance Goal used may be measured (1) in absolute terms, (2) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (3) in relative terms (including, but not limited to, as compared to results for other periods of time, and/or against another company, companies or an index or indices), (4) on a per-share or per-capita basis, (5) against the performance of the Company as a whole or a specific business unit(s), business segment(s) or product(s) of the Company, and/or (6) on a pre-tax or after-tax basis. The Administrator, in its discretion, will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participants (for example, but not by way of limitation, the effect of mergers and acquisitions). As determined in the discretion of the Administrator, achievement of Performance Goals for a particular Award may be calculated in accordance with the Company’s financial statements, prepared in accordance with generally accepted accounting principles, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results.

(ii) “Performance Share” means an Award granted to a Service Provider pursuant to Section 10 of the Plan.

(jj) “Performance Unit” means an Award granted to a Service Provider pursuant to Section 10 of the Plan.

(kk) “Period of Restriction” means the period during which Restricted Stock Units and/or the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, continued service, the achievement of Performance Goals, and/or the occurrence of other events as determined by the Administrator.

(ll) “Plan” means this 2005 Stock Plan.

(mm) “Registration Date” means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(g) of the Exchange Act, with respect to any class of the Company’s securities.

(nn) “Related Entity” means any Parent, Subsidiary and any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or a Subsidiary holds a substantial ownership interest, directly or indirectly.

(oo) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under the Plan or issued pursuant to the early exercise of an Option.

(pp) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(qq) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(rr) “Section 16(b)” means Section 16(b) of the Exchange Act.

(ss) “Service Provider” means an Employee, Director or Consultant.

(tt) “Share” means a share of the Common Stock, as adjusted in accordance with Section 17 of the Plan.

(uu) “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 of the Plan is designated as a SAR.

(vv) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(ww) “Unvested Awards” shall mean any Award that (i) was granted to an individual in connection with such individual’s position as a Service Provider and (ii) is still subject to vesting or lapsing of Company repurchase rights or similar restrictions.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 17 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 38,000,000. Any Shares subject to an Award with a per Share exercise (or purchase) price equal to or greater than 100% of Fair Market Value on the date of grant shall be counted against the numerical limits of this Section 3 as one (1) Share for every one (1) Share subject thereto. Except as provided in the previous sentence, any Shares subject to any other Award, including specifically any Restricted Stock, Restricted Stock Unit, Performance Unit, Performance Shares, or any other Award with a per Share exercise (or purchase) price lower than 100% of Fair Market Value on the date of grant, shall be counted against the numerical limits of this Section 3 as follows: (i) for any Awards granted prior to February 2, 2011, as two (2) Shares for every one (1) Share subject thereto and shall be counted as two (2) Shares for every one (1) Share returned to or deemed not issued from the Plan pursuant to this Section 3; and (ii) for any Awards granted on or after February 2, 2011, as 1.6 Shares for every one (1) Share subject thereto and shall be counted as 1.6 Shares for every one (1) Share returned to or deemed not issued from the Plan pursuant to this Section 3. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Lapsed Awards and Share Accounting. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares or Performance Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and Stock Appreciation Rights, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise or purchase price of an Award (including specifically an Option exercised through an approved net exercise feature as provided in Section 7(d)(vi) and/or to satisfy the tax withholding obligations related to an Option or Stock Appreciation Right will not become available for future grant or sale under the Plan. Shares used to satisfy tax withholding obligations related to any Award hereunder shall not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not reduce the number of Shares available for issuance under the Plan. Notwithstanding anything in the Plan or any Award Agreement to the contrary, Shares actually issued pursuant to Awards transferred under any Award Transfer Program will not be again available for grant under the Plan. Notwithstanding the foregoing provisions of this Section 3(b), subject to adjustment as provided in Section 17, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan under this Section 3(b).

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable or necessary to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(v) Delegation of Authority for Day-to-Day Administration. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of agreement for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture or repurchase restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, will determine;

(vi) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws including qualifying for preferred tax treatment under applicable foreign tax laws;

(viii) to modify or amend each Award (subject to Section 17(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan; provided, however that in no event may the term of an Option or SAR be extended such that its maximum term exceeds ten (10) years from the grant date; provided, further that no Exchange Program can be implemented without prior stockholder approval;

(ix) to allow Participants to satisfy withholding tax obligations as provided in Section 26;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to allow a Participant, in compliance with all Applicable Laws, including, but not limited to, Section 409A of the Code, to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award;

(xii) to determine whether Awards will be settled in Shares, cash or in any combination thereof;

(xiii) to determine whether Awards will be adjusted for Dividend Equivalents; provided, however that in no event will a Dividend Equivalent be attached to an Option or SAR, nor will a Dividend Equivalent be paid out on any full-value Award prior to the vesting of such Award;

(xiv) to establish a program, in compliance with all Applicable Laws, including specifically Section 409A of the Code, whereby Service Providers designated by the Administrator can reduce compensation otherwise payable in cash in exchange for Awards under the Plan;

(xv) to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

(xvi) to determine the terms and conditions of, and with the approval of the Company’s stockholders to institute, any Exchange Program;

(xvii) to require that the Participant’s rights, payments and benefits with respect to an Award (including amounts received upon the settlement or exercise of an Award) shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award, as may be specified in an Award Agreement at the time of the Award, or later if (A) Applicable Laws require the Company to adopt a policy requiring such reduction, cancellation, forfeiture or recoupment, or (B) pursuant to an amendment of an outstanding Award; and

(xviii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5. Eligibility. Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Bonus Awards, Performance Shares and Deferred Stock Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Limitations.

(a) ISO $100,000 Rule. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and a Related Entity) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b) No Rights as a Service Provider. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing his or her relationship as a Service Provider, nor shall they interfere in any way with the right of the Participant or the right of the Company or a Related Entity to terminate such relationship at any time, with or without cause.

(c) Section 162(m) Limitations. The following limitations shall apply to Awards under the Plan:

(i) No Service Provider shall be granted, in any fiscal year of the Company, (A) Options or SARs to purchase more than 2,000,000 Shares, (B) Restricted Stock or Restricted Stock Units covering more than 2,000,000 Shares, (C) Performance Shares covering more than 2,000,000 Shares or (D) Performance Units or Performance Bonus Awards that could result in such Service Provider receiving more than $5,000,000.

(ii) In connection with his or her initial service, a Service Provider may be granted Options or SARS to purchase up to an additional 2,000,000 Shares, which shall not count against the limit set forth in subsection (i) above.

(iii) If an Award is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 17(c)), the cancelled Award will be counted against the limits set forth in subsections (i) and (ii) above.

(d) Outside Director Award Limitations.

(i) Cash-Settled Awards. No Outside Director may be granted, in any fiscal year of the Company, cash-settled Awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of more than $1,000,000, increased to $2,000,000 in connection with his or her initial service.

(ii) Stock-Settled Awards. No Outside Director may be granted, in any fiscal year of the Company, stock-settled Awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of more than $1,000,000, increased to $2,000,000 in connection with his or her initial service.

7. Stock Options.

(a) Term of Option. The term of each Option will be stated in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement. Incentive Stock Options may be granted only to an Employee of the Company or of a Parent or Subsidiary.

(b) Option Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option will be no less than 100% of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing, in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or a Related Entity, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

(c) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(d) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration to the extent permitted by Applicable Laws may consist entirely of:

(i) cash;

(ii) check;

(iii) promissory note;

(iv) other Shares which meet the conditions established by the Administrator to avoid adverse accounting consequences (as determined by the Administrator);

(v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(vi) consideration received by the Company under a net exercise program (surrendering shares subject to the Option to pay the applicable exercise price and/or associated tax withholding obligation) implemented by the Company (whether through a broker or otherwise) in connection with the Plan;

(vii) a reduction in the amount of any Company liability to the Participant;

(viii) any combination of the foregoing methods of payment; or

(ix) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

(e) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (x) written or electronic notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (y) full payment for the Shares with respect to which the Option is exercised (together with any applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Awarded Stock, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 17 of the Plan or the applicable Award Agreement.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination of service (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination of service. Unless otherwise provided by the Administrator, if on the date of termination of service the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination of service the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination of service (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination of service. Unless otherwise provided by the Administrator, if on the date of termination of service the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination of service the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

8. Restricted Stock and Restricted Stock Units.

(a) Restricted Stock.

(i) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(ii) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

(iii) Transferability. Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(iv) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate, including granting such an Award of Restricted Stock subject to the requirements of Section 12.

(v) Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(vi) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(vii) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(viii) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(b) Restricted Stock Units.

(i) Grant of Restricted Stock Units. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Restricted Stock Units in such amounts as the Administrator, in its sole discretion, will determine. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(ii) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon service with the Company, the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), Performance Goals or any other basis determined by the Administrator in its discretion.

(iii) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(iv) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units only in cash, Shares, or a combination of both.

(v) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

9. Stock Appreciation Rights.

(a) Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of SARs granted to any Service Provider.

(c) Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan. Notwithstanding the foregoing, the per Share exercise price for the Shares to be issued pursuant to exercise of a SAR will be no less than 100% of the Fair Market Value per Share on the date of grant.

(d) Exercise of SARs. SARs will be exercisable on such terms and conditions as the Administrator, in its sole discretion, will determine.

(e) SAR Agreement. Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(f) Expiration of SARs. An SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the term of each SAR will be no more than ten (10) years from the date of grant thereof and the rules of Sections 7(e)(ii), 7(e)(iii) and 7(e)(iv) also will apply to SARs.

(g) Payment of SAR Amount. Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the SAR is exercised.

At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Subject to the terms and conditions of the Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set Performance Goals based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon after the expiration of the applicable Performance Period at the time determined by the Administrator. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11. Performance Bonus Awards. Any Service Provider selected by the Committee may be granted one or more Performance-Based Awards in the form of a cash bonus payable upon the attainment of Performance Goals (for Awards that are intended to constitute qualified performance-based compensation under Section 162(m) of the Code) or other performance metrics (for Awards that are not intended to constitute qualified performance-based compensation under Section 162(m) of the Code), in each case that are established by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. Any such Performance Bonus Award paid to a Service Provider who would be considered a “covered employee” within the meaning of Section 162(m) of the Code (hereinafter a “Covered Employee”) will be based upon objectively determinable bonus formulas established in accordance with Section 12.

12. Terms and Conditions of Any Performance-Based Award.

(a) Purpose. The purpose of this Section 12 is to provide the Committee the ability to qualify Awards (other than Options and SARs) that are granted pursuant to the Plan as qualified performance-based compensation under Section 162(m) of the Code. If the Committee, in its discretion, decides to grant a Performance-Based Award subject to Performance Goals to a Covered Employee, the provisions of this Section 12 will control over any contrary provision in the Plan; provided, however, that the Committee may in its discretion grant Awards to such Covered Employees that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Section 12.

(b) Applicability. This Section 12 will apply to those Covered Employees which are selected by the Committee to receive any Award subject to Performance Goals. The designation of a Covered Employee as being subject to Section 162(m) of the Code will not in any manner entitle the Covered Employee to receive an Award under the Plan. Moreover, designation of a Covered Employee subject to Section 162(m) of the Code for a particular Performance Period will not require designation of such Covered Employee in any subsequent Performance Period and designation of one Covered Employee will not require designation of any other Covered Employee in such period or in any other period.

(c) Procedures with Respect to Performance Based Awards. To the extent necessary to comply with the performance-based compensation requirements of Section 162(m) of the Code, with respect to any Award granted subject to Performance Goals, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m)), the Committee will, in writing, (a) designate one or more Participants who are Covered Employees, (b) select the Performance Goals applicable to the Performance Period, (c) establish the Performance Goals, and amounts or methods of computation of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Goals and the amounts or methods of computation of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amounts earned by a Covered Employee, the Committee will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

(d) Payment of Performance Based Awards. Unless otherwise provided in the applicable Award Agreement, a Covered Employee must be employed by the Company or a Related Entity on the day a Performance-Based Award for such Performance Period is paid to the Covered Employee. Furthermore, a Covered Employee will be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved.

(e) Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute qualified performance based compensation under Section 162(m) of the Code will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

13. Deferred Stock Units. Deferred Stock Units shall consist of a Restricted Stock, Performance Share or Performance Unit Award that the Administrator, in its sole discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator. Deferred Stock Units may be settled, in the discretion of the Administrator, in cash, Shares or a combination thereof.

14. Outside Director Awards. Except as provided in Section 14(e), grants of Awards to Outside Directors pursuant to this Section 14 will be automatic and will be made in accordance with the following provisions:

(a) Type of Award. The Company shall grant Restricted Stock Units to Outside Directors automatically pursuant to this Section 14 for all Awards on or after July 26, 2011. All Restricted Stock Units granted pursuant to this Section 14 will be subject to the other terms and conditions of the Plan.

(b) Initial Restricted Stock Unit Award. Each person who first becomes an Outside Director on or after September 24, 2013 will be automatically granted an Award of Restricted Stock Units on the date upon which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy (an “Initial Restricted Stock Unit Award”); provided, however, that an Inside Director who ceases to be an Inside Director but who remains a Director will not receive an Initial Restricted Stock Unit Award. Each Initial Restricted Stock Unit Award granted under this Section 14(b) to an

Outside Director who was first appointed or elected to the Board effective as of the date of an annual meeting of stockholders shall cover that number of Shares as determined by dividing a dollar amount as set by the Board or any authorized Committee from time to time by the Fair Market Value of a Share on the date of grant, rounded down to the nearest whole Restricted Stock Unit. Each Initial Restricted Stock Unit Award granted under this Section 14(b) to an Outside Director who was first appointed or elected to the Board effective as of any date other than the date of an annual meeting of stockholders shall be prorated such that the Initial Restricted Stock Unit Award shall cover that number of Shares determined by multiplying a dollar amount as set by the Board or any authorized Committee from time to time by a fraction the numerator of which is equal to the number of fully completed months between the date such Outside Director was first appointed or elected to the Board and the expected date of the next annual meeting of stockholders, and a denominator of which is equal to twelve (12), with the result divided by the Fair Market Value of a Share on the date of grant, rounded down to the nearest whole Restricted Stock Unit. By way of example only, if an Outside Director is first appointed or elected to the Board as of July 1 (which is not the date of an annual meeting of stockholders), and the next annual meeting of stockholders is expected to occur on December 15, the Outside Director will receive an Initial Restricted Stock Unit Award covering that number of Shares as determined by multiplying such dollar amount set by the Board (or such authorized Committee) by 5/12 (the number of fully completed months between July 1 and December 15, and a denominator of twelve (12)), with the result divided by the Fair Market Value of a Share on the date of grant, rounded down to the nearest whole Restricted Stock Unit.

(c) Annual Restricted Stock Unit Award. Each Outside Director automatically will be granted an Award of Restricted Stock Units on the date of each annual meeting of the stockholders of the Company beginning on the date of the 2012 annual meeting of stockholders (an “Annual Restricted Stock Unit Award”), provided he or she is then an Outside Director. Each Annual Restricted Stock Unit Award shall cover that number of Shares as determined by dividing a dollar amount as set by the Board or any authorized Committee from time to time by the Fair Market Value of a Share on the date of grant, rounded down to the nearest whole Restricted Stock Unit.

(d) Terms. Except as provided in Section 14(e), the terms of each Restricted Stock Unit granted pursuant to this Section 14 will be as follows:

(i) Initial Restricted Stock Unit Award. Subject to Section 17 of the Plan, any Initial Restricted Stock Unit Award will become one hundred percent (100%) vested and be settled pursuant to the issuance of Shares on the earlier of (1) the first anniversary of such Initial Stock Unit Award’s date of grant or (2) the date immediately preceding the date of the next annual meeting of stockholders that occurs after such Initial Restricted Stock Unit Award’s date of grant, provided that the Participant continues to serve as a Director on such date.

(ii) Annual Restricted Stock Unit Award. Subject to Section 17 of the Plan, each Annual Restricted Stock Unit Award will become one hundred percent (100%) vested and be settled pursuant to the issuance of Shares on the earlier of (1) the first anniversary of such Annual Restricted Stock Unit Award’s date of grant or (2) the date immediately preceding the date of the next annual meeting of stockholders that occurs after such Annual Restricted Stock Unit Award’s date of grant, provided that the Participant continues to serve as a Director on such date.

(e) Amendment. Notwithstanding the foregoing, the Board or any authorized Committee in its discretion may change the number, type and terms of Awards granted under this Section 14.

15. Leaves of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence and will resume on the date the Participant returns to work on a regular schedule as determined by the Company. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company and a Related Entity. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three months following the 91st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

16. Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate. Notwithstanding anything to the contrary in the Plan, in no event will the Administrator have the right to determine and implement the terms and conditions of any Award Transfer Program without stockholder approval.

17. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs such that an adjustment is determined by the Administrator (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust the number and class of shares which may be delivered under the Plan, the per person limits on grants contained in Section 6(c), and the number, class, and price of shares subject to outstanding Awards. Notwithstanding the preceding, the number of shares subject to any Award always shall be a whole number.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Award, to the extent applicable, until ten (10) days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse in full, and that any Award’s vesting schedule shall accelerate in full, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised or vested, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Merger or Change in Control.

(i) Stock Options and SARS. In the event of a merger or Change in Control, an outstanding Option or SAR may be (i) assumed or substituted with an equivalent option or SAR of the successor corporation or a Parent or Subsidiary of the successor corporation, (ii) replaced with a cash incentive program of the successor corporation or a Parent or Subsidiary of the successor corporation, or (iii) terminated. Unless determined otherwise by the Administrator, in the event that the successor corporation does not assume, substitute or replace a Participant’s Option or SAR, the Participant shall, immediately prior to the merger or Change in Control, fully vest in and have the right to exercise such Option or SAR that is not assumed, substituted or replaced as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or SAR is not assumed, substituted or replaced in the event of a merger or Change in Control, the Administrator shall notify the Participant in writing or electronically that the Option or SAR shall be exercisable, to the extent vested, for a period of up to fifteen (15) days from the date of such notice, and the Option or SAR shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the merger or Change in Control, the option or stock appreciation right confers the right to purchase or receive, for each Share of Awarded Stock subject to the Option or SAR immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share of Awarded Stock subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control. Notwithstanding anything herein to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-merger or post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

With respect to Options and SARs granted to an Outside Director, the Participant shall, immediately prior to the merger or Change in Control, fully vest in and have the right to exercise such Options and SARs as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. With respect to Options and SARs granted to an Employee, the Employee, upon a termination of the Employee by the Company or a Related Entity without Cause or a resignation of the Employee with Good Reason, shall receive one year of additional vesting for each full year of service performed for the Company or a Related Entity; provided, that such termination or resignation occurs within the twelve (12) month period following a Change in Control.

(ii) Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Performance Bonus Awards and Deferred Stock Units. In the event of a merger or Change in Control, an outstanding Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Performance Bonus Award or Deferred Stock Unit award may be (i) assumed or substituted with an equivalent Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Performance Bonus Award or Deferred Stock Unit award of the successor corporation or a Parent or Subsidiary of the successor corporation, (ii) replaced with a cash incentive program of the successor corporation or a Parent or Subsidiary of the successor corporation, or (iii) terminated. Unless determined otherwise by the Administrator, in the event that the successor corporation refuses to assume, substitute or replace a Participant’s Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Performance Bonus Award or Deferred Stock Unit award, the Participant shall, immediately prior to the merger or Change in Control, fully vest in such Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Performance Bonus Award or Deferred Stock Unit including as to Shares which would not otherwise be vested. For the purposes of this paragraph, a Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Performance Bonus Award and Deferred Stock Unit award shall be considered assumed if, following the merger or Change in Control, the award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control. Notwithstanding anything herein to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-merger or post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

With respect to Awards granted to an Outside Director, the Participant shall, immediately prior to the merger or Change in Control, fully vest in such Awards, including Shares as to which it would not otherwise be vested. With respect to Awards granted to an Employee, the Employee, upon a termination of the Employee by the Company or a Related Entity without Cause or a resignation of the Employee with Good Reason, shall receive one year of additional vesting for each full year of service performed for the Company or a Related Entity; provided, that such termination or resignation occurs within the twelve (12) month period following a Change in Control.

18. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19. Term of Plan. Subject to Section 25 of the Plan, this amended and restated Plan will become effective upon its adoption by the Board (November 9, 2010). It will continue in effect for a term of ten (10) years (November 9, 2020) unless terminated earlier under Section 20 of the Plan.

20. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

21. Conditions Upon Issuance of Shares.

(a) Legal Compliance. The granting of Awards and the issuance and delivery of Shares under the Plan shall be in compliance with any Applicable Laws, rule and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Shares will not be issued pursuant to the exercise or vesting of an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws, rules and regulations and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22. Severability. Notwithstanding any contrary provision of the Plan or an Award to the contrary, if any one or more of the provisions (or any part thereof) of this Plan or the Awards shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan or Award, as applicable, shall not in any way be affected or impaired thereby.

23. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and

Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

24. Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, fraud, breach of a fiduciary duty, restatement of financial statements as a result of fraud or willful errors or omissions, termination of employment for cause, violation of material Company and/or Subsidiary policies, breach of non-competition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries. The Administrator may also require the application of this Section 24 with respect to any Award previously granted to a Participant even without any specified terms being included in any applicable Award Agreement to the extent required under Applicable Laws.

25. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

26. Tax.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation, social taxes, payment on account or other tax liability legally applicable to the Participant) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time and such terms as set forth in any Award Agreement, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) withholding from cash due to the Participant (whether from the sale of Shares or otherwise), (c) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (d) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(c) Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. Each payment or benefit under this Plan and under each Award Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Plan, each Award and each Award Agreement under the Plan is intended to be exempt from or otherwise meet the requirements of Section 409A and will be construed and interpreted, including but not limited with respect to ambiguities and/or ambiguous terms, in accordance with such intent, except as otherwise specifically determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A.

27. Governing Law and Venue. The Plan and all determinations made and actions taken pursuant hereto will be governed by, and construed in accordance with, the laws of the State of California, USA without regard to principles of conflict of laws. For purposes of any action or dispute that arises directly or indirectly from the relationship of the parties evidenced by the Plan, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such action or dispute shall be conducted only in the courts of San Francisco County, California, or the federal courts for the United States for the Northern District of California, and no other courts.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on February 3, 2015.
Vote by Internet
• Go to www.investorvote.com/dlb • Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors recommends a vote FOR the election of the nominees listed in Proposal 1 and FOR Proposals 2, 3, and 4.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Kevin Yeaman	☐	☐	02 - Peter Gotcher	☐	☐	03 - Micheline Chau	☐	☐

04 - David Dolby	☐	☐	05 - Nicholas Donatiello, Jr.	☐	☐	06 - Bill Jasper	☐	☐

07 - Simon Segars	☐	☐	08 - Roger Siboni	☐	☐	09 - Avadis Tevanian, Jr.	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. The amendment and restatement of the Dolby Laboratories, Inc. 2005 Stock Plan.	☐	☐	☐	3. An advisory vote to approve the compensation of the Company’s Named Executive Officers.	☐	☐	☐

4. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 25, 2015.	☐	☐	☐	5. In their discretion, upon such other business as may properly come before the meeting and any postponement, adjournment or continuation thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

01XV1B

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Dolby Laboratories, Inc.

Proxy Solicited by Board of Directors for Annual Meeting of Stockholders – February 3, 2015

Kevin Yeaman and Andy Sherman, or either of them, each with the power of substitution, are hereby authorized to represent as proxies and vote with respect to the proposals set forth on the reverse side and in the discretion of such proxies on all other matters that may be properly presented for action all shares of stock of Dolby Laboratories, Inc. (the “Company”) the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 10:30 a.m., Pacific Standard Time, at the principal executive offices of the Company located at 100 Potrero Avenue, San Francisco, CA 94103, or any postponement, adjournment or continuation thereof, and the undersigned instructs said proxies to vote as specified on the reverse side.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have the authority to vote FOR the election of the nominees listed in Proposal 1, FOR Proposals 2, 3, and 4, and in accordance with the discretion of the proxies on any other matters as may properly come before the annual meeting and any postponement, adjournment or continuation thereof.